Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RTI BIOLOGICS, INC.,

ROCKETS MI CORPORATION,

PIONEER SURGICAL TECHNOLOGY, INC.

AND,

SOLELY IN ITS CAPACITY AS THE STOCKHOLDERS’ AGENT,

SHAREHOLDER REPRESENTATIVE SERVICES LLC

JUNE 11, 2013

Page

ARTICLE 1	DEFINITIONS AND INTERPRETATION	2

1.1	Certain Definitions	2
1.2	Additional Rules of Interpretation	2

ARTICLE 2	THE MERGER	3

2.1	The Merger	3
2.2	Closing	3
2.3	Signing and Closing Deliveries	4
2.4	Effective Time	6
2.5	Effect of the Merger	6
2.6	Articles of Incorporation and Bylaws	6
2.7	Directors and Officers of the Surviving Corporation	6

ARTICLE 3	EFFECT OF THE MERGER ON CAPITAL STOCK AND OPTIONS	7

3.1	Effect on Capital Stock	7
3.2	Effect on Company Options	8
3.3	Adjustments	8

ARTICLE 4	EXCHANGE AND PAYMENT FOR SHARES	9

4.1	Exchange and Payment Procedures	9
4.2	Rights Not Transferable	12
4.3	No Interest	12
4.4	Transfers of Ownership	12
4.5	No Liability	12
4.6	Unclaimed Cash	12
4.7	No Further Ownership Rights in Capital Stock	13
4.8	Lost, Stolen or Destroyed Certificates	13
4.9	Net Working Capital and Closing Cash Adjustments	13
4.10	Tax Consequences	15
4.11	Certain Taxes	15
4.12	Withholding Rights	16
4.13	Taking of Necessary Action; Further Action	16

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	16

5.1	Organization, Standing, Power and Subsidiaries	17
5.2	Capital Structure	17
5.3	Authority; Noncontravention	20
5.4	Financial Statements	21
5.5	Absence of Certain Changes	22
5.6	Litigation	24
5.7	Compliance with Laws; Governmental Authorizations	24
5.8	Title to and Condition of Assets	25
5.9	Intellectual Property	26
5.10	Environmental Matters	29
5.11	Taxes	30
5.12	Employee Benefit Plans and Employee Matters	33
5.13	Interested Party Transactions	37
5.14	Insurance	37
5.15	Books and Records	38

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(Continued)

(continued)

Exhibits:

Exhibit A-1	List of Initial Signatories to Stockholder Consent
Exhibit A-2	Form of Stockholder Consent
Exhibit A-3	Form of Voting Agreement
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of IRS Notice
Exhibit E	Form of FIRPTA Statement
Exhibit F	Form of Legal Opinions
Exhibit G	Form of Letter of Transmittal and Release
Exhibit H	Form of Paying Agent Agreement
Exhibit I	Amendment to Tissue Distribution Agreement (Shipping) with LifeLink
Exhibit J	Form of Net Working Capital Calculation

(continued)

Schedules to Agreement:

Schedule 1	Certain Definitions
Schedule 2	Entity Representatives for Definition of “Knowledge”
Schedule 2.3(b)(v)	Termination or Waiver of Rights of First Refusal, Liquidation Preference, or Redemption Rights
Schedule 2.3(b)(xi)	Indebtedness Payable at Closing
Schedule 2.3(b)(xii)	Change in Control Payments
Schedule 2.3(b)(xiv)	Waiver of Termination Right and/or Consent to Assignment Contracts
Schedule 3	Major Holders
Schedule 11.2(a)(v)	Specified IP Claims

(continued)

Company Disclosure Letter:

Schedule 5.1(b)	Subsidiaries
Schedule 5.1(c)	Directors and Officers
Schedule 5.2(a)-1	Stockholders
Schedule 5.2(a)-2	Contractual Rights regarding Capital Stock
Schedule 5.2(b)-1	Company Optionholders
Schedule 5.2(b)-2	Outstanding Company Options Held by Non-Employees
Schedule 5.2(g)	Contracts Related to Voting, Purchase, Sale or Transfer of Stock
Schedule 5.3(b)	Conflict/Default
Schedule 5.3(d)	Required Approvals
Schedule 5.4(c)	Financial Institutions
Schedule 5.4(d)	Outstanding Indebtedness
Schedule 5.5	Conduct After the Balance Sheet Date and Prior to the Agreement Date
Schedule 5.8(c)	Property Leases
Schedule 5.8(d)	Owned Real Property
Schedule 5.9(b)-1	Intellectual Property
Schedule 5.9(b)-2	IP Royalties
Schedule 5.9(c)	Notices, Demands or Claims by Third Parties regarding Company IP
Schedule 5.9(d)	Company Patent Rights
Schedule 5.9(e)	Exceptions to Maintenance or Enforceability and Registration
Schedule 5.9(e)	Infringement of Third Party Intellectual Property
Schedule 5.9(f)	Infringement of Intellectual Property
Schedule 5.9(j)	IP Assignments which Cannot be Located
Schedule 5.10(b)	Violations of Hazardous Substance Handling
Schedule 5.10(c)	Environmental Matters
Schedule 5.11(n)	Tax Basis and Related Matters
Schedule 5.11(s)	Nonqualified Deferred Compensation Plans
Schedule 5.12(a)	Company Employee Plans
Schedule 5.12(h)	Foreign Plans
Schedule 5.12(i)	Payments/Bonuses Upon Change in Control
Schedule 5.12(k)	Benefits to Former Employees
Schedule 5.12(l)	Termination of Key Employees
Schedule 5.13	Additional Employment Outside the Company
Schedule 5.14	Insurance
Schedule 5.16	Material Contracts
Schedule 5.18(a)	Significant Customers
Schedule 5.18(b)	Significant Suppliers
Schedule 5.19(a)	Accounts Receivable Aging
Schedule 5.23	Transaction Expenses
Schedule 7.2	Business Conduct between the Agreement Date and Effective Time
Schedule 8.11	Assumed Employment Agreements

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 11, 2013 (the “Agreement Date”), by and among RTI Biologics, Inc., a Delaware corporation (“Acquiror”), Rockets MI Corporation, a Michigan corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), Pioneer Surgical Technology, Inc., a Michigan corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as agent (the “Stockholders’ Agent”) for the Stockholders.

RECITALS

A. The Boards of Directors of each of the Company, Merger Sub and Acquiror have determined that it would be advisable and in the best interests of the stockholders of their respective companies that Acquiror acquire, and the Stockholders sell, all of the outstanding equity interests of the Company by way of a cash-free, debt-free subsidiary merger transaction wherein Merger Sub merges with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly owned subsidiary of Acquiror, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions contemplated by this Agreement.

B. Pursuant to the Merger, among other things, the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive cash in the manner, and subject to the terms and conditions, set forth herein.

C. The Company, Merger Sub and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein, and to provide certain indemnification, as set forth in this Agreement.

D. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, the Company is delivering to Acquiror the following documents, each executed by the Stockholders listed on Exhibit A-1: (i) a written consent substantially in the form attached hereto as Exhibit A-2 (the “Stockholder Consent”) approving the Merger and adopting this Agreement, and (ii) a voting agreement substantially in the form attached hereto as Exhibit A-3 (the “Voting Agreement”) pursuant to which such Stockholders have agreed with Acquiror, among other things, to retain their shares of Capital Stock and not to withdraw their consent to the Merger pursuant to the Stockholder Consent.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article 1

DEFINITIONS AND INTERPRETATION

1.1 Certain Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Schedule 1 to this Agreement.

1.2 Additional Rules of Interpretation.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Gender and Number. In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa, where applicable.

(c) Headings and Table of Contents. The headings of Articles and Sections and other headings contained in this Agreement and in the Exhibits and Schedules, and the table of contents, are included for the purpose of convenient reference only and shall not restrict, amplify, modify or otherwise affect in any way the meaning or interpretation of this Agreement or the Exhibits and Schedules.

(d) Section References; Schedules References. Unless the context requires otherwise, references in this Agreement to “Articles,” “Sections,” “Exhibits” or “Annexes” are to Articles, Sections, Exhibits or Annexes of this Agreement. References in this Agreement to “Schedules” are to Schedules of the Company Disclosure Letter.

(e) References to this Agreement. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Article, Section or portion of it.

(f) References to Partners. Unless the context requires otherwise, references in this Agreement to “partners” include general and limited partners of partnerships and members of limited liability companies and references to “partnerships” include general and limited partnerships, joint ventures and limited liability companies.

(g) Words of Inclusion. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

(h) Statute References. Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith and which are legally binding.

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(i) Document References. All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

(j) Made Available. The phrase “made available to Acquiror” means that the subject documents or other materials were included in and available at the “Project Yankee Spirit” data room hosted by Intralinks Inc. or were otherwise made available to Acquiror or its counsel in writing.

(k) Writing. References to “in writing”, “written” and similar expressions include material that is printed, handwritten, typewritten, faxed, emailed, or otherwise capable of being visually reproduced at the point of reception.

Article 2

THE MERGER

2.1 The Merger. At the Effective Time, on the terms and subject to (a) the conditions set forth in this Agreement, (b) the Certificate of Merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”), and (c) the applicable provisions of Michigan Law, (i) Merger Sub shall merge with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease, (iii) the Company shall become a wholly owned subsidiary of Acquiror and shall continue as the surviving corporation, and (iv) all outstanding equity of the Company (as held by the Stockholders prior to the Merger) shall be converted or canceled in the manner provided herein and as provided in the Certificate of Merger, and shall not constitute equity of any kind of any of the Company, the Surviving Corporation, or any other entity. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

2.2 Closing. Unless this Agreement is earlier terminated in accordance with Section 10.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place (a) as promptly as practicable (and, in any event, within two (2) Business Days) after the satisfaction or waiver of each of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or (b) on such other time and date as Acquiror and the Company may agree in writing. The Closing shall take place remotely via the electronic exchange of signature and documents, or in such other manner as the parties hereto may agree. The date on which the Closing occurs is herein referred to as the “Closing Date”.

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2.3 Signing and Closing Deliveries.

(a) Acquiror Closing Deliveries. Acquiror shall deliver to the Company and the Stockholders’ Agent, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date, executed on behalf of Acquiror by a duly authorized officer of Acquiror to the effect that each of the conditions set forth in clause (a) of Section 9.2 has been satisfied;

(ii) a certificate, dated as of the Closing Date, executed on behalf of Acquiror by its Secretary, certifying Acquiror’s board resolutions approving the Merger and adopting this Agreement;

(iii) the Certificate of Merger, executed by the Merger Sub;

(iv) an Escrow Agreement, in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”), dated as of the Closing Date and executed by Acquiror and the Escrow Agent;

(v) the Paying Agent Agreement, dated as of the Closing Date and executed by Acquiror and the Paying Agent; and

(vi) a written opinion from Acquiror’s legal counsel, in substantially the form set forth on Exhibit F, dated as of the Closing Date and addressed to Stockholders.

(b) Company Closing Deliveries. The Company shall deliver to Acquiror, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date, executed on behalf of the Company by a duly authorized officer of the Company to the effect that each of the conditions set forth in clause (a) of Section 9.3 has been satisfied;

(ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (A) board resolutions approving the Merger and adopting this Agreement, and (B) Stockholder resolutions approving the Merger and adopting this Agreement;

(iii) if requested by Acquiror pursuant to Section 8.12, evidence reasonably satisfactory to Acquiror of the termination the Company’s 401(k) Plan (the “401(k) Plan”) immediately prior to the Effective Time;

(iv) a certificate from the Secretary of State of the applicable state of organization and each state or other jurisdiction in which the Company and each Subsidiary is qualified to do business as a foreign corporation dated within ten (10) days prior to the Closing Date certifying that the Company and each Subsidiary is in good standing;

(v) evidence satisfactory to Acquiror of the termination or waiver of any rights of first refusal, rights to any liquidation preference or redemption rights of any Stockholder listed on Schedule 2.3(b)(v), effective as of and contingent upon the Closing;

(vi) the Spreadsheet completed to include all of the information specified in Section 8.9(a) in a form reasonably acceptable to Acquiror and a certificate executed by the Chief Financial Officer of the Company, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete;

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(vii) the Net Working Capital Certificate and the Closing Cash Certificate;

(viii) FIRPTA documentation, meaning (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit D, dated as of the Closing Date and executed by the Company, together with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Closing, and (B) a FIRPTA Statement, in substantially the form attached hereto as Exhibit E, dated as of the Closing Date and executed by the Company;

(ix) the Certificate of Merger, executed by the Company;

(x) a written opinion from the Company’s legal counsel, in substantially the form set forth on Exhibit F, dated as of the Closing Date and addressed to Acquiror;

(xi) evidence, in form and substance reasonably satisfactory to Acquiror, that the Indebtedness listed on Schedule 2.3(b)(xi) (the “Indebtedness to be Repaid”) will be satisfied in full as of the moment immediately prior to the Closing (after giving effect to the payments pursuant to Section 4.1(c)(i));

(xii) evidence, in form and substance reasonably satisfactory to Acquiror, that all Change in Control Payments listed on Schedule 2.3(b)(xii) will be satisfied in full as of the moment immediately prior to the Closing (after giving effect to the payments pursuant to Section 4.1(c)(iii) and (iv));

(xiii) a Letter of Transmittal and Release, duly executed on behalf of each Major Holder, together with such Major Holder’s Certificate(s) (or an affidavit in lieu of any such Certificate that has been lost, stolen or destroyed);

(xiv) evidence reasonably satisfactory to Acquiror of the waiver of termination right or consent to assignment of any Person whose waiver or consent to assignment, as the case may be, is required in connection with the Merger or any other transaction contemplated by this Agreement under the Contracts listed or described on Schedule 2.3(b)(xiv) to this Agreement; and

(xv) the Paying Agent Agreement, dated as of the Closing Date and executed by the Company.

(c) Stockholders’ Agent’s Closing Deliveries. The Stockholders’ Agent shall deliver to Acquiror, at or prior to the Closing, each of the following:

(i) the Escrow Agreement, dated as of the Closing Date and executed by the Stockholders’ Agent; and

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(ii) the Paying Agent Agreement, dated as of the Closing Date and executed by the Stockholders’ Agent.

2.4 Effective Time. At the Closing, after the satisfaction or waiver of each of the conditions set forth in Article 9, Acquiror, Merger Sub and the Company shall cause the Certificate of Merger to be filed with the Department of Licensing & Regulatory Affairs of the State of Michigan, in accordance with the relevant provisions of Michigan Law (the time of acceptance by the Department of Licensing & Regulatory Affairs of the State of Michigan of such filing or such later time as may be agreed to by Acquiror and the Company and set forth in the Certificate of Merger being referred to herein as the “Effective Time”).

2.5 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Michigan Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all (a) the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and any debts, liabilities, obligations and duties of the Company and Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation, and (b) the capital stock of the Company shall be treated as set forth in Article 3.

2.6 Articles of Incorporation and Bylaws.

(a) At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Certificate of Merger, until thereafter amended as provided by Michigan Law.

(b) At the Effective Time, the Bylaws of Merger Sub shall become the Bylaws of the Surviving Corporation, until thereafter amended as provided by Michigan Law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

2.7 Directors and Officers of the Surviving Corporation.

(a) At the Effective Time, the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

(b) At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

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Article 3

EFFECT OF THE MERGER ON CAPITAL STOCK AND OPTIONS

3.1 Effect on Capital Stock.

(a) Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Stockholders, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares owned by the Company) shall be automatically converted into the right to receive, subject to and in accordance with Section 4.1(b), an amount of cash equal (without interest) to: (i) the Closing Amount Per Common Share, (ii) upon release from the Escrow Fund pursuant to the terms and conditions of the Escrow Agreement, the Escrow Cash Individual Amount (which amount, for the sake of clarity, is subject to reduction pursuant to the terms and conditions of this Agreement and the Escrow Agreement), and (iii) upon release from the Stockholders’ Agent Expense Fund, the Stockholders’ Agent Individual Amount (which amount, for the sake of clarity, is subject to reduction in the event of any settlements via the Stockholders’ Agent Expense Fund). The amount of cash each Stockholder receives via each payment for Common Stock held by such Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Common Stock held by such Stockholder.

(b) Preferred Stock.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of any Series A Stockholders, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (on an as if converted to Common Stock basis) (other than any shares owned by the Company) shall be automatically converted into the right to receive, subject to and in accordance with Section 4.1(b), an amount of cash (without interest) equal to (A) the Series A Closing Amount Per Share, (B) upon release from the Escrow Fund pursuant to the terms and conditions of the Escrow Agreement, the Escrow Cash Individual Amount (which amount, for the sake of clarity, is subject to reduction pursuant to the terms and conditions of this Agreement and the Escrow Agreement), and (C) upon release from the Stockholders’ Agent Expense Fund pursuant to the terms and conditions of the SRS Engagement Agreement, the Stockholders’ Agent Individual Amount (which amount, for the sake of clarity, is subject to reduction in the event of any settlements via the Stockholders’ Agent Expense Fund). The amount of cash each Series A Stockholder receives via each payment for the shares of Series A Preferred Stock held by such Series A Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Series A Preferred Stock held by such Series A Stockholder.

(ii) At the Effective Time, by virtue of the Merger and without any action on the part of any Series B Stockholders, each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (on an as if converted to Common Stock basis) (other than any shares owned by the Company) shall be automatically converted into the right to receive, subject to and in accordance with

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Section 4.1(b), an amount of cash (without interest) equal to (A) the Series B Closing Amount Per Share, (B) upon release from the Escrow Fund pursuant to the terms and conditions of the Escrow Agreement, the Escrow Cash Individual Amount (which amount, for the sake of clarity, is subject to reduction pursuant to the terms and conditions of this Agreement and the Escrow Agreement), and (C) upon release from the Stockholders’ Agent Expense Fund pursuant to the terms and conditions of the SRS Engagement Agreement, the Stockholders’ Agent Individual Amount (which amount, for the sake of clarity, is subject to reduction in the event of any settlements via the Stockholders’ Agent Expense Fund). The amount of cash each Series B Stockholder receives via each payment for the shares of Series B Preferred Stock held by such Series B Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Series B Preferred Stock held by such Series B Stockholder.

(c) Treasury Shares. At the Effective Time, all shares of Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and shall no longer constitute equity of any kind of any of the Company, the Surviving Corporation, or any other entity.

(d) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

3.2 Effect on Company Options.

(a) No Company Options, whether vested or unvested, shall be assumed by Acquiror and/or the Surviving Corporation in the Merger. Instead, immediately upon the Effective Time, each then outstanding Company Option, whether vested or unvested, shall be cancelled for no consideration and shall no longer have any force or effect.

(b) After the consummation of the Merger, (i) neither Acquiror nor the Surviving Corporation shall have any payment or other obligations to any Company Optionholder, and (ii) Company Optionholders shall have no right to receive any payment nor any right to acquire any interest in Acquiror or the Surviving Corporation, in each case, under any Company Option outstanding immediately prior to the Effective Time.

3.3 Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Capital Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all

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calculations provided for that are based upon numbers of shares of any class or series affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

Article 4

EXCHANGE AND PAYMENT FOR SHARES

4.1 Exchange and Payment Procedures.

(a) Paying Agent. The Escrow Agent shall act as paying and exchange agent (the “Paying Agent”) in the Merger.

(b) Surrender and Payment Procedures.

(i) Promptly after the signing of this Agreement (but, in any event, no later than ten (10) Business Days prior to the Closing Date), the Company shall, or shall cause the Paying Agent to, mail to every holder of record of Capital Stock: (1) a Letter of Transmittal and Release (the “Letter of Transmittal and Release”) in substantially the form attached as Exhibit G, and (2) instructions for use of the Letter of Transmittal and Release in effecting the surrender of certificates or instruments which immediately prior to the Effective Time represented issued and outstanding Capital Stock that were converted into the right to receive consideration pursuant to Sections 3.1(a) and 3.1(b) (the “Certificates”) in exchange for such Certificates. The Letter of Transmittal and Release provides, among other things, that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon receipt thereof by the Company and Acquiror (in the case of the Major Holders desiring to receive such Major Holder’s portion of net Merger Consideration directly at Closing) or Paying Agent, together with a properly completed and duly executed Letter of Transmittal and Release, duly executed on behalf of each Person effecting the surrender of such Certificates, and that the Stockholders agree to be bound by the provisions of Section 4.1(b) and agree to release the Company and the Surviving Corporation from certain claims, rights, liabilities and causes of action solely related to such holder’s status as a stockholder.

(ii) At the Closing, or if delivered following the Closing, as soon as reasonably practicable after the date of delivery to the Paying Agent of a Certificate, together with a properly completed and duly executed Letter of Transmittal and Release and any other documentation required thereby, the holder of record of such Certificate shall be entitled to receive a check or amount via wire transfer representing the cash amount that such holder has the right to receive pursuant to Sections 3.1(a)(i), 3.1(b)(i)(A) and 3.1(b)(ii)(A) in respect of such Certificate, and such Certificate shall be canceled.

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(c) Acquiror to Cause Payment to Major Holders and Deposit of Cash; Paying Agent Payment Procedures. At the Closing, Acquiror shall ) make payments equal to the Merger Consideration out of which it shall make the following payments to the extent not greater than the Merger Consideration:

(i) First, an aggregate amount equal to the amount of the Indebtedness to be Repaid, if any, shall be paid by Acquiror, to the Company’s creditors for the Indebtedness to be Repaid as of immediately prior to the Effective Time in the appropriate payoff amounts;

(ii) Second, an amount equal to the aggregate amount of the Transaction Expenses, as shall be set forth by the Company on the Flow of Funds Memorandum and the Spreadsheet, shall be paid by Acquiror, to the Company’s creditors for the Transaction Expenses as of immediately prior to the Effective Time in the appropriate payoff amounts;

(iii) Third, an amount equal to the aggregate amount of any Change in Control Payments that are payable to recipients who are not employees of the Company (and such payments are, accordingly, reportable on Form 1099), as shall be set forth by the Company on the Flow of Funds Memorandum and the Spreadsheet, shall be paid by Acquiror, to such recipients as of immediately prior to the Effective Time in the appropriate payoff amounts;

(iv) Fourth, an amount equal to the aggregate amount of any Change in Control Payments that are payable with respect to recipients who are employees of the Company (and such payments are, accordingly, reportable on Form W-2) shall be paid by Acquiror, to the Company and, in turn, the Company shall cause ADP (as the Company’s payroll agent) to (A) pay such recipients as of immediately prior to the Effective Time in the appropriate payoff amounts, and (B) pay to each applicable Tax Authority the amount payable to such Tax Authority in satisfaction of the Tax withholding obligations and Employment Taxes attributable to the Change in Control Payments;

(v) Fifth, the Escrow Cash shall be paid by Acquiror, to the Escrow Agent, to be held by the Escrow Agent for use pursuant to the terms and conditions hereof and the Escrow Agreement;

(vi) Sixth, the Stockholders’ Agent Expense Amount shall be deposited as directed by the Stockholders’ Agent in accordance with the Flow of Funds Memorandum; and

(vii) Seventh, pay to each Major Holder that has already delivered to the Company and Acquiror a fully executed Letter of Transmittal and Release, such Major Holder’s portion of the Net Merger Consideration.

The amount remaining after the distributions listed in Section 4.1(c)(i) through (vi) shall be the “Net Merger Consideration” and at the Closing, Acquiror shall deposit or cause to be deposited the Net Merger Consideration, (less the amount set forth in Section 4.1(c)(vii), above) with the Paying Agent by wire transfer of immediately available funds to such bank account as may be designated by the Paying Agent. Acquiror shall instruct the Paying Agent that the Net Merger Consideration, (less the amount set forth in Section 4.1(c)(vii), above) after being so

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deposited, shall be distributed promptly, as follows (as shall be more particularly provided in that certain Paying Agent Agreement, in the form attached hereto as Exhibit H, to be entered into by and among Acquiror, the Company, the Stockholders’ Agent, and the Paying Agent pursuant to the terms and conditions hereof (the “Paying Agent Agreement”).

(i) an amount equal to the Aggregate Preferred Stock Cash-Out Amount shall be paid by the Paying Agent, per the terms and conditions of the Paying Agent Agreement, to the holders of Preferred Stock (presuming compliance with the terms and conditions provided herein and in their respective Letter of Transmittal and Release) in the proportionate amounts set forth in the Spreadsheet; and

(ii) an amount equal to the Aggregate Common Stock Cash-Out Amount shall be paid by the Paying Agent, per the terms and conditions of the Paying Agent Agreement, to the Common Stockholders (presuming compliance with the terms and conditions provided herein and in their respective Letter of Transmittal and Release) in the proportionate amounts set forth in the Spreadsheet.

(d) Disbursement of Net Merger Consideration. All disbursements made by Acquiror or the Paying Agent, as applicable, of Net Merger Consideration among the Stockholders shall be in accordance with the provisions set forth in Section 2.2(a) of the Articles of Incorporation in the following order of priority:

(i) first, the first $100 million of Net Merger Consideration shall be allocated as follows: 90% of such amount to the Preferred Stockholders (the “Preferred First Tranche Proceeds”) and the remaining 10% of such amount to the Common Stockholders (the “Common First Tranche Proceeds”).

(ii) second, the next $23 million of Net Merger Consideration shall be allocated as follows: 50% of such additional amount to the Preferred Stockholders (the “Preferred Second Tranche Proceeds”) and the remaining 50% of such additional amount to the Common Stockholders (the “Common Second Tranche Proceeds”).

(iii) third, any Net Merger Consideration in excess of an aggregate amount of $123 million shall be allocated as follows: 75% of such excess amount to the Preferred Stockholders (the “Preferred Third Tranche Proceeds”) and the remaining 25% of such excess amount to the Common Stockholders (the “Common Third Tranche Proceeds”).

Any payment of the Preferred First Tranche Proceeds, Preferred Second Tranche Proceeds or Preferred Third Tranche Proceeds to the Preferred Stockholders under this Section 4.1(d) shall be allocated, on an aggregate basis, among holders of Series A Preferred Stock, which shall be entitled to 63.0288% thereof (“Series A Portion”), and holders of Series B Preferred Stock, which shall be entitled to 36.9712% thereof (“Series B Portion”). Any payment of the Series A Portion to the holders of Series A Preferred Stock under this Section 4.1(d) shall be allocated ratably among such holders based on their respective shares of Series A Preferred Stock. Any payment of the Series B Portion to the holders of Series B Preferred Stock under this Section 4.1(d) shall be allocated ratably among such holders based on their respective shares of

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Series B Preferred Stock. Any payment of the Common First Tranche Proceeds, Common Second Tranche Proceeds or Common Third Tranche Proceeds to the Common Stockholders under this Section4.1(d) shall be allocated ratably among the Common Stockholders based upon their respective shares of Common Stock.

(e) Escrow Arrangements. The Escrow Cash deposited in accordance with Section 4.1(c)(v) shall be applied to satisfy the indemnification obligations, if any, of the Stockholders pursuant to Article 11, and shall be held in and distributed in accordance with the provisions of this Agreement and the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Stockholders shall constitute approval of the Escrow Agreement, the Stockholders’ Agent Expense Amount, and of all of the arrangements relating thereto, including the placement of the Escrow Fund in escrow, the placement of the Stockholders’ Agent Expense Fund with Shareholder Representative Services LLC, and the appointment of the Stockholders’ Agent. The parties intend the Escrow Cash to qualify for installment sale reporting under Section 453 of the Code.

4.2 Rights Not Transferable. The rights of the Stockholders as of immediately prior to the Effective Time are personal to each such Person and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

4.3 No Interest. No interest shall accumulate on any cash payable in connection with the Merger (other than interest accrued on the Escrow Cash according to the Escrow Agreement); provided, however, that some payments may be treated as imputed interest to the extent required under the Code and the regulations promulgated thereunder.

4.4 Transfers of Ownership. If any cash amount payable pursuant to Sections 3.1(a) or 3.1(b) is to be paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Acquiror or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such Tax has been paid or is not payable.

4.5 No Liability. Notwithstanding anything to the contrary in this Article 4, none of the Company, Acquiror or the Surviving Corporation shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

4.6 Unclaimed Cash. Any portion of funds held by the Paying Agent which have not been delivered to any holders of Certificates pursuant to this Article 4 within twelve (12) months after the Effective Time, shall promptly be paid to Acquiror, and thereafter each holder thereof who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 4.1(b) shall look only to Acquiror (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the cash payable pursuant to

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Section 4.1(c). Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered prior to the earlier of the third anniversary of the Effective Time or such date on which the Merger Consideration contemplated by Sections 3.1(a) and 3.1(b) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Acquiror, free and clear of all claims or interests of any Person previously entitled thereto.

4.7 No Further Ownership Rights in Capital Stock. All cash paid or payable following the surrender for exchange of shares of Capital Stock in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Article 4.

4.8 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Sections 3.1(a) and 3.1(b) in respect of such Certificate; provided, however, that Acquiror or the Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to execute an indemnification agreement as Acquiror or the Paying Agent may direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation, the Paying Agent and/or any of their respective representatives or agents with respect to such Certificate.

4.9 Net Working Capital and Closing Cash Adjustments. Pursuant to Section 2.3(b)(vii), the Company shall deliver the Net Working Capital Certificate and the Closing Cash Certificate to Acquiror at or prior to the Closing, and a draft thereof shall be delivered by the Company to Acquiror not less than three (3) Business Days prior to the Closing Date.

(a) Within sixty (60) days after the Closing, Acquiror and the Stockholders’ Agent (each, an “Objecting Party”) may object to the Net Working Capital and/or the Company Cash calculations included in the Net Working Capital Certificate and the Closing Cash Certificate, respectively (the “NWC & Cash Calculations”), by delivering to Acquiror or the Stockholders’ Agent, as applicable, a certificate (the “NWC & Cash Objection Certificate”) executed by the Objecting Party setting forth, as applicable, (i) the Objecting Party’s calculation of the Net Working Capital and the amount by which Net Working Capital as calculated by the Objecting Party is greater or less than the Net Working Capital set forth in the Net Working Capital Certificate; and (ii) the Objecting Party’s calculation of the Company Cash and the amount by which the Company Cash as calculated by the Objecting Party is greater or less than the Company Cash set forth in the Closing Cash Certificate. In the event neither Acquiror nor the Stockholders’ Agent timely delivers a NWC & Cash Objection Certificate, the Net Working Capital and the Company Cash shall be definitively deemed to be as calculated in the Net Working Capital Certificate and the Closing Cash Certificate delivered by the Company at Closing.

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(b) Acquiror and the Company acknowledge and agree that if an Objecting Party has timely and validly delivered a NWC & Cash Objection Certificate to Acquiror or the Stockholders’ Agent, as applicable, such recipient shall be precluded from delivering another NWC & Cash Objection Certificate and instead will deliver a Notice of Objection if it disagrees with the calculations, set forth in the NWC & Cash Objection Certificate. In the event that Acquiror, as the Objecting Party, has delivered a NWC & Cash Objection Certificate to the Stockholders’ Agent, during the thirty (30) day period following receipt of such NWC & Cash Objection Certificate, Acquiror shall permit Stockholders’ Agent and its accountants, upon reasonable notice at a mutually agreed upon time during normal business hours, to have full access to the books, records, accountants and personnel of Acquiror and the Surviving Corporation and to make such inspections and copies of such books and records as they may reasonably request, from time to time to verify the amounts included in the NWC & Cash Objection Certificate.

(c) Whichever of the Acquiror or the Stockholders’ Agent, did not deliver the NWC & Cash Objection Certificate, may object to the Net Working Capital and/or Company Cash calculations set forth in the NWC & Cash Objection Certificate received from the Objecting Party by providing written notice of such objection to the Objecting Party within thirty (30) days after the Objecting Party’s delivery of the NWC & Cash Objection Certificate (the “Notice of Objection”). If an NWC & Cash Objection Certificate has been timely delivered and Acquiror or the Stockholders’ Agent, as applicable, does not timely deliver a Notice of Objection, the Net Working Capital and the Company Cash shall be definitively deemed to be as calculated in the NWC & Cash Objection Certificate.

(d) If Acquiror or the Stockholders’ Agent, as applicable, timely provides the Notice of Objection, then the parties shall confer in good faith for a period of up to ten (10) Business Days following the Objecting Party’s timely receipt of the Notice of Objection, in an attempt to resolve any disagreement and any resolution by them shall be in writing and shall be final and binding.

(e) If, after such ten (10) Business Day period, the Stockholders’ Agent and Acquiror cannot resolve any such disagreement, then the parties shall engage the Independent Accounting Firm to review the NWC & Cash Calculations. After review of the NWC & Cash Calculations and the Company’s books and records, the Independent Accounting Firm shall promptly determine the Net Working Capital and Company Cash in accordance with and on a basis consistent with the accounting methodologies, practices, estimates, techniques, assumptions and principles used in the preparation of the Financial Statements and such determination shall be final and binding on the parties.

(f) If the Net Working Capital, as determined pursuant to the foregoing provisions is in fact less than the Net Working Capital set forth in the Net Working Capital Certificate (such difference, the “NWC Negative Adjustment Amount”), then (subject to Section 4.9(j)) Acquiror shall be permitted to recover from the Escrow Fund an amount equal to the NWC Negative Adjustment Amount,

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(g) If the Company Cash, as determined pursuant to the foregoing provisions is, in fact, less than the Company Cash set forth in the Closing Cash Certificate (such difference, the “Cash Negative Adjustment Amount”), then (subject to Section 4.9(j)) Acquiror shall be permitted to recover from the Escrow Fund an amount equal to the Cash Negative Adjustment Amount.

(h) If the Net Working Capital, as determined pursuant to the foregoing provisions, is in fact greater than the Net Working Capital set forth in the Net Working Capital Certificate (such difference, the “NWC Positive Adjustment Amount”), then (subject to Section 4.9(j)) Acquiror shall promptly (but in any case within three (3) Business Days of the determination) deliver an amount of cash equal to the NWC Positive Adjustment Amount to the Paying Agent for ratable distribution to the Stockholders (which such ratios shall be equal to their respective Applicable Percentage).

(i) If the Company Cash, as determined pursuant to the foregoing provisions is, in fact, greater than the Company Cash set forth in the Closing Cash Certificate (such difference, the “Cash Positive Adjustment Amount”), then Acquiror shall (subject to Section 4.9(j)) promptly (but in any case within three (3) Business Days of the determination) deliver an amount of cash equal to such Cash Positive Adjustment Amount to the Paying Agent for ratable distribution to the Stockholders (which such ratios shall be equal to their respective Applicable Percentage).

(j) The parties shall offset the adjustments pursuant to Sections 4.9(f) to 4.9(i) against each other, such that one net payment is made in satisfaction of all such adjustments. Notwithstanding anything to the contrary in the foregoing, should such a net payment be made to the Stockholders, the Acquiror shall pay the fees of the Independent Accounting Firm. Conversely, notwithstanding anything to the contrary in the foregoing, should such a net payment be made to the Acquiror, the Stockholders’ Agent (solely on behalf of the Stockholders) shall pay the fees of the Independent Accounting Firm (from the Escrow Fund).

4.10 Tax Consequences. The parties intend the Merger to be a taxable sale of the Capital Stock by the Stockholders. No party makes any representations or warranties regarding the Tax treatment of the Merger, or any of the Tax consequences of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. Each party acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

4.11 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) (collectively, the “Transfer Taxes”) incurred in connection with this Agreement or the transactions contemplated by this Agreement shall be paid one-half by the Acquiror and one-half by the Company (if prior to Closing) or the Stockholders’ Agent (if after the Closing), solely on behalf of the Stockholders, when due, and the Acquiror and the Company (if prior to Closing) or the Stockholders (if after the Closing) shall, at their expense borne equally, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes (provided, however, that any stock transfer Tax imposed on the Company and its Subsidiaries by the State of Michigan solely as a result of the transfer of the Capital Stock as a result of the transactions contemplated by this Agreement and regardless of

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and without taking into account whether the Company owns any real estate or any other particular assets, shall be paid by the Company (if prior to Closing) or the Stockholders (if after the Closing), when due; provided, further, that for the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the Stockholders’ Agent shall have no responsibility for determining whether any Transfer Taxes are applicable or for preparing or filing any tax returns) and the Acquiror and the Company shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Taxes to be assessed and paid on or prior to the Closing Date in accordance with any available pre sale filing procedure, and to obtain any exemption or refund of any such Transfer Taxes. Each Stockholder shall be responsible for any individual personal income tax incurred from such contemplated transactions.

4.12 Withholding Rights. Notwithstanding anything to the contrary contained herein, all payments required to be made hereunder shall be subject to withholding if and to the extent required by the Code and any provision of state, local, provincial or foreign Tax law. To the extent the amounts are so withheld, the withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such withholdings were made. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Persons in respect of which such withholdings were made. Without limiting the generality of the foregoing, the Spreadsheet identifies certain payments that will be subject to such Tax withholding requirements.

4.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further reasonable action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

Article 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (the Schedules of which are numbered to correspond to the applicable subsection and sections of this Article 5 to which they apply; provided, that any disclosure set forth in any specific Schedule shall qualify any other subsection and section of this Article 5 (even if not referenced therein) to the extent it is reasonably apparent that the disclosure set forth in such Schedule is relevant to any such other subsection and section of this Article 5), the Company represents and warrants to Acquiror and Merger Sub, as of the date hereof and as of the Closing Date, as set forth in this Article 5. Certain information reflected in the Company Disclosure Letter may not be matters required by this Agreement to be disclosed and such disclosure does not imply that such information is required to be disclosed or is material or would be likely to result in a Material Adverse Effect) or that such information is responsive to the representations or warranties.

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5.1 Organization, Standing, Power and Subsidiaries.

(a) The Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company and each of its Subsidiaries has all requisite corporate power and authority to own its respective properties and to conduct its respective businesses as now being conducted and the Company and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in material violation of any of the provisions of its respective Charter Documents.

(b) Neither the Company nor any of its Subsidiaries holds any Investment interest in any Person other than those Persons identified on Schedule 5.1(b). Schedule 5.1(b) indicates, for each Subsidiary, its name and jurisdiction of incorporation or organization, the type and percentage of the Investment interests in such Subsidiary that is owned by the Company or Subsidiary, as applicable. The Company and each Subsidiary owns, beneficially and of record, free and clear of any Encumbrances (other than Permitted Encumbrances), such Investment interests in the Subsidiaries. Neither the Company nor any Subsidiary is a party to any voting trust, proxy, or other agreement or understanding with respect to voting in any Subsidiary. Neither the Company nor any Subsidiary is a party to any option, warrant, purchase right, or other contract or commitment that could require Acquiror to sell, transfer, or otherwise dispose of any of its Investment interests in any of the Subsidiaries (other than this Agreement). The Company has made available to Acquiror accurate and complete copies of the Charter Documents, as amended to date, of the Company and each Subsidiary.

(c) Schedule 5.1(c) sets forth a true, correct and complete list of: (i) the names of the members of the Board of Directors of the Company and its Subsidiaries; (ii) the names of the members of each committee of the Board of Directors of the Company and its Subsidiaries; and (iii) the names and titles of the officers of the Company and its Subsidiaries.

5.2 Capital Structure.

(a) As of the Agreement Date, the authorized capital stock of the Company consists solely of (i) 143,000,000 shares of Common Stock and (ii) 12,139,271 shares of Preferred Stock, 7,519,706 shares of which have been designated as Series A Preferred Stock and 4,619,565 shares of which have been designated as Series B Preferred Stock. As of the Agreement Date: (i) 32,468,621 shares of Common Stock are issued and outstanding, (ii) 7,519,706 shares of Series A Preferred Stock are issued and outstanding, and (iii) 4,619,565 shares of Series B Preferred Stock are issued and outstanding. The Company holds no treasury shares. Other than as set forth in Schedule 5.2(a)-1 or 5.2(b)-1, as of the Agreement Date, there are no other issued and outstanding shares of capital stock or other securities of the Company and no outstanding commitments or Contracts to issue any shares of capital stock or other securities of the Company. Schedule 5.2(a)-1 accurately sets forth, as of the Agreement Date, the name of each Person that is the registered owner of any shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, and the number and type of such shares so owned by such Person, and the number of shares of Common Stock that would be owned by such Person

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assuming conversion of all shares of Preferred Stock so owned by such Person giving effect to all anti-dilution and similar adjustments. The number of such shares set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding capital stock or voting securities of the Company. All of the outstanding shares of Capital Stock were issued in material compliance with all applicable federal and state securities laws. All issued and outstanding shares of Capital Stock are duly authorized, validly issued, fully paid and non-assessable and except as set forth on Schedule 5.2(a)-2 are free of any Encumbrances (other than Permitted Encumbrances). There is no liability for dividends accrued and unpaid by the Company. Neither the Company nor any Subsidiary is under any obligation to register under the Securities Act any shares of Capital Stock or any other securities of the Company or any Subsidiary, whether currently outstanding or that may subsequently be issued. Each share of Preferred Stock is convertible into shares of Common Stock as set forth on Schedule 5.2(a)-1. All issued and outstanding shares of Capital Stock and all Company Options were issued in material compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts.

(b) As of the Agreement Date, (i) 1,283,000 shares of Common Stock are reserved for issuance upon exercise of outstanding and unexercised Company Options, (ii) 839,250 shares of Common Stock are issuable upon exercise of vested Company Options, (iii) no shares of Capital Stock are reserved for issuance upon exercise of outstanding and unexercised Company Warrants, and (iv) no shares of Capital Stock are issuable upon exercise of vested Company Warrants. Schedule 5.2(b)-1 sets forth, as of the Agreement Date, a true, correct and complete list of all holders of record of outstanding Company Options, including the number and type of shares of Capital Stock subject to each Company Option, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such option under Section 422 of the Code, the term of each Company Option and the plan from which such Company Option was granted. In addition, Schedule 5.2(b)-2 sets forth a true, correct and complete list (which Schedule shall be a subset of Schedule 5.2(b)-1) of all holders of record of outstanding Company Options that are held by Persons that are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar persons), including a description of the relationship between each such Person and the Company. Correct and complete copies of each Company Option Plan, all agreements and instruments relating to or issued under each Company Option Plan (including executed copies of and Contracts relating to each Company Option and the shares of Capital Stock purchased under such option have been made available to Acquiror, and such plans and Contracts have not been amended, modified or supplemented since being made available to Acquiror, and there are no agreements, understandings or commitments to amend, modify or supplement such plans and Contracts in any case from those made available to Acquiror. Except as set forth on Schedule 5.2(b)-1, no benefits under any of such plans or Contracts will accelerate in connection with the Merger. Except as set forth on Schedule 5.2(b)-1, no other outstanding Company Options, whether under the Company Option Plans or otherwise, will be accelerated in connection with the Merger.

(c) As of the Agreement Date, no Company Warrants are outstanding.

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(d) As a result of the consummation of the Merger, each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled for no consideration and shall no longer have any force or effect. No Company Option, whether vested or unvested, shall be assumed by Acquiror and/or the Surviving Corporation in the Merger. After the consummation of the Merger, (i) neither Acquiror nor the Surviving Corporation shall have any payment or other obligations to any Company Optionholder as a result of a Company Option, and (ii) no Company Optionholder shall have a right to receive any payment or acquire any interest in Acquiror or the Surviving Corporation, in each case, under any Company Option outstanding immediately prior to the Effective Time.

(e) Other than as set forth on Schedules 5.2(a)-1, 5.2(b)-1 and 5.2(b)-2, as of the Agreement Date, no Person has any right to acquire any Capital Stock or any Company Options, Company Warrants or other rights to purchase shares of Capital Stock or other securities of the Company or any Subsidiary, from the Company or any Subsidiary or, to the Company’s knowledge, any Stockholder.

(f) No bonds, debentures, notes or other indebtedness of the Company or any Subsidiary (i) granting its holder the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company or any Subsidiary, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

(g) Except for the Company Options described in Schedule 5.2(b), there are no options, warrants, calls, rights or Contracts of any character to which the Company or any Subsidiary is a party or by which it is bound obligating the Company or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Capital Stock, Company Options, Company Warrants or other rights to purchase shares of Capital Stock or other securities of the Company or any Subsidiary, or any Company Voting Debt, or obligating the Company or any Subsidiary to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, Company Warrant, call, right or Contract. Except as set forth on Schedule 5.2(g), there are no Contracts relating to voting, purchase, sale or transfer of any Capital Stock or other securities of the Company or any Subsidiary (i) between or among the Company and any Person, and (ii) to the knowledge of the Company, between or among any Persons. Neither the Company Option Plan nor any Contract of any character to which the Company or any Subsidiary is a party to or by which the Company or any Subsidiary is bound relating to any Company Options requires or otherwise provides for any accelerated vesting of any Company Options in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company or any Subsidiary or with Acquiror, or any other event, whether before, upon or following the Merger or otherwise.

(h) The Spreadsheet will accurately set forth, as of the Closing, the name of each Person that is the registered owner of any shares of Capital Stock and the number and kind of such shares so owned by such Person. The number of such shares set forth as being so owned by such Person will constitute the entire interest of such Person in the issued and outstanding capital stock, voting securities or other securities of the Company. As of the Closing, no other Person not disclosed in the Spreadsheet will have a right to acquire any shares of Capital Stock

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from the Company (including upon exercise or conversion of other securities of the Company). In addition, the shares of Capital Stock disclosed in the Spreadsheet will be, as of the Closing, free and clear of any Encumbrances (other than Permitted Encumbrances) created by the Charter Documents of the Company or any Contract to which the Company or any Subsidiary is a party or by which it is bound.

5.3 Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the filing of the Certificate of Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company’s Board of Directors and the Stockholders pursuant to the Stockholder Consent. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies. The Board of Directors of the Company, by resolutions duly adopted (and not thereafter modified or rescinded) by the Board of Directors of the Company, has approved this Agreement and the Merger, determined that this Agreement and the terms and conditions of the Merger and this Agreement are advisable and in the best interests of the Company and the Stockholders, and directed that the approval of this Agreement be submitted to the Stockholders for consideration and recommended that all of the Stockholders approve this Agreement. Pursuant to the Stockholder Consent, the holders of (i) at least a majority of the outstanding shares of Common Stock and Preferred Stock (voting together as a single voting class on an as-converted to Common Stock basis), (ii) at least seventy percent (70%) of the Preferred Stock, have approved the Merger and adopted the Merger Agreement (the “Stockholder Approval”). The Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or securities that is necessary under applicable Legal Requirements to approve or adopt this Agreement and to consummate the Merger. The execution of the Stockholder Consent by the Stockholders named therein is sufficient for the Stockholder Approval.

(b) Assuming the taking of any action by, or in respect of, or any filing with, any Governmental Authority and the receipt of any consent required by Schedule 5.3(d), and except as set forth on Schedule 5.3(b), the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the material properties or assets of the Company or any Subsidiary or, to the knowledge of the Company, any of the shares of Capital Stock or other securities of the Company or any Subsidiary or (ii) conflict with, or result in any material violation of or material default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Company’s or any Subsidiary’s Charter Documents, as amended to date, (B) any Material Contract, or (C) any Legal Requirements applicable to the Company or any Subsidiary or any of their respective material properties or assets.

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(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 2.4, (ii) such filings and notifications as may be required to be made under the HSR Act and the expiration or early termination of applicable waiting periods under the HSR Act, and (iii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Company’s ability to consummate the Merger or to perform its obligations under this Agreement and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(d) Schedule 5.3(d) sets forth a list of all material notices, reports, filings, approvals, orders, authorizations, consents, licenses, permits, qualifications or registrations, or qualifications, registrations or applications for new approvals, orders, authorizations, consents, licenses, permits, qualifications or registrations, or waivers of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communications required to be filed with or delivered to any Person (each, an “Approval”) and the Contracts associated therewith (if any) that are required as a result of the execution, delivery and performance by the Company of this Agreement, each of the other agreements contemplated hereby to which the Company or any Subsidiary is or will be a party and the consummation of the transactions contemplated hereby and thereby.

(e) The Company, its Board of Directors and the Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the Charter Documents of the Company will not be applicable to any of the Company, Acquiror, the Surviving Corporation, or to the execution, delivery of, or performance of the transactions contemplated by this Agreement or the Stockholder Consent, including the consummation of the Merger or any of the other transactions contemplated hereby or thereby.

5.4 Financial Statements.

(a) The Company has made available to Acquiror its (i) unaudited consolidated financial statements for the fiscal year ended December 31, 2012, (ii) audited consolidated financial statements for each of its fiscal years ending December 31, 2011 and 2010 and (iii) unaudited consolidated financial statements for the three (3)-month period ended March 31, 2013 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”). The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain footnotes and are subject to year-end adjustments) applied on a consistent basis throughout the periods indicated and consistent with each other and (iii) fairly and accurately present, in all material respects, the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments).

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(b) Neither the Company nor any Subsidiary has any Liabilities that would be required by GAAP to be set forth or accrued on a balance sheet other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of March 31, 2013 (the “Balance Sheet”), (ii) those incurred in the conduct of the Company’s or any Subsidiary’s respective business since March 31, 2013 (the “Balance Sheet Date”) in the ordinary course, consistent with past practice, and individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, infringement, tort, lawsuit or violation of law, and (iii) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements or contemplated by the foregoing sentence, neither the Company nor any Subsidiary has any off balance sheet Liability to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company or any Subsidiary.

(c) Schedule 5.4(c) sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and each Subsidiary maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(d) Schedule 5.4(d) accurately lists all currently outstanding Indebtedness, including, for each item of Indebtedness, the agreement governing the Indebtedness and the interest rate, maturity date and any assets or properties securing such Indebtedness.

5.5 Absence of Certain Changes. Except as set forth on Schedule 5.5, during the period beginning on the Balance Sheet Date and ending on the date hereof, the Company and each Subsidiary has conducted its respective business only in the ordinary course consistent with past practice and:

(a) there has not occurred a Material Adverse Effect on the Company,

(b) neither the Company nor any Subsidiary has made or entered into any Contract or letter of intent with respect to, or otherwise effected, (i) any acquisition, sale, disposition or transfer of any material asset of the Company or any Subsidiary, or (ii) a license, other than to its customers in the ordinary course of its business consistent with its past practice,

(c) except as required by GAAP, there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies or establishment of reserves) by the Company or any revaluation by the Company of its or any Subsidiary’s assets,

(d) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company or any Subsidiary, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any of its securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities,

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(e) neither the Company nor any Subsidiary has entered into, amended, renewed or terminated any Material Contract, and there has not occurred any uncured, material default or uncured, material breach by the Company or any Subsidiary under any Material Contract to which the Company or any Subsidiary is a party or by which it is, or any of its material assets and properties are, bound,

(f) there has not occurred any amendment to the Charter Documents of the Company or any Subsidiary,

(g) there has not occurred any increase in the compensation or benefits that may be or become payable by the Company or any Subsidiary to any of their respective directors, officers, employees or consultants, other than (i) increases not exceeding 5% in base pay that have been made in the ordinary course of business consistent with past practice, and (ii) adjustments that are required by applicable Legal Requirements or pre-existing Contract,

(h) neither the Company nor any Subsidiary has adopted or amended any employee plan or agreement other than amendments made in order to comply with applicable Legal Requirements, and neither the Company nor any Subsidiary has entered into any agreement or made any commitment for the payment of a bonus, fee or other form of compensation or award as a result of the consummation of the transactions contemplated by this Agreement,

(i) there has not occurred the execution of any Contracts or the extension of the term of any existing Contract with any Person in the employ of the Company or any Subsidiary,

(j) neither the Company nor any Subsidiary has incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its material assets or properties,

(k) neither the Company nor any Subsidiary has incurred any material Liability to its directors, officers or stockholders (other than Liabilities to pay compensation, reimbursements for business expenses or benefits in connection with services rendered, in each case, in the ordinary course of business consistent with past practice),

(l) neither the Company nor any Subsidiary has cancelled or waived any material Liabilities owed to it,

(m) neither the Company nor any Subsidiary has made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount in excess of $25,000, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable,

(n) neither the Company nor any Subsidiary has made any material change in the pricing of its products or services or in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers,

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(o) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the material assets, properties or business of the Company or any Subsidiary,

(p) neither the Company nor any Subsidiary has sold, disposed of, transferred or licensed to any Person any rights to any Company Intellectual Property other than pursuant to Standard Outbound IP Agreements, or has acquired or licensed from any Person any Intellectual Property other than pursuant to Standard Inbound IP Agreements,

(q) there has not occurred any cancellation, modification or delay of material orders or Contracts, any material reduction in sales, any loss of material customers, suppliers, vendors, lenders, licensors, or other partners, or material disruption or changes in such relationships, or any loss of employees, material labor disputes or employee strikes, slowdowns, work stoppages or labor union activities, and

(r) there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company or any Subsidiary to do any of the things described in the preceding clauses (a) through (r) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

5.6 Litigation. Except as set forth on Schedule 5.6, as of the date hereof, there is no private or governmental action, suit, proceeding, mediation or arbitration pending (a “Legal Proceeding”), or, to the knowledge of the Company, claimed, threatened or under investigation against the Company and/or any Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company and/or any Subsidiary). There is no judgment, decree, injunction or order against the Company and/or any Subsidiary or any of their respective assets or properties, or, to the knowledge of the Company, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). Neither the Company nor any Subsidiary has any Legal Proceeding pending against any other Person.

5.7 Compliance with Laws; Governmental Authorizations. Except as provided in Schedule 5.7:

(a) The Company and each Subsidiary has complied in all material respects with, is not in material violation of, and, as of the date hereof, has not received any written notices of material violation with respect to, any Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business.

(b) The Company and each Subsidiary has obtained or completed each material federal, state, county, local or foreign governmental consent, license, registration, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company and each Subsidiary currently operates or holds any interest in any of its material assets or properties or (ii) that is required for the operation of the Company’s and/or any Subsidiary’s business or the holding of any such interest (all of the foregoing consents, licenses, registrations, permits, grants, and other authorizations, collectively, the “Company Authorizations”). All of

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the Company Authorizations are in full force and effect and the Company and each Subsidiary is, and at all times has been, in material compliance with the requirements of the Company Authorizations. As of the date hereof, neither the Company nor any Subsidiary has received any written notice or other written communication from any Governmental Entity regarding (i) any actual or possible material violation of law or any Company Authorization or any failure to materially comply with any term or requirement of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. No material Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

(c) Notwithstanding the foregoing, the representations and warranties contained in this Section 5.7 do not apply to taxes, employee relations, employee benefit plans and related matters, environmental Legal Requirements and environmental matters, intellectual property, real property, export control Legal Requirements, and regulatory compliance or specific medical device Legal Requirements, which subject matters are discussed in their entirety and exclusively in Sections 5.8 (Title to and Condition of Assets), 5.9 (Intellectual Property), 5.10 (Environmental Matters), 5.11 (Taxes), 5.12 (Employee Benefit Plans and Employee Matters), 5.17 (Export Control Laws) and 5.21 (Regulatory Compliance), as applicable.

5.8 Title to and Condition of Assets.

(a) The Company and/or each Subsidiary has good and valid title to all of its respective tangible properties, and interests in tangible properties and assets, real and personal, reflected on the Balance Sheet or acquired after the Balance Sheet Date (except such properties and assets, or interests in such properties and assets, sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased tangible properties and assets, including the Real Property Leases, valid and marketable leasehold interests in such properties and assets which afford the Company and/or each Subsidiary valid leasehold possession of the tangible properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances, (ii) such non-monetary Encumbrances as do not and will not materially reduce the value of the properties, materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing indebtedness that is reflected on the Balance Sheet. The Company and/or its Subsidiaries are the sole legal and equitable owner of the Owned Real Property, and possesses good and marketable, indefeasible fee simple title thereto, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) In the twelve months prior to the date hereof, the Company and its Subsidiaries have not delayed or deferred any replenishment, maintenance or repair of any of its material facilities, surgical instruments, machinery, equipment, fixtures, vehicles, or other tangible properties in a manner which deviates materially from past practice.

(c) Schedule 5.8(c) identifies each site of real property in which the Company and/or any Subsidiary leases, licenses, subleases, uses or occupies, or has the right to use or occupy, now or in the future (collectively, the “Leased Properties”), and sets forth the addresses

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for all Leased Properties. The Company has heretofore distributed to Acquiror’s counsel true, correct and complete copies of all written leases, licenses, subleases and other agreements, including all modifications, amendments, restatements and supplements thereto, with respect to the Leased Properties (collectively, the “Real Property Leases”). The occupation, possession and use of the Leased Properties by the Company and/or its Subsidiaries have not been disturbed and no claim has been asserted in writing or, to Company’s knowledge, threatened adverse to the rights of the Company and/or its Subsidiaries to the continued occupation, possession and use of the Leased Properties. No default by the Company or any of the Subsidiaries (or to the knowledge of the Company, by the landlord) currently exists under any of the Real Property Leases except as set forth on Schedule 5.8(c). Except as set forth on Schedule 5.8(c) , the consummation of the transactions contemplated by this Agreement do not require the consent of any of any Person under the Real Property Leases.

(d) Schedule 5.8(d) identifies each site of real property owned by the Company and its Subsidiaries (collectively, the “Owned Real Properties”), and sets forth the addresses for all Owned Real Properties. Neither the Company nor any Subsidiary owns, or has in the past owned, any real property other than the Owned Real Property. There are no purchase options of any kind whereby any Person has acquired or will have any basis to assert any right to purchase any part or all of the Owned Real Properties. There is no pending or, to Company’s knowledge, threatened condemnation or similar proceeding affecting the whole or any portion of the Owned Real Properties. Requests received by the Company for any repairs, restorations or improvements to the Owned Real Properties and Facilities from any Governmental Authority or insurance company or provider have resulted in said items being completed or will lead to said items being completed in the ordinary course of business. No portion of the Owned Real Property has suffered any material damage by fire or other casualty which heretofore has not been repaired and restored. Except as set forth on Schedule 5.8(d), no Person other than the Company and/or any Subsidiary owns any improvement located on the Owned Real Properties. Neither the Company nor any Subsidiary have received any written notice of any violation or alleged violation of applicable legal Requirements with respect to the Company’s use of the Owned Real Properties that remains uncured. There are no material capital expenditures known to the Company or any Subsidiary to be required to be made in connection with the Owned Real Properties in order to comply with all applicable Legal Requirements. All requisite certificates of occupancy and other licenses, consents, permits or approvals required with respect to the Facilities and the occupancy and use thereof have been obtained and are currently in effect.

5.9 Intellectual Property.

(a) The Company and/or each Subsidiary owns, or is licensed or otherwise possesses legal rights under, all patents, patent applications, trademarks, trade names, service marks, trade dress, copyrights, domain names, mask works, schematics, technology, know-how, trade secrets, confidential information, customer lists, technical information, technical data, process technology, plans, drawings and blue prints, inventions, algorithms, devices, systems, processes, computer software programs and applications to the extent the same are used in and are material to the respective businesses of the Company and/or any Subsidiary.

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(b) Schedule 5.9(b)-1 lists all: (i) patents, patent applications (“Company Patent Rights”), registered trademarks and service marks, and registered copyrights owned by the Company and/or each Subsidiary (“Scheduled Company Intellectual Property”), including where applicable the jurisdictions, both domestic and foreign, in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed; (ii) written licenses, sublicenses and other agreements as to which the Company or any Subsidiary is a party and pursuant to which any Person is authorized to use any Intellectual Property owned by the Company other than Standard Outbound IP Licenses; (iii) written licenses, sublicenses and other agreements to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary is authorized to use any third party’s Intellectual Property (other than, with respect to such software, off-the-shelf commercial or shrinkwrap software or open source software) (“Third Party Intellectual Property Rights”) that are incorporated or used in any product or service of the Company and/or each Subsidiary or which are material to their respective operations other than Standard Inbound IP Licenses; and (iv) all agreements to which the Company or any Subsidiary is a party that provide for an optional or contingent license, sublicense or other agreement as described in clauses (ii) or (iii) above in this paragraph. All Scheduled Company Intellectual Property is valid, enforceable, has been duly maintained, is in full force and effect, and has not been cancelled, expired or abandoned other than as indicated in Schedule 5.9(b)-1. Neither the Company nor any Subsidiary is obligated to pay any royalties and/or fees to any third party with respect to any Intellectual Property license, other than under those licenses listed in Schedule 5.9(b). None of the Company Patent Rights were developed under a funding agreement with the Government of the United States of America or with any state governments, pursuant to which the government of the United States of America or with any state governments has rights relative thereto.

(c) Except as set forth on Schedule 5.9(c), neither the Company nor any Subsidiary has received (i) any notice from, or demand or claim by, any third party that any of the Company Intellectual Property, including any Company Patent Rights are not solely owned by Company or that the Company Patent Rights are subject to a compulsory license, or (ii) an opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any of the Company Patent Rights would reasonably succeed.

(d) No allowable or allowed subject matter of the Company Patent Rights listed in Schedule 5.9(d) as being solely owned by the Company is subject to any competing or interfering claims by any third party. No allowable or allowed subject matter of such Company Patent Rights has been the subject of any interference, re-examination or opposition proceedings and, to the Company’s knowledge, there is no reasonable basis for any such interference, re-examination or opposition proceedings.

(e) The Company has taken all action necessary to maintain the enforceability and registration of all Scheduled Company Intellectual Property material to the operation of the Company and/or each Subsidiary. Except as set forth on Schedule 5.9(b)-1 and Schedule 5.9(e), all annuities, maintenance fees or other fees necessary to maintain the pendency or right to assert the Company Patent Rights due on or before the date hereof have been paid according to proper entity status in the relevant jurisdiction. The registrations to Company Patent Rights are in good standing and none of the Company Patent Rights have lapsed, been disclaimed or otherwise voluntarily limited in scope, or been dedicated to the public other than as indicated in Schedule 5.9(b)-1. Except as set forth in Schedule 5.9(e), neither the Company nor any

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Subsidiary has received any invitation to license or written charge, complaint, claim, demand or notice that the Company or any Subsidiary has infringed, misappropriated, or acted in conflict with any of the Intellectual Property owned by any third party.

(f) Except as disclosed on Schedule 5.9(f), to the Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company and/or any Subsidiary, or any Third Party Intellectual Property Rights to the extent exclusively licensed to the Company, by any third party, including any employee or former employee of the Company and/or any Subsidiary. Neither the Company nor any Subsidiary has, in the three (3) years preceding the date of this Agreement, sent to any third party any written charge, complaint, claim, demand or notice asserting that such Person has infringed, misappropriated, or acted in conflict with any of the Intellectual Property owned by the Company, nor (to the Company’s knowledge) is any such infringement, misappropriation, or conflict occurring or threatened, other than as disclosed in Schedule 5.9(f).

(g) Neither the Company nor any Subsidiary is, nor will be, as a result of the execution and delivery of this Agreement by the Company, or the performance of its obligations hereunder, in material breach of any license, sublicense or other agreement.

(h) The conduct of the business of the Company and/or any Subsidiary as presently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party.

(i) Except as set forth on Schedule 5.9(i), each current and former officer, employee and consultant of the Company and each Subsidiary has executed and delivered to the Company and/or one of its Subsidiaries an agreement in substantially the form or forms made available by the Company to Acquiror, providing that the Company and/or such Subsidiary will become or may elect to become the owner or assignee of any Intellectual Property such Person creates within the scope of his or her employment or in the case of a non-employee, from the services such Person performs for the Company and/or any Subsidiary, unless or except to the extent that the Company and/or any Subsidiary is entitled to become or elects to become the owner or assignee of such Intellectual Property by operation of law.

(j) The Intellectual Property that is used by the Company and/or each Subsidiary in the conduct of their respective businesses was either (i) developed by employees of the Company and/or its Subsidiaries within the scope of their employment, and all ownership rights therein have been properly and irrevocably assigned or otherwise properly and irrevocably transferred to or vested in the Company and/or its Subsidiaries pursuant to written agreements; (ii) developed on behalf of the Company and/or its Subsidiaries by a third party, and all ownership rights therein have been assigned or otherwise transferred to or vested in the Company and/or its Subsidiaries pursuant to written agreements; or (iii) licensed or acquired from a third party pursuant to a license, assignment, equitable right, or other contract that is in full force and effect and under which neither the Company nor any Subsidiary is in material breach.

(k) The Company has entered into written confidentiality agreements with all employees and third parties to whom the Company and/or any Subsidiary has disclosed material Company-owned confidential Intellectual Property, except where a failure to do so would not have a Material Adverse Effect.

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5.10 Environmental Matters.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Environmental and Safety Laws” shall mean any applicable federal, state or local laws, ordinances, codes, regulations, rules and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, Hazardous Materials, or which are intended to assure the safety of employees, from exposures to Hazardous Materials.

(ii) “Hazardous Materials” shall mean any toxic or hazardous substance, waste, material or substance, or any pollutant or contaminant, or biological agent, or active/ inactive bacteria or infectious or radioactive substance, that is defined in or prohibited or regulated by any Environmental and Safety Law based upon its toxic, dangerous, caustic, infectious, reactive, corrosive, ignitable, flammable chemical or chemical compound or deleterious characteristics.

(iii) “Property” shall mean all real property leased or owned, or formerly leased or owned, by the Company.

(iv) “Facilities” shall mean all buildings and improvements on the Property.

(b) Except as set forth in Schedule 5.10(b): (i) the Company has disposed of all Hazardous Materials of the Company and/or each Subsidiary in accordance in all material respects with all Environmental and Safety Laws; (ii) neither the Company nor any Subsidiary has received any written notice of any noncompliance by the Company of the Facilities or its past or present operations with Environmental and Safety Laws; (iii) no Legal Proceedings are pending or, to the knowledge of the Company, threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Company; (iv) to the Company’s knowledge, neither the Company nor any Subsidiary has been identified as a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Agreement Date; (v) to the Company’s knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property which require remedial or corrective action by the Company pursuant to Environmental and Safety Laws; (vi) to the Company’s knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements which require remedial or corrective action by the Company pursuant to Environmental and Safety Laws; (vii) neither the Company nor any Subsidiary has operated any underground tanks at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells; and (viii) the Facilities and the Company’s uses and activities therein have at all times materially complied with all Environmental and Safety Laws.

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(c) Complete and accurate copies of all written environmental reports, audits or assessments which have been conducted, either by the Company, or any Person engaged by the Company for such purpose, at any Facility or Property, which are within the possession or control of the Company, have been made available to Acquiror and a list of all such reports, audits and assessments is set forth on Schedule 5.10(c). The listing of such reports on Schedule 5.10(c) does not in any way create any exceptions to the representations and warranties of this Section 5.10, and any such exceptions shall be specifically set forth in the appropriate paragraph of Schedule 5.10.

5.11 Taxes. Except as provided in Schedule 5.11:

(a) The Company and each of its Subsidiaries has properly and timely filed (after giving effect to any extensions) all Tax Returns required to be filed by it. All such Tax Returns were accurate, complete and correct in all material respects. All Taxes of the Company and each Subsidiary (whether or not shown as due on such Tax Returns) required to have been paid on or before the Closing Date have been paid and the reserves for Taxes (rather than the reserve for deferred Taxes established to reflect timing differences between book and Tax income) provided in the books and records of the Company and each of the Subsidiaries has been determined in accordance with GAAP and will be sufficient for all of the Taxes of the Company and each of the Subsidiaries with respect to any period for which Tax Returns have not yet been filed or for Taxes not yet due and owing for any Tax period or portion thereof through and including the Closing Date. The Company and each of the Subsidiaries has made available to Acquiror correct and complete copies of all material Tax Returns for Tax Periods ending on our after December 31, 2009, and all examination reports and statements of deficiencies assessed against or agreed to by the Company and each Subsidiary issued since January 1, 2010.

(b) There are, and, immediately following the Effective Time, there will be, no material liens on the assets of the Company and/or each Subsidiary relating to or attributable to Taxes except liens for current Taxes not yet delinquent

(c) Except as provided in Schedule 5.11(c): there is (i) no claim for Taxes being threatened or asserted against the Company or any Subsidiary, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company or any Subsidiary being conducted by a Tax Authority, (iii) no waiver of any statute of limitations applicable with respect to any Taxes, and no extension of any statute of limitations on the assessment of any Taxes, granted by the Company currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed. No written claim has been made by any Tax Authority and received by the Company since January 1, 2009, in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. No power of attorney with respect to any Tax matter of the Company or any Subsidiary is currently in force.

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(d) Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any Subsidiary have any Liability or potential Liability to another party under any such agreement.

(e) Neither the Company, any Subsidiary nor any predecessor of the Company or any Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.

(f) Neither the Company nor any Subsidiary has any Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(g) Neither the Company nor any Subsidiary has filed an election under Section 338(g) or 338(h)(10) of the Code, or entered into a gain recognition agreement described in Treasury Regulations under section 367 of the Code. Neither the Company nor any Subsidiary is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition on or prior to the Closing Date or prepaid amount received on or prior to the Closing Date, (ii) any adjustment pursuant to (A) Section 481(a) of the Code or any similar provision of state, local or foreign law or (B) any application pending with any Tax Authority requesting permission for any change in any accounting method, (iii) any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law. (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local, or foreign law, relating to a Taxable period (or portion thereof) ending on or prior to the Closing Date and (v) election under Section 108(i) of the Code.

(h) Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code or any similar provision of state, local or foreign law.

(i) The Company and each Subsidiary has made available to Acquiror all documentation relating to any applicable Tax holidays or incentives. The Company and each Subsidiary is in compliance with the requirements for any applicable Tax holidays or incentives.

(j) Neither the Company nor any Subsidiary is, nor has it ever been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company and each Subsidiary has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(k) Neither the Company nor any Subsidiary has ever constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

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(l) The Company and each Subsidiary has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper Tax Authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal state and foreign income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state and foreign income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(m) Neither the Company nor any Subsidiary has been a party to a “reportable transaction,” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1), or to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).

(n) Schedule 5.11(n) sets forth as of December 31, 2012, amounts and information that the Company reasonably believes to be accurate with respect to: (i) the Tax basis of the Company and of each Subsidiary regarding their respective assets; (ii) the amount of any net operating loss carryover or capital loss carryover of the Company or any Subsidiary, the dates of expiration of such carryovers, and a description of any limitation of the use of such carryovers; (iii) the amount of unused research and development, investment credit or other credit carryover of the Company and each Subsidiary; (iv) a list of the Company’s and each Subsidiary’s material federal income Tax elections then in effect, and similar elections under foreign law; (v) a list of all joint ventures, partnerships, limited liability companies, disregarded entities or other business entities (within the meaning of Treas. Reg. Section 301.7701-3) in which the Company or any Subsidiary has an interest, and (vi) information, if material, as determined for state, local and foreign tax purposes in each jurisdiction where the Company or any Subsidiary is required to file an income Tax Return, with respect to the amount of any net operating loss carryover of the Company or any Subsidiary, the dates of expiration of such carryovers, and a description of any limitation of the use of such carryovers, and information about any material state or local Tax election then in effect made by the Company or any Subsidiary.

(o) Neither the Company nor any Subsidiary is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of any other Tax Authority.

(p) Neither the Company nor any Subsidiary (i) owns an interest in any (1) domestic international sales corporation, (2) foreign sales corporation, (3) passive foreign investment company, each within the meaning of the Code, or (ii) has any permanent establishment in any foreign country (other than the country in which it is established), as defined in the relevant Tax treaties applicable to such entity.

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(q) The Company and each Subsidiary is in compliance with Financial Accounting Standards Board ASC 740-10 (“ASC 740-10”) and has determined, assessed, and measured the benefits of all material Tax positions taken in any income Tax Return for any period covered by ASC 740-10, including all significant uncertain positions reflected in such Tax Returns that may be subject to assessment or challenge by any Governmental Entity.

(r) No amount paid or which may become payable under any Company Employee Plan or otherwise will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has or would be reasonably expected to have any gross-up or other indemnity obligation for any excise taxes imposed under Section 4999 of the Code.

(s) Schedule 5.11(s) lists each plan, agreement or arrangement to which the Company and/or any Subsidiary is a party or under which the Company and/or any Subsidiary is bound that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) and subject to Section 409A of the Code. With respect to each such nonqualified deferred compensation plan, (1) the written terms of such plan have at all times been in material compliance with, and (2) such plan has, at all times while subject to Section 409A of the Code, been operated in material compliance with, Section 409A of the Code and all applicable guidance thereunder. Neither the Company nor any of its Affiliates has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

(t) The exercise price of each Company Option is determined in good faith and believed by the Company to be at least equal to the fair market value of the Common Stock on the date such Company Option was granted for purposes of Section 409A of the Code.

5.12 Employee Benefit Plans and Employee Matters.

(a) Schedule 5.12(a) sets forth a complete list of the Company Employee Plans. With respect to each current Company Employee Plan, the Company has provided or made available to Acquiror copies of the governing plan documents and, to the extent applicable, (1) the related trust agreement, annuity contract or other funding documents, (2) the summary plan description and any summary of material modifications currently in effect, (3) the two most recent annual Form 5500 filings, (4) the two most recent annual discrimination test results, and (5) the most recent favorable determination or opinion letter received from the Internal Revenue Service.

(b) Except as provided in Schedule 5.12(b), neither the Company nor any Subsidiary sponsors, maintains or contributes (directly or indirectly) to any self-funded welfare or other employee benefit plan. Each current Company Employee Plan that is intended qualify under Section 401(a) of the Code is covered by a current favorable determination letter or opinion letter issued by the Internal Revenue Service, and, to the Company’s knowledge, no fact or circumstance exists which could reasonably be expected to have an adverse effect on such qualified status (regardless of whether the adverse effect could be avoided by correction under the Employee Plans Compliance Resolution System or other voluntary compliance program maintained by the Internal Revenue Service or other Governmental Entity).

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(c) Each Company Employee Plan has been maintained, funded and administered, in form and operation, in compliance in all material respects with its terms and with all applicable Legal Requirements. There are no pending or, to the Company’s knowledge, threatened claims, suits, audits or investigations (other than claims for benefits in the ordinary course) under or with respect to any Company Employee Plan.

(d) No Company Employee Plan or any other plan, policy, agreement or arrangement provides (or could reasonably be expected to require the Company or any of its Subsidiaries to provide) any post-employment health care coverage or other welfare benefits except as specifically required by applicable law. No Company Employee Plan is (1) a “multiple employer plan” (within the meaning of the Code or ERISA), (2) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (3) a “funded welfare plan” (within the meaning of Section 419 of the Code), or (4) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider.

(e) There has been no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any Liability with respect to Taxes under Chapter 43, 47, or 48 of Subtitle D of the Code or any penalty under Title I of ERISA with respect to any of the Company Employee Plans. All contributions, premiums, deposits, and other payments required to be made by the Company or any Subsidiary to or under any Company Employee Plan that are due on or before the Closing Date have been made on or before their due dates, and all such contributions, premiums, deposits, and other payments that are due after the Closing Date have been properly accrued on the Company’s books of account in accordance with GAAP.

(f) No Company Employee Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. None of the Company, any Subsidiary, or any ERISA Affiliate of the Company or a Subsidiary is or ever was a participating employer in or has or ever had any obligation under or with respect to any “pension plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA, including, without limitation, a “multiemployer plan” as that term is defined in Section 3(37) of ERISA (without regard to paragraphs (E) or (G) thereof) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code (without regard to paragraphs (5) or (6) thereof). Neither the Company nor any Subsidiary has incurred or may incur any direct or indirect Liability under Section 412 of the Code or Section 302 or Title IV of ERISA with respect to any such “pension plan.”

(g) For income tax withholding, employment taxes, Company Employee Plan eligibility, applicable employment law, and all other relevant purposes, all individuals who perform services for the Company or any of its Subsidiaries have been properly characterized as common law employees, independent contractors or leased employees, except for any failure to do so that would not, individually or in the aggregate, reasonably be expected to result in a material Liability of the Company or any Subsidiary.

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(h) Schedule 5.12(h) lists each Company Employee Plan and any other plan, policy, agreement or arrangement with or for the benefit of any current or former employees of the Company or a Subsidiary working outside of the United States, including, without limitation, any plan, policy, agreement or arrangement maintained or contributed to by the Company under the laws or applicable customs or rules of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”). As regards each Foreign Plan, (1) such Foreign Plan is in material compliance with the provisions of all applicable Legal Requirements, (2) all contributions, premiums, deposits, and other payments to, and all payments from, such Foreign Plans that are due on or before the Closing Date have been made on or before their due dates, and such contributions, premiums, deposits, and other payments that are due after the Closing Date have been properly accrued on the Company’s books of account in accordance with GAAP, and (3) no Foreign Plan has or, as of the Closing Date, will have any unfunded Liabilities.

(i) Except as set forth on Schedule 5.12(i), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (1) entitle any current or former employee, officer, director, or independent contractor of the Company or any of its Subsidiaries to severance pay, or a transaction or retention bonus, unemployment compensation, or any other payment or additional compensation, (2) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, director, or independent contractor, or (3) impair the ability of the Company or a Subsidiary to unilaterally amend or terminate any Company Employee Plan.

(j) Except as provided in Schedule 5.12(j): the Company and each Subsidiary is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, employee data privacy, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours, occupational safety and health and employment practices, including the Immigration Reform and Control Act (or any local law equivalent), workers compensation, applicant and employee background checking, and collective bargaining, and the Company and each Subsidiary is not engaged in any unfair labor practice. The Company and each Subsidiary has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and each Subsidiary has paid or properly accrued in full to all employees, independent contractors and consultants of the Company and/or any Subsidiary all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither the Company nor any Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistently with past practice). There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and/or any Subsidiary and any of their respective employees, including threatened charges of unfair labor practices or employment discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, wage and hour claims, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage, which controversies have or would

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reasonably be expected to result in a Legal Proceeding. There are no claims pending or, to the knowledge of the Company, threatened, against the Company and/or any Subsidiary under any workers’ compensation or long-term disability plan or policy applicable to any current or former employees. All persons who have been performing services for the Company and each Subsidiary and have been classified as independent contractors have satisfied the requirements of all federal and state laws to be so classified and as applicable the Company and each Subsidiary have fully and accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so.

(k) Schedule 5.12(k) sets forth a true, correct and complete list as of the Agreement Date of all severance Contracts, change of control contracts, and employment Contracts to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that are not terminable at-will without liability to the Company and/or any Subsidiary. Neither the Company nor any Subsidiary has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve for such amount on the Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 5.12(k). Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract with a labor or trade union, labor organization, staff association or works council, or similar grouping of employee representations, and the Company and each Subsidiary has no knowledge of any activities or proceedings of any labor union to organize the Company’s or each Subsidiary’s employees by any Person, unit or group seeking to act as their bargaining agent. There is no pending demand for recognition or demand from a labor organization for representative status with respect to any Person employed by the Company and/or any Subsidiary. The Company has no knowledge of any activities or proceedings of any labor union or other similar organization to organize the employees of the Company and/or any Subsidiary. There has not been over the last three (3) years any labor dispute, strike, slowdown or work stoppage or lockout by employees of the Company and/or any Subsidiary and there is no labor dispute, strike, slowdown or work stoppage or lockout against the Company and/or any Subsidiary pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company and any Subsidiary. Neither the Company nor any Subsidiary, nor to the knowledge of the Company, any of their respective representatives or employees, has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company and/or any Subsidiary, and there is no charge or complaint against the Company and/or any Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of the Company, threatened. Except as set forth on Schedule 5.12(k), no employee of the Company and/or any Subsidiary has been dismissed in the last 12-month period.

(l) Except as set forth on Schedule 5.12(l), no key employee of the Company has given written notice to the Company, nor does the Company otherwise have knowledge, that any such key employee intends to terminate his or her employment with the Company.

(m) The Company has made available to Acquiror a true, correct and complete census as requested by Acquiror. This census includes a list of the names, positions and rates of compensation of all officers, directors, and employees of the Company and/or any Subsidiary, including “leased employees” within the meaning of Section 414(n) of the Code, as of the Agreement Date, showing each such person’s name, position, hire date, current base annual remuneration and status as exempt/non-exempt.

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(n) The Company has made available to Acquiror a true, correct and complete list of all of its current consultants, advisory board members and independent contractors as of the Agreement Date, including the amount paid to each of them in calendar year 2012 and for the three months ended March 31, 2013 and the hourly pay rate or other compensatory arrangements with respect to such person.

5.13 Interested Party Transactions. To the Company’s knowledge, except for the matters disclosed on Schedule 5.13, none of the officers and directors of the Company and, to the knowledge of the Company, no immediate family member of an officer or director of the Company has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). To the Company’s knowledge, except as set forth on Schedule 5.13, none of said officers or directors or any member of their immediate families, is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or any Subsidiary is a party or by which the Company and/or any Subsidiary or any of their respective assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof. To the knowledge of the Company, none of said officers or directors or immediate family members has any interest in any material property, real or personal, tangible or intangible (including any intellectual property) that is used in, or that relates to, the respective businesses of the Company and/or any Subsidiary, except for the rights of stockholders under applicable Legal Requirements.

5.14 Insurance.

(a) The Company and each Subsidiary maintains the policies of insurance and bonds set forth in Schedule 5.14, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 5.14 sets forth the name of the insurer under each such policy and bond, the type of policy or bond and the coverage amount, the expiration dates thereof, the annual premiums and payment terms thereof and any applicable deductible and any other material provisions as of the Agreement Date, the losses incurred thereunder in the past twelve (12) months, as well as all claims made in the past twelve (12) months, including outstanding claims, under such policies and bonds. The Company has made available to Acquiror correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company and each Subsidiary. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and each Subsidiary is otherwise in compliance with the material terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

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(b) The insurance coverage provided by the policies and bonds described in Schedule 5.14 will not terminate or lapse by reason of any of the consummation of the transactions contemplated by this Agreement.

5.15 Books and Records. The Company has made available to Acquiror correct and complete copies of (a) all documents identified on the Company Disclosure Letter, (b) the Charter Documents of the Company and each Subsidiary, each as currently in effect, (c) the minute books for the past thirty-six (36) months containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Company and/or each Subsidiary, (d) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company and/or each Subsidiary, and (e) all permits, orders and consents issued by any regulatory agency with respect to the business of the Company and/or each Subsidiary, and all current applications for such permits, orders and consents.

5.16 Material Contracts.

(a) Except for this Agreement and the Contracts specifically identified in Schedule 5.16, neither the Company nor any Subsidiary is a party to or bound by any of the following Contracts (each a “Material Contract”):

(i) any distributor, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer’s representative Contract pursuant to which any Person has a right to market, resell or distribute any Company Products involving in the case of any such Contract the purchase, sale or license of more than $250,000 per annum or $500,000 in the aggregate (each a “Reseller Agreement”);

(ii) any Contract directly with a physician-owned medical device distributor in which physicians, directly or indirectly, own any interest (other than as a stockholder of less than 5% of the issued and outstanding stock of a publicly-held corporation); any Contract which requires or (based on actions taken prior to Closing and under current Legal Requirements) will require payment and other information reporting under the Physician Payment Sunshine Act (Section 6002 of the Patient Protection and Affordable Care Act of 2010);

(iii) any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, intellectual property or other assets involving in the case of any such Contract more than $250,000 per annum, or $500,000 in the aggregate, other than Standard Inbound IP Agreements, Standard Outbound IP Agreements and Contracts listed in Schedule 5.16(a)(x) or (xi);

(iv) any Contract involving in excess of $50,000 per annum that expires or may be renewed at the option of any Person other than the Company so as to expire more than one year after the date of this Agreement other than a Contract which is terminable for any reason by the Company within one year after the date of this Agreement and other than Standard Inbound IP Agreements, Standard Outbound IP Agreements and Contracts listed in Schedule 5.16(a)(x) or (xi);

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(v) any mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging, forward, swap or other derivative arrangement, or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(vi) any Contract providing for capital expenditures in excess of $100,000 in the aggregate;

(vii) any Contract limiting the freedom of the Company and/or any Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation to any Person;

(viii) any Contract pursuant to which the Company and/or any Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other tangible personal property involving in excess of $50,000 per annum or $100,000 in the aggregate;

(ix) any Contract of guarantee, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person other than intellectual property rights and other indemnities granted by the Company and/or any Subsidiary under Standard Inbound IP Agreements, Standard Outbound IP Agreements, Contracts listed in Schedule 5.16(a)(x) or (xi), and any standard purchase, supply or distribution agreement; or any Contract of the type described above not in the ordinary course of business or which has the Company providing indemnification to a third party as its primary purpose;

(x) other than Standard Outbound IP Agreements, all licenses, sublicenses and other Contracts pursuant to which any Person is granted any rights to Company Intellectual Property or pursuant to which the Company and/or any Subsidiary has agreed to any restriction on the right of the Company and/or any Subsidiary to use or enforce any rights in or with respect to any Company Intellectual Property or pursuant to which the Company and/or any Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Company Intellectual Property;

(xi) other than Standard Inbound IP Agreements, all licenses, sublicenses and other Contracts pursuant to which the Company and/or any Subsidiary acquired or is granted any rights to intellectual property owned by a third party or pursuant to which the Company and/or any Subsidiary is granted the right to market, resell or distribute any products, technology or services of any Person;

(xii) any Contract providing for the development of any software, technology or intellectual property, independently or jointly, by or for the Company and/or any Subsidiary, other than employee invention assignment agreements and consulting agreements, copies of which have been made available to Acquiror;

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(xiii) any Contract to license or authorize any third party to manufacture or reproduce any Company Products or Company Intellectual Property (other than Standard Outbound IP Agreements), other than rights granted to customers of the Company and/or any Subsidiary to install or make a reasonable number of backup copies of Company Products to support their licensed use of Company Products;

(xiv) any Contract with a Significant Customer or a Significant Supplier and any sole source supplier to the Company or any of its Subsidiaries;

(xv) any Contracts relating to the membership of, or participation by, the Company and/or any Subsidiary in, or the affiliation of the Company and/or any Subsidiary with, any industry standards group or association;

(xvi)(A) any joint venture Contract, (B) other than Reseller Agreements, any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person in each case in excess of $50,000 per annum or $100,000 in the aggregate (including upfront fees, maintenance fees, minimum annual fees or payments, milestone fees or payments and any other consideration);

(xvii) any Company Product express, written warranty, other than standard warranties of Company and/or any Subsidiary included in the packaging of Company Products and warranties granted under Standard Outbound IP Agreements and Contracts listed in Schedule 5.16(a)(x);

(xviii) any Contract for the employment of any director, officer, employee or consultant of the Company and/or any Subsidiary or any other type of Contract with any officer, employee or consultant of the Company and/or any Subsidiary that, in each case, is not immediately terminable by the Company and/or any Subsidiary without cost or Liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement, or any subsequent condition or event, or on account of any Contract that is entered into in connection with this Agreement;

(xix) any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Capital Stock or any other securities of the Company and/or any Subsidiary or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except as disclosed on Schedule 5.2(a)-2;

(xx) any Contract under which the Company and/or any Subsidiary provides any advice or services, consulting, professional services, software implementation, deployment or development services, or support services to any third party (including, for each such contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services), in each case, involving payment of more than $10,000 for such services, other than such services for Company Products under Standard Outbound IP Agreements and Contracts listed in Schedule 5.16(a)(x);

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(xxi) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company and/or any Subsidiary, in connection with this Agreement and the transactions contemplated hereby;

(xxii) any Contract pursuant to which the Company and/or any Subsidiary has acquired in the past five (5) years a business or entity, or all or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any contract pursuant to which it has any material ownership interest in any other Person;

(xxiii) any Contract with any Governmental Entity or any Contract with a government prime contractor, or higher-tier government subcontractor (each a “Government Contract”);

(xxiv) any leases, licenses, subleases and other agreements relating to leased real property other than the Real Property Leases;

(xxv) any settlement agreement that (A) individually had or has a payment obligation in excess of $100,000 per annum or $250,000 in the aggregate or (B) limits the freedom of the Company and/or any Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any intellectual property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation to any Person;

(xxvi) any other Contract of a type not listed in clauses (i) through (xxv) that individually had or has a payment obligation in excess of $100,000 per annum or $250,000 in the aggregate (including up-front fees, maintenance fees, minimum annual fees or payments, milestone fees or payments and any other consideration); or

(xxvii) any amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b) Except as provided on Schedule 5.16(b), all Material Contracts are in written form. The Company and each Subsidiary has performed all of the obligations required to be performed by it and is entitled to all benefits under, and as of the Agreement Date is not alleged to be in material default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company and/or any Subsidiary or to the Company’s knowledge as of the Agreement Date, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or event

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of material default under any Material Contract or (ii) give any third party (A) the right to declare a material default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company and/or any Subsidiary under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. As of the Agreement Date, neither the Company nor any Subsidiary has received any written notice or other written communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. Neither the Company nor any Subsidiary has any Liability for renegotiation of government Contracts. Correct and complete copies of all Material Contracts have been made available to Acquiror prior to the Agreement Date.

(c) There are no outstanding rights of a third party to renegotiate, any material amounts paid or payable to the Company and/or any Subsidiary under current or completed Material Contracts with such Person and no such Person has made written demand for such renegotiation.

(d) The Material Contracts relating to the sale, design, manufacture, or provision of Company Products or services by the Company and/or any Subsidiary have been entered into in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

(e) Except as provided in Schedule 5.16(e): there is no provision of any Reseller Agreement, nor any applicable Legal Requirements with respect thereto, which would prohibit the Company and/or any Subsidiary (or any successor in interest thereto) from terminating, without the payment of penalties, indemnities, break amounts, or any other payment in connection therewith, any such agreement or relationship thereunder.

(f) True and complete copies of each Material Contract, together with all amendments and supplements thereto and all waivers of any terms thereof, have been provided or made available to Acquiror prior to the Agreement Date.

5.17 Export Control Laws. Except as provided in Schedule 5.17: the Company and each Subsidiary has conducted its export transactions in material compliance with applicable provisions of United States export control laws and regulations. Without limiting the foregoing:

(a) the Company and each Subsidiary has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b) the Company and each Subsidiary is in material compliance with the terms of all applicable export licenses or other approvals;

(c) there are no pending or, to the knowledge of the Company, claims threatened in writing against the Company and/or any Subsidiary with respect to such export licenses or other approvals;

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(d) there are no material actions, conditions or circumstances pertaining to the Company’s and/or any Subsidiary’s export transactions that would reasonably be expected to give rise to any future claims; and

(e) no material consents or approvals for the transfer of export licenses to Acquiror are required as a result of the transactions contemplated by this Agreement, except for such consents and approvals that can be obtained expeditiously without material cost.

5.18 Customers and Suppliers.

(a) Neither the Company nor any Subsidiary has any outstanding material disputes concerning its respective products and/or services with any customer or distributor who, in the year ended December 31, 2012 or the three (3) months ended March 31, 2013, was one of the ten (10) largest sources of revenues for the Company (and its Subsidiaries), based on amounts paid or payable (each, a “Significant Customer”), and as of the Agreement Date, the Company has no knowledge of any Significant Customer expressing an intention to cease or substantially reduce its business with the Company or any Subsidiary. Each of the Company’s Significant Customers is listed on Schedule 5.18(a). Neither the Company nor any Subsidiary has had any of its products returned by a purchaser thereof in the past twelve (12) months except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material revenue by the Company.

(b) Neither the Company nor any Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2012 or the three (3) months ended March 31, 2013, was one of the ten (10) largest suppliers of products and/or services to the Company (and its Subsidiaries), based on amounts paid or payable (each, a “Significant Supplier”), and as of the Agreement Date, the Company has no knowledge of any Significant Customer or any sole source supplier to the Company or any of its Subsidiaries expressing an intention to cease or substantially reduce its business with the Company or any Subsidiary. Each Significant Supplier and sole source supplier to the Company or any of its Subsidiaries is listed on Schedule 5.18(b).

5.19 Accounts Receivable and Payable.

(a) The accounts receivable shown on the Balance Sheet arose in the ordinary course of business, consistent with past practices, and represented bona fide claims against debtors for sales and other charges. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practices. The accounts receivable of the Company arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, and represented or shall represent bona fide claims against debtors for sales and other charges. Schedule 5.19(a) sets forth an accurate aging of the Company’s accounts receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns, as of one Business Day before the Closing Date.

(b) Except as provided on Schedule 5.19(b), all accounts payable and notes payable of the Company arose in the ordinary course of business, consistent with past practices and in bona fide arms’ length transactions, and no payment owed with respect to any Company accounts payable and/or note is materially past due.

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5.20 Inventory. The inventories shown on the Balance Sheet (net of any reserve on the Balance Sheet) or thereafter acquired by the Company consisted of items of a quantity and quality usable or salable in the ordinary course of business. There is no material deficiency of inventory of the Company’s current inventory and it is sufficient for the Company to conduct its business consistent with past practice over the last twelve (12) months.

5.21 Regulatory Compliance. Except as provided in Schedule 5.21:

(a) As to the Company and its Subsidiaries, Affiliates and agents, and as to each product subject to the Federal Food, Drug and Cosmetic Act of 1938, and the Public Health Service Act Section 361, as amended, and the regulations of the Food and Drug Administration (the “FDA”) promulgated thereunder (the “FDCA”) or similar Legal Requirements (each such product, a “Medical Device”, a “Biologic”, a “Drug”, or “Human Tissue Intended for Transplantation”, as the case may be, and collectively “Regulated Products”)) that is or has been developed, manufactured, tested, distributed or marketed by the Company and its Subsidiaries, Affiliates and agents are in material compliance with, and each such Regulated Product is being developed, manufactured, tested, distributed and/or marketed in material compliance with, all applicable requirements under the FDCA and other applicable Legal Requirements, including 21 C.F.R. Parts 1270 and 1271 (regulation of Human Cellular and Tissue Products, or HCTP’s), 21 C.F.R. Part 820 (regulation of Medical Devices), the United States National Organ Transplant Act, 42 U.S.C. §274e, the licensing requirements and other applicable Legal Requirements of the several states of the United States, European Union Directives, Medical Device Directive 93/42/EC, EU Directive 2004/23/EC (standards of quality and safety for the donation, procurement, testing, processing, preservation, storage and distribution of human tissues and cells), applicable Legal Requirements of the various member nations of the European Union, American Association of Tissue Banking (AATB) standards, and those Legal Requirements relating to the tissue donor recovery process. Neither the Company nor any Subsidiary has received any written notice or other written communication from the FDA or any other Governmental Entity (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (ii) otherwise alleging any violation applicable to any Regulated Product by the Company or any of its Subsidiaries, Affiliates or agents of any Legal Requirements.

(b) All material reports, documents, claims and notices required to be filed, maintained, or furnished to any Governmental Entity by the Company or any of its Subsidiaries have been so filed, maintained or furnished.

(c) No Regulated Product of the Company or any of its Subsidiaries has been recalled, withdrawn, suspended or discontinued by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which the Company has knowledge (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Regulated Product of the Company or any of its Subsidiaries are pending against the Company or any of its Subsidiaries nor have any such proceedings been pending at any prior time.

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(d) As to each Regulated Product of the Company or any of its Subsidiaries for which a premarket notification submission under Section 510(k) of the FDCA, premarket approval application, biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been cleared or approved, the Company and its Subsidiaries, Affiliates and agents are in compliance with 21 U.S.C. §§ 355, 360 and 360e, and 42 U.S.C. § 262 and 21 C.F.R. Parts 312, 314, 600, and 601, 807, 812, 814 et seq., as applicable, and similar Legal Requirement and all terms and conditions of such applications, except for any such failure or failures to be in compliance which individually or in the aggregate are not or would not be material. As to each such Regulated Product of the Company or any of its Subsidiaries, the Company and the officers, employees or agents of the Company, have included in the application for such Regulated Product of the Company or any of its Subsidiaries, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Legal Requirement and the list described in 21 U.S.C. § 335a(k)(2) or any similar Legal Requirement, and each such certification and list was true, complete and correct in all material respects when made. In addition, the Company and its Subsidiaries, Affiliates and agents are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360, 42 U.S.C. § 262 and 21 C.F.R. Part 207, 601 and 807 and all similar Legal Requirements.

(e) No article of any Regulated Product manufactured and/or distributed by the Company or any of its Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Legal Requirement), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Legal Requirement) or (iii) a product that is in violation of 21 U.S.C. §§ 355, 360, 360e and 42 U.S.C. § 262 (or similar Legal Requirement), except for failures to be in compliance with the foregoing that individually or in the aggregate are not or would not be material.

(f) Neither the Company nor any of its Subsidiaries or Affiliates nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries or Affiliates has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity that primarily regulates Medical Devices, Biologics or Drugs, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity that primarily regulates Medical Devices, Biologics or Drugs, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any of its Subsidiaries or Affiliates or, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries or Affiliates has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Requirement or authorized by 21 U.S.C. § 335a(b) or any similar Legal Requirement. Neither the Company nor any of its Subsidiaries or Affiliates nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries or Affiliates has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Legal Requirement.

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(g) Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Regulated Product of the Company or any of its Subsidiaries, (ii) commenced, or threatened to initiate, any action to enjoin production of any Regulated Product of the Company or any of its Subsidiaries, or (iii) commenced, or threatened to initiate, any action to enjoin the production of any Regulated Product of the Company or any of its Subsidiaries produced at any facility where any Regulated Product is manufactured, tested or packaged, except for any such action that individually or in the aggregate are not or would not be material.

(h) The U.S. operations of the Company and its Subsidiaries are in full compliance with the Federal Anti-Kickback Statute, 42 U.S.C.A. §§ 1320a-7b(b), the Stark Law (42 U.S.C. §§ 1395nn) and the AdvaMed Code of Ethics on Interactions with Health Care Professionals (the “AdvaMed Code”), and all of the Company’s and its Subsidiaries’ contracts, agreements and arrangements with Health Care Professionals (as defined in the AdvaMed Code) related to U.S. operations are in full compliance with the AdvaMed Code.

5.22 Products. Except as set forth on Schedule 5.22, no contract, agreement or arrangement to which the Company or any of its Subsidiaries is a party materially restricts the Company or any of its Subsidiaries or, following the consummation of the Transactions, Acquiror, Merger Sub, Surviving Corporation or any of their respective Affiliates: (i) from directly or indirectly producing, manufacturing, distributing, selling, offering to sell, importing or exporting, or directly or indirectly assisting others to do any of the foregoing, any medical devices, components of medical devices, allograft or xenograft products anywhere in the world for any application; or (ii) from directly or indirectly producing, manufacturing, distributing, selling, offering to sell, importing or exporting, or directly or indirectly assisting others to do any of the foregoing, any of the Company’s products anywhere in the world for any application. The Company has entered into an amendment to the LifeLink Foundation Agreement in the form attached as Exhibit I.

5.23 Transaction Fees. Except for the Company’s arrangement with UBS Securities, LLC, neither the Company nor any Subsidiary, nor any of their respective Affiliates, is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement. Set forth in Schedule 5.23 is the Company’s good faith estimate of all Transaction Expenses (including Transaction Expenses reasonably anticipated to be incurred in the future).

5.24 Foreign Corrupt Practices Act. None of the Company or any Subsidiary or any predecessor, or, to the knowledge of the Company, any employee, Company Representative or other Person associated with or acting on behalf of the Company and/or any Subsidiary or any predecessor has, directly or indirectly, (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (c) established or maintained a secret or unrecorded fund, participated in or co-operated with an international boycott as defined in Section 999 of the Code, (d) violated any provision of (i) the Foreign Corrupt Practices Act of

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1977, as amended, and the rules, regulations and guidance promulgated thereunder, (ii) the U.K. Bribery Act of 2010, as amended, and the rules, regulations and guidance promulgated thereunder or (iii) any other similar applicable Legal Requirement relating to corruption or bribery, or (e) made any bribe, rebate, payoff, influence, payment, kickback or other similar unlawful payment of any nature.

5.25 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 5 (including the related portions of the Company Disclosure Letter), (i) neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information made available to Acquiror regarding the Company or the Subsidiaries, the assets or liabilities of the Company or the Subsidiaries or any other matter, and (ii) no information made available to Acquiror (including financial projections and forecasts and information made available to Acquiror in responses to due diligence requests, “data rooms,” and management presentations). For the avoidance of doubt, the foregoing shall not in any way limit the representations and warranties set forth in this Article 5 or Acquiror’s rights and remedies with respect thereto.

Article 6

REPRESENTATIONS AND WARRANTIES OF ACQUIROR RE: ACQUIROR AND MERGER SUB

Acquiror represents and warrants to the Company as follows:

6.1 Organization and Standing. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Neither Acquiror nor Merger Sub is in violation of any of the provisions of its Charter Documents.

6.2 Authority; Noncontravention.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by each of Acquiror and Merger Sub and constitutes the valid and binding obligation of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by Acquiror and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i)

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any provision of the Charter Documents of Acquiror and Merger Sub, in each case as amended to date, or (ii) any applicable Legal Requirement, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 2.4, (ii) such filings and notifications as may be required to be made by Acquiror in connection with the Merger under the HSR Act and the expiration or early termination of applicable waiting periods under the HSR Act, and (iii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

6.3 Financing. Acquiror has, or will have available to it, sufficient funds to consummate the transactions contemplated by this Agreement.

6.4 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

6.5 Brokers or Finders. Except for Acquiror’s arrangement with Stephens Inc., no Liability has been incurred or will be incurred by any person for fees, commissions or expenses of any investment banker, broker, advisor, finder or similar party in connection with this Agreement or the transactions contemplated hereby as a result of the actions of Acquiror or Merger Sub or any of its Affiliates, agents or representatives.

6.6 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 6, neither Acquiror nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror.

Article 7

CONDUCT PRIOR TO THE EFFECTIVE TIME

7.1 Conduct of Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, except as required by applicable Legal Requirements, consented to in writing by Acquiror or contemplated by this Agreement or required by any other Material Contract:

(a) the Company shall, conduct its business solely in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent required by applicable Legal Requirements or a Material Contract or as expressly provided otherwise in this Agreement or as consented to in writing by Acquiror) and in material compliance with all applicable Legal Requirements;

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(b) the Company shall (i) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (ii) pay or perform its other obligations when due, (iii) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, and (iv) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its officers, key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;

(c) the Company shall promptly notify Acquiror of any change, occurrence or event not in the ordinary course of its business, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to have a Material Adverse Effect on the Company or cause any of the conditions to closing set forth in Article 9 not to be satisfied;

(d) the Company shall use commercially reasonable efforts to assure that each of its Material Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger; and

(e) the Company shall maintain the Owned Real Properties and the Leased Properties (to the extent required under the Real Property Leases) in compliance, in all material respects, with all applicable Legal Requirements and contractual obligations of the Company and its Subsidiaries, and continue to make or cause to be made all repairs, restoration, replacements and maintenance that the Company determines reasonably necessary to maintain the Property in substantially the same condition as exists on the date hereof, subject to reasonable wear and tear, and the Company and its Subsidiaries shall comply with all applicable terms of the relevant Real Property Lease.

7.2 Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of the provisions of Section 7.1, except as set forth on Schedule 7.2, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, nor shall it cause or permit its Subsidiaries to, do any of the following (except to the extent required by an applicable Legal Requirements or Material Contract, or contemplated by this Agreement, or as consented to in writing by Acquiror):

(a) Charter Documents. Cause any amendments to Charter Documents;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

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(c) Material Contracts. Enter into any Contract that would constitute a Material Contract, or amend or otherwise modify any of the terms of any of its Material Contracts other than in the ordinary course of business;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any shares of Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Capital Stock pursuant to the exercise of Company Options that are outstanding as of the Agreement Date; (ii) the issuance of Common Stock upon conversion of Preferred Stock outstanding on the Agreement Date, and (iii) the repurchase of any shares of Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service.

(e) Employees; Consultants; Independent Contractors. (i) Hire any additional officers, (ii) terminate the employment of any key employee except for cause, (iii) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor (other than offer letters in the ordinary course of business with newly hired employees), (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements), or (v) adopt or amend any Company Employee Plan or other compensatory plan, agreement, policy or arrangement;

(f) Loans and Investments. Make any loans or advances (other than routine expense advances to employees of the Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

(g) Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company Intellectual Property (other than under Standard Inbound IP Agreements or Standard Outbound IP Agreements);

(h) Exclusive Rights and Most Favored Party Provisions. Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, intellectual property or business, or containing any non-competition covenants relating to its or Acquiror’s business activities;

(i) Dispositions. Sell, lease, license or otherwise dispose of any of its properties or assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with its past practice, or enter into any Contract with respect to the foregoing;

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(j) Leases. Enter into any operating lease requiring an annual payment in excess of $50,000 per annum or $100,000 in the aggregate over the term of the lease, whichever amount is smaller;

(k) Capital Expenditures. Except as contemplated by the capital expenditure plan disclosed on Schedule 5.16, make any capital expenditures, capital additions or capital improvements in excess of $50,000 individually or $100,000 in the aggregate;

(l) Insurance. Materially change the amount of any insurance coverage;

(m) Company Employee Plans; Pay Increases. Except as required or permitted by this Agreement, (1) enter into, adopt or amend any Company Employee Plan or any other employment, severance, incentive, change in control or other employee or compensation benefit plan, agreement, policy or arrangement, including any stock issuance or stock option plan, (2) make or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of any Company Employee Plan under the Code, or (3) pay or commit to the payment of any additional or special bonus to any employee, non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants (other than increases, not to exceed 3%, in the salaries of employees other than officers made in the ordinary course of business, consistent with past practice);

(n) Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting or payment of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration made pursuant to preexisting plans, policies or Contracts which have been disclosed to Acquiror and are set forth on Schedule 7.2(n));

(o) Lawsuits; Settlements. Except to the extent covered by insurance or in respect of claims below the Threshold Amount, (i) commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided, however, that it consults with Acquiror prior to the filing of such a suit), or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;

(p) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets other than in the ordinary course of business and in excess of $50,000 individually or $100,000 in the aggregate, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(q) Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return (except as provided otherwise by Section 8.15) other than in the ordinary course of business, file any amendment to a federal, state, or foreign income Tax Return

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or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind; or surrender any right to claim a refund of Taxes;

(r) Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquiror;

(s) Real Property. Enter into any agreement for the purchase, sale or lease of any real property;

(t) Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties or assets;

(u) Warranties; Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers;

(v) Accounts Receivable; Accounts Payable. Accelerate the collection of accounts receivable, delay the payment of accounts payable or defer expenses, in each case other than in the ordinary course of business;

(w) Interested Party Transactions. Enter into any Contract in which any officer, director, or employee of the Company (or, to the Company’s knowledge, any member of their immediate families) is a party that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 5.16; or

(x) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (w) in this Section 7.2 or take any action or knowingly omit to take any action that is reasonably likely to result in any other conditions to the Closing set for in Article 9 not being satisfied (other than the taking of any action required to be taken under applicable Legal Requirements or the omission of any action prohibited by applicable Legal Requirements or as otherwise contemplated by this Agreement or required by a Material Contract). Notwithstanding the foregoing, nothing contained in this Agreement shall give Acquiror, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time.

Article 8

ADDITIONAL AGREEMENTS

8.1 Stockholder Approval and Board Recommendation.

(a) The Company shall take all action necessary in accordance with this Agreement, Michigan Law, and its Charter Documents to obtain written consent of the Common

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Stockholders entitled to vote on this Agreement in an amount necessary to secure the Stockholder Approval. Promptly upon receipt of the executed Stockholder Consent and Voting Agreements from sufficient Stockholders to secure the Stockholder Approval (and in no event later than 5:01 p.m. (Central) on the Business Day immediately following the Agreement Date), the Company shall deliver copies thereof to Acquiror. Within five (5) Business Days following the Company’s receipt of the signatures on the Stockholder Consent necessary to approve this Agreement and the transactions contemplated hereby, it shall mail to each Stockholder that did not execute the Stockholder Consent notice of the approval of the Merger and a solicitation of such Stockholder’s execution of the Stockholder Consent.

(b) (i) The Company’s Board of Directors has recommended that the Stockholders vote in favor of the approval of the Merger and approval of this Agreement pursuant to the Stockholder Consent; (ii) any information statement or other disclosure document distributed to the Stockholders in connection with this transaction shall include a statement (if true) to the effect that the Company’s Board of Directors has unanimously recommended that the Stockholders vote in favor of the approval of the Merger and approval of this Agreement pursuant to the Stockholder Consent (such document, the “Information Statement”); and (iii) neither the Company’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Acquiror, the recommendation of the Company’s Board of Directors that the Stockholders vote in favor of the approval of the Merger and approval of this Agreement.

8.2 No Solicitation. From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to Article 10, the Company will not, nor will it authorize or permit any of its officers, directors, affiliates, shareholders or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer relating to the acquisition of any equity interests in, or assets (other than for sales of assets in the ordinary course of business) of the Company, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer relating to the acquisition of any equity interests in, or assets (other than for sales of assets in the ordinary course of business) of the Company (including any acquisition structured as a merger, consolidation or exchange) by any third party (other than Acquiror and its representatives), or (iii) enter into any other transaction or series of transactions not in the ordinary course of the Company’s business, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger. The Company will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any acquisition of any equity interests in, or assets (other than for sales of assets in the ordinary course of business) of the Company. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any breach by a Company Representative shall be deemed to constitute a breach of this Section 8.2 by the Company (whether or not such representative is purporting to act on behalf of the Company). The Company hereby recognizes and acknowledges that a breach by it

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or any of its representatives of its obligations under this Section 8.2 will cause irreparable and material loss and damage to Acquiror as to which Acquiror will not have an adequate remedy at law or in damages. Accordingly, the Company acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach. Should the Company or any of its representatives receive any offer or inquiry relating to an acquisition of any equity interests in, or assets (other than for sales of assets in the ordinary course of business) of the Company, the Company will provide Acquiror with prompt written notice thereof including the terms thereof.

8.3 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Acquiror and the Company have previously executed a Mutual Confidentiality Agreement dated May 2, 2012, as amended (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms; provided, however, that, the parties hereto and thereto hereby acknowledge and agree for the sake of clarity, that all obligations of Acquiror (and/or its Affiliates) under the Confidentiality Agreement with respect to Company information will terminate upon the Closing. The Stockholders’ Agent hereby agrees that after the Closing it will continue to be bound by the terms of that certain Nondisclosure Agreement, dated as of June 7, 2013, by and between the Company and the Stockholders’ Agent.

(b) Except as provided below, no party shall, and shall cause its representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use the other party’s name or refer to the other party directly or indirectly in connection with Acquiror’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior, written approval of the other party (which may or may not be granted in such party’s sole discretion), unless required by Legal Requirements and except as reasonably necessary for the Company to obtain the consents and approvals of Stockholders and other third parties contemplated by this Agreement. Notwithstanding anything herein or in the Confidentiality Agreement, Acquiror may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Acquiror may, in its sole discretion, determine is required by applicable securities Legal Requirements; provided, however, that Acquiror shall consult with the Company (if prior to the Closing) or the Stockholders’ Agent (if after the Closing) regarding the content and timing of any such public announcement. Notwithstanding anything in this Agreement to the contrary, following the Closing, the Stockholders’ Agent shall be permitted to, after the public announcement of the Merger, publicly announce that it has been engaged to serve as the Stockholders’ Agent in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated therein.

(c) The Company hereby acknowledges, agrees and covenants to Acquiror to undertake reasonable efforts to both inform and make aware each Stockholder that all Transaction Information known or obtained by such Stockholder, whether before or after the Closing Date, is the property, as appropriate, of the Surviving Corporation or Acquiror. Furthermore, such Stockholder shall agree, in the case of any Stockholder, pursuant to his, her or

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its Letter of Transmittal and Release, that he, she or it will not, at any time, disclose or cause to be disclosed to any unauthorized persons (other than to such Stockholder’s accountants, attorney and advisors that are bound by a duty or contractual obligation of confidentiality and to the Stockholders’ Agent) or use or cause to be used for his, her or its own account or for the benefit of any third party any Transaction Information, whether such Stockholder has such information in such Stockholder’s memory or embodied in writing or other physical form or any computer readable format, without Acquiror’s prior, written consent, unless and to the extent that disclosure is required by applicable Legal Requirements (in which event such Stockholder shall give Acquiror as much notice of such disclosure as is practicable and permitted by Legal Requirements and shall cooperate with Acquiror, at Acquiror’s cost and expense, to obtain appropriate protective orders). For purposes of clarity, the immediately preceding sentence shall not be deemed to be a covenant or agreement of the Company, shall not result in any liability to the Company, and is not subject to indemnification pursuant to this Agreement. For purposes of this Agreement, “Transaction Information” shall mean any and all details of the transactions contemplated herein and/or the fact that the transaction, or any of the discussions or negotiations regarding the transaction, contemplated herein shall have taken place (including the names of the parties hereto). Notwithstanding the foregoing, for purposes of this Agreement, Transaction Information shall not include any information that is or becomes generally known to the public or available for use without any special knowledge by the public other than as a result of a Stockholder’s breach of the terms summarized in this subsection (c) or breach of any other person bound by a duty of confidentiality to Acquiror, the Surviving Corporation or the Company. Notwithstanding anything to the contrary contained herein, to the extent that there is any discrepancy between the terms and conditions of this Section 8.3 and the terms and conditions of any written agreement which a Stockholder may enter into with Acquiror or the Surviving Company, the terms and conditions of such written agreement shall control.

8.4 Regulatory Approvals.

(a) The Company shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act or applicable foreign antitrust laws) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, which may be reasonably required, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Acquiror to promptly obtain, all such authorizations, approvals and consents. The Company shall promptly inform Acquiror of any material communication between the Company and any Governmental Entity regarding any of the transactions contemplated hereby. If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. The Company shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Acquiror. Notwithstanding the foregoing, the Company shall not be required to become involved in any Legal Proceeding in order to fulfill its obligations under this Section 8.4(a).

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(b) Acquiror shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act or applicable foreign antitrust laws) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether foreign, federal, state, local or municipal, which may be reasonably required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. Acquiror shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents, and to cooperate with the Company to promptly obtain, all such authorizations, approvals and consents. Acquiror shall pay any associated filing fees payable with respect to such authorizations, approvals and consents, including without limitation, the filing fee due under the HSR Act. Acquiror shall promptly inform the Company of any material communication between Acquiror and any Governmental Entity regarding any of the transactions contemplated hereby. If Acquiror or any Affiliate of Acquiror receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Acquiror shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Acquiror shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Company. Notwithstanding the foregoing, Acquiror shall not be required to become involved in any Legal Proceeding in order to fulfill its obligations under this Section 8.4(b).

(c) Notwithstanding anything in this Agreement to the contrary, in no event shall Acquiror be required to (and the Company shall not without Acquiror’s prior written consent) (A) proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Closing, any assets, permits, operations, rights, businesses or interests therein of Acquiror or any of its Affiliates or the Company or any of its Affiliates or (B) agree to any changes or restriction on, or other impairment of Acquiror or its Affiliates’ ability to own any of such assets, permits, operations, rights, businesses or interests therein.

8.5 Company Options. The Company shall take such commercially reasonable actions as are reasonably requested by Acquiror, in order to distribute and obtain due execution of, agreements to effect the cancellation or exercise of all Company Options, in order to ensure that, immediately prior to the Effective Time, all unexpired and unexercised Company Options shall have been duly and validly canceled in accordance with Section 3.2.

8.6 Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article 9, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

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8.7 Litigation. The Company will (a) notify Acquiror in writing promptly after learning of any Legal Proceeding initiated by or against it, or known by the Company to be threatened in writing against the Company and/or any Subsidiary, or any of their respective directors, officers, employees or shareholders in their capacity as such (a “New Litigation Claim”), (b) notify Acquiror of ongoing material developments in any New Litigation Claim and (c) consult in good faith with Acquiror regarding the conduct of the defense of any New Litigation Claim.

8.8 Access to Information.

(a) During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, (i) the Company shall afford Acquiror and its accountants, counsel and other representatives (in each case, only to the extent that such persons are under a duty or contractual obligation of confidentiality to the Company), reasonable access during business hours to all of the Company’s properties, books, Contracts, books and records, and all other reasonable information concerning the business, properties and personnel of the Company as Acquiror may reasonably request.

(b) From the date hereof until the earlier of the termination of this Agreement and the Closing, the Company shall confer from time to time as requested by Acquiror with one or more representatives of Acquiror to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.

(c) Notwithstanding any other provision of this Agreement, (i) the Acquiror shall not conduct any environmental audits, assessments or investigations with respect to any real property other than the Phase I environmental site assessment referenced above, except to the extent the Company agrees in writing to such additional audits, assessments and investigations; (ii) Acquiror shall not have any contact with any employees, customers or suppliers of the Companies, except to the extent the Company agrees in writing to such contact; and (iii) all inspections and other actions taken by Acquiror shall be taken in a manner that does not unreasonably interfere with the operation of the Company’s business and that strictly maintains the confidentiality of the transactions contemplated hereby and information disclosed to the Acquiror (and its representatives) in connection therewith. For the avoidance of doubt, the parties agree that notwithstanding the foregoing, there is no due diligence condition to Acquiror’s obligation to proceed to Closing. No information or knowledge obtained by Acquiror during the pendency of the transactions contemplated by this Agreement in any investigation pursuant to this Section 8.8 shall affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

8.9 Spreadsheet; Flow of Funds Memorandum.

(a) The Company shall prepare and deliver to Acquiror, at or prior to the Closing, a spreadsheet (the “Spreadsheet”) in a form reasonably acceptable to Acquiror and the Paying Agent, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of the Closing Date and immediately prior to the Effective Time: (a) the names of all

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the Stockholders and their respective addresses; (b) the number and kind of shares of Capital Stock held by such Persons and the respective certificate numbers; (c) the Aggregate Preferred Stock Cash-Out Amount and the portion thereof to be paid to each Preferred Stockholder to whom such payments are to be paid; (d) the Aggregate Common Stock Cash-Out Amount and the portion thereof to be paid to each Common Stockholder; (e) the Escrow Cash Individual Amount applicable to each Stockholder; (f) the Stockholders’ Agent Individual Amount applicable to each Stockholder; and (g) such other information as is necessary or reasonably requested by Acquiror with respect to the payments to be made to the Stockholders.

(b) With respect to any NWC Positive Adjustment Amount, Cash Positive Adjustment Amount, and releases from the Escrow Fund to be made to the Stockholders, the Stockholders’ Agent shall provide an updated Spreadsheet to Acquiror before it is given to the Paying Agent in order to effect such distributions. All such payments shall, except as may otherwise be duly instructed in writing by the Stockholders’ Agent, be made in accordance with Section 4.1(d) (as if it was the payment of Net Merger Consideration). Neither Acquiror nor the Surviving Corporation shall be liable to any Stockholder in respect of any payment to him, her or it not made in accordance with such Applicable Percentage.

(c) The Company shall prepare and deliver to Acquiror, prior to the Closing, a flow of funds memorandum (the “Flow of Funds Memorandum”) in a form reasonably acceptable to Acquiror listing: (a) the creditors to whom Indebtedness to be Repaid is owed and their respective payoff amounts, (b) the creditors to whom the Transaction Expenses are owed and their respective payoff amounts, (c) the Change in Control Payments and the Persons to whom such payments are to be paid, (d) the Escrow Amount, (e) the Stockholders’ Agent Expense Amount, (f) the Aggregate Common Stock Cash-Out Amount and the portion thereof to be paid to each Stockholder, and (g) the Aggregate Preferred Stock Cash-Out Amount and the portion thereof to be paid to each Stockholder.

8.10 Expenses. Whether or not the Merger is consummated, except as specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Transaction Expenses) shall be paid by the party incurring such expense. Without limiting the generality of the foregoing, all Transaction Expenses of the Company unpaid by the Company by the Closing Date shall be borne by the Stockholders as Indemnifiable Damages pursuant to the terms hereof. Any Transaction Expenses incurred prior to the termination of this Agreement and that by the terms of this Agreement are to be borne by a party shall be paid by such party accordingly, regardless of whether the Merger is consummated.

8.11 Employees and Contractors. Not more than three (3) Business Days prior to the Closing, and subject to the Company’s consent, which may not be unreasonably withheld, Acquiror shall have the right to direct the Company to terminate the employment of those employees of the Company set forth in Acquiror’s written notice to the Company (the “Designated Employees”). Effective no later than immediately prior to the Closing, the Company shall terminate the employment of each of the Designated Employees. Acquiror shall bear and be solely responsible for any and all severance and related separation costs and expenses and all other all claims, costs, expenses and Liabilities relating to the termination of employment of the Designated Employees (the “Designated Separation Expenses”). At the

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Closing, Acquiror will assume each of the Employment Agreements listed on Schedule 8.11, excluding those Employment Agreements with employees that (a) are Designated Employees, or (b) execute an Offer Letter. Immediately prior to the Closing Date, the Company shall cause to be paid to its employees the accrued amount of incentive compensation under the Company’s 2013 Annual Incentive Plan, as determined under the terms and conditions of the plan through the last day of the calendar month immediately preceding the Closing Date.

8.12 401(k) Plan. If requested by Acquiror, pursuant to written notice furnished by Acquiror to the Company at least three (3) Business Days prior to the Closing Date, the Board of Directors of the Company shall adopt such resolutions and take or cause the Company to take such actions as may be necessary or appropriate in order to effectuate the termination of the Company’s 401(k) Plan(s) effective immediately prior to the Effective Time. Acquiror shall bear and be solely responsible for any and all costs, expenses and Liabilities related to any such termination of the Company’s 401(k) Plan(s) (the “401(k) Termination Expenses”).

8.13 Certain Closing Certificates and Documents. The Company shall prepare and deliver to Acquiror, a draft of each of the Net Working Capital Certificate, the Closing Cash Certificate and the Spreadsheet not later than three (3) Business Day prior to the Closing Date. The Company shall prepare and deliver to Acquiror at or prior to the Closing the Net Working Capital Certificate and Closing Cash Certificate and the Spreadsheet. Without limiting the generality or effect of the foregoing or the provisions of Section 8.9, the Company shall provide to Acquiror, promptly after Acquiror’s request, copies of the documents or instruments evidencing the amounts set forth on any such draft or final certificate.

8.14 Corporate Matters. The Company shall, at the Closing, deliver to Acquiror the minute books containing the records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Company and the stock ledgers, journals and other records reflecting all stock issuances and transfers.

8.15 Tax Matters.

(a) Pre-Closing Tax Returns. The Company shall timely prepare and file, or shall cause to be prepared and filed, all Tax Returns of the Company and its Subsidiaries required to be filed (taking into account any extensions) on or prior to the Closing Date; provided, however, that the Company shall deliver to Acquiror, for its review, comment and approval (which approval will not be unreasonably withheld, conditioned or delayed) a copy of any Tax Return no later than 10 days prior to the filing date of such Tax Return (including extensions thereof), and, in connection with such review, Acquiror shall have reasonable access, during normal business hours and upon reasonable notice, to the Company’s and each Subsidiaries’ financial books and records. All such Tax Returns shall be prepared in a manner consistent with prior practice unless otherwise required by applicable law. The failure of Acquiror to propose any changes to any such proposed Tax Return within 8 days after having been provided with a final draft of such Tax Return shall be deemed to constitute its approval thereof. The Company shall file or cause to be filed all such Tax Returns and shall pay or cause to be paid the amount of any Taxes shown due thereon to the appropriate Tax Authority.

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(b) Responsibility for Filing Tax Returns. Acquiror shall prepare or cause to be prepared and file or cause to be filed in a timely manner all Tax Returns for the Company and its Subsidiaries for all periods ending prior to or including the Closing Date which have not yet been filed as of the Closing Date. Each such Tax Return shall be prepared in a manner that is consistent with past practice, except as otherwise required by applicable Legal Requirements. None of the Effective Date Holders, the Acquiror, the Company or any Subsidiary will take any action, or permit any action to be taken, that may prevent the taxable year of the Company from ending for federal and (to the extent permitted) state, local and foreign income Tax purposes at the end of the day on which the Closing occurs and shall, to the extent permitted by applicable Legal Requirements, elect with the relevant taxing authority to treat for all income Tax purposes the Closing Date as the last day of a taxable period of the Company. At least 20 days prior to the date on which each such Tax Return is filed, Acquiror shall submit such Tax Return to the Stockholders’ Agent for the Stockholders’ Agent’s review and approval (not to be unreasonably withheld, conditioned or delayed). Not later than five (5) days prior to the filing date of any such proposed Tax Return (including extensions thereof) which has been reviewed and approved by the Stockholders’ Agent, Acquiror shall be entitled to receive from the Escrow Fund an amount equal to that portion of the Taxes shown on such Tax Returns for which Stockholders have an obligation to indemnify pursuant to Section 11.1.

(c) Straddle Periods. Acquiror, the Company and each of the Subsidiaries will, to the extent permitted by applicable Legal Requirements, close the Taxable year of the Company and each of its Subsidiaries on the Closing Date. In any case where applicable Legal Requirements do not permit the Company or its Subsidiaries to close its Taxable year on the Closing Date, then Taxes, if any, attributable to the Taxable period of such entity beginning before and ending after the Closing Date (such period, a “Straddle Period”) shall be allocated (i) to the Stockholders for the period up to and including the Closing Date, and (ii) to the Acquiror for the period subsequent to the Closing Date. For purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes for the portion of the Straddle Period that includes the Closing Date: (i) in the case of real property, personal property and other Taxes not imposed on the basis of income or receipts, shall be based on a daily proration of such Taxes, and (ii) in the case of all other Taxes shall be based on an interim closing of the books of the Company and its Subsidiaries as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any Subsidiary holds a beneficial interest shall be deemed to terminate as of the close of business on the Closing Date).

(d) Procedures Relating to Tax Audits. Notwithstanding any other provision in this Agreement, Acquiror shall have full responsibility for and discretion in handling any Tax controversy, including, without limitation, an audit, assessment, investigation, administrative proceeding, a protest to any Tax Authority and litigation in any other court or tribunal of competent jurisdiction (collectively, a “Tax Proceeding”) involving Acquiror, the Company or any Subsidiary. However, the Stockholders’ Agent shall have the right, at the sole expense of the Stockholders, to consult with Acquiror regarding any Tax Proceeding with respect to any Taxes for which Stockholders have an obligation to indemnify the Indemnified Persons pursuant to Section 11.1. Acquiror agrees not to enter into any agreement or settlement with a Tax Authority with respect to any Tax Proceeding involving any Taxes for which the Stockholders have an obligation to indemnify the Indemnified Persons pursuant to Section 11.1 without the

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consent of the Stockholders’ Agent, which consent shall not be unreasonably conditioned, withheld or delayed. If the Stockholders’ Agent withholds its consent to any agreement or settlement, all out-of-pocket expenses subsequently incurred by the Acquiror, the Company or its Subsidiaries in connection with any such Tax Proceeding shall be treated as a loss suffered by the Indemnified Persons for purposes of Section 11.1.

(e) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(f) Cooperation. Acquiror and Stockholders’ Agent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, examination, action, claim for refund, contest, defense or other Tax Proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquiror, the Company and its Subsidiaries and the Stockholders’ Agent agree to retain all books and records with respect to Tax matters pertinent to the Company or any Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority. Acquiror, the Company and the Stockholders’ Agent further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(g) No Limitation. Nothing contained in this Section 8.15 shall in any manner terminate, limit or adversely affect any right of the Indemnified Persons to receive indemnification pursuant to any provisions of this Agreement.

8.16 Termination of Financing Statements. The Company shall take all actions necessary such that (a) all required documentation has been executed by each Person holding a security interest in any assets of the Company as of the Closing Date to terminate any and all such security interests upon payment of the indebtedness giving rise to such security interest, and (b) UCC-2 or UCC-3 termination statements, as applicable, will be filed promptly after payment of the indebtedness giving rise to such security interest with respect to each of the UCC-1 financing statements filed in order to perfect security interests in assets of the Company that have not yet expired.

8.17 Export Compliance. The Company shall prepare and file all required filings with the U.S. Commerce Department, including any required voluntary disclosures, to be, or become, compliant with United States export regulations. Any voluntary disclosures regarding any prior violations of United States export regulations shall be prepared by the Company and/or its counsel and shall not be filed without Acquiror’s consent (such consent not to be reasonably withheld).

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8.18 Updating Company Disclosure Letter. Between the date of this Agreement and the Effective Time, the Company shall promptly supplement or amend the Company Disclosure Letter from time to time by specific notice to Acquiror (each, a “Schedule Supplement”) and deliver such Schedule Supplement to Acquiror with respect to any matter, event, condition, fact, circumstance or development that arises or of which the Company becomes aware after the date hereof which, if existing, occurring or known at the Agreement Date would have been required to be set forth in the Company Disclosure Letter. To the extent such updated information in a Schedule Supplement consists of developments occurring prior to the Agreement Date, the disclosure in such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 9.3 have been satisfied. To the extent such updated information in a Schedule Supplement consists of developments occurring after the Agreement Date and prior to the Effective Time, the disclosure in such Schedule Supplement shall not be deemed to have amended or cured any inaccuracy in or breach of any representation or warranty contained in this Agreement for purposes of the termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 9.3 have been satisfied; but, if Acquiror has the right to, but does not elect to terminate this Agreement within five (5) Business Days of its receipt of such Schedule Supplement, then such schedule shall be deemed to be amended and Acquiror shall be deemed to have irrevocably waived any rights (including rights to indemnification) with respect to the item set forth in such Schedule Supplement.

8.19 Indemnification of Directors and Officers.

(a) For a period of six (6) years following the Effective Time, the existing provisions of the Charter Documents of the Company and its Subsidiaries concerning the elimination of liability and indemnification of directors and/or other persons shall not be amended in any manner that would adversely affect the rights thereunder of any person that is as of the date hereof or the Effective Time covered as an indemnitee under any such elimination of liability or indemnification provisions, unless such amendment or modification shall be required by applicable Legal Requirements and then only to the minimum extent required by such Legal Requirements. In addition to the foregoing, from and after the Effective Time for a period of six (6) years, the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, indemnify and hold harmless, or cause to be indemnified and held harmless, to the maximum extent permitted by applicable law, each person who is, or at the Closing Date will be, a current or former director or officer of the Company (the “D&O Indemnitees”) against all liabilities, obligations, fines, penalties, losses, settlements, damages, claims, interest, awards, judgments, reasonable costs and reasonable expenses (including reasonable attorney fees) suffered or incurred by any D&O Indemnities arising out of or pertaining to acts or omissions (or alleged acts or omissions) of the D&O Indemnitees, or any of them, in their capacities as such. To the maximum extent permitted by applicable law, the indemnification and related rights hereunder shall be mandatory rather than permissible, and the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, promptly advance expenses in connection with such indemnification to the extent permitted by applicable law; provided, however, that, as provided in the existing provisions of the constituent documents of the Company and its subsidiaries, any D&O Indemnitees to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

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(b) For a period of six (6) years from and after the Closing Date, the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to and the Surviving Corporation shall cause its subsidiaries to, procure and maintain in effect with respect to all periods prior to the Closing Date, directors’ and officers’ liability insurance covering those present and former officers and directors of the Company and those present and former officers, directors and managers of the subsidiaries who are currently covered by directors’ and officers’ liability insurance policies on terms no less favorable in the aggregate than the terms of such current insurance coverage; provided, however, that if any claim is asserted or made within such six (6) year period, such insurance shall be continued in respect of such claim until the final disposition thereof; provided, further, that, if such “tail” or other policies are not available at an annual cost not greater than 150% (one hundred fifty percent) of the last annual premium paid prior to the date hereof under such policy (the “Insurance Cap”), then the Surviving Corporation shall cause to be obtained as much comparable insurance as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding the Insurance Cap.

(c) The provisions of this Section 8.19 are (i) intended to be for the benefit of, and shall be enforceable by, each person released or entitled to indemnification, or other benefit hereunder, and each such person’s heirs, representatives, successors or assigns, it being expressly agreed that such persons shall be third party beneficiaries of this Section 8.19, and (ii) in addition to, and not in substitution for, any other right to indemnification or contribution that any such person may have by contract or otherwise. The Surviving Corporation shall not, and Acquiror shall cause the Surviving Corporation not to, amend the provisions of this Section 8.19 in a manner that would adversely affect any such third party beneficiary without the prior written consent of such third party beneficiary.

(d) The Surviving Corporation shall (and Acquiror shall cause the Surviving Corporation to), from time to time following the Closing, execute and deliver such other documents and instruments and take such other actions as may be reasonably requested by the Stockholders’ Agent or any D&O Indemnitee to implement the provisions of this Section 8.19.

(e) Nothing in this Section 8.19 shall prohibit Acquiror from causing the merger, consolidation, or reorganization of the Company and/or its Subsidiaries.

Article 9

CONDITIONS TO THE MERGER

9.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) Stockholder Approval. The Merger and this Agreement shall each have been duly and validly approved, as required by Michigan Law, and the Company’s Charter Documents, each as in effect on the date of such approval, by the requisite written consent of the Stockholders.

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(b) Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, or enforced which makes the consummation of the Merger illegal.

(c) Governmental Approvals. Acquiror, Merger Sub and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Merger and the other transactions contemplated hereby. All applicable waiting periods under the HSR Act or applicable foreign antitrust laws shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice (or, with respect to foreign antitrust laws, the applicable foreign Governmental Entity). Neither party shall request early termination of the waiting period without the prior written consent of the other party.

(d) Paying Agent Agreement; Escrow Agreement. Between the Agreement Date and the Closing, each of the Company, Acquiror, the Stockholders’ Agent and the Paying Agent shall have entered into the Paying Agent Agreement, and each of the Acquiror, the Stockholders’ Agent and the Escrow Agent shall have entered into the Escrow Agreement; provided, however, that (i) Acquiror’s entering into such agreements shall not constitute a condition precedent for Acquiror, Merger Sub and/or the Surviving Corporation to consummate the transactions contemplated hereby, and (ii) the Company’s and/or the Stockholders’ Agent’s entering into such agreements shall not constitute a condition precedent for the Company, the Stockholders’ Agent and/or any Stockholders to consummate the transactions contemplated hereby.

9.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of Acquiror in this Agreement (i) that are qualified by “material” or “Material Adverse Effect” (or any correlative terms) shall be true and correct in all respects as so qualified on and as of the date hereof and on and as of the Closing Date as if made on and as of such Closing Date, and (ii) that are not so qualified shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date, except that any representation and warranty that is given as of a particular date or period and relates solely to such particular date or period shall be true and correct in all respects or in all material respects, as applicable, only as of such date or period. Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

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(b) Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments and other documents set forth in Sections 2.3(a) and 2.3(c).

9.3 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquiror and may be waived by Acquiror in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement (not modified by a Schedule Supplement delivered by the Company pursuant to Section 8.18 hereof) (i) that are qualified by “material” or “Material Adverse Effect” (or any correlative terms) shall be true and correct in all respects as so qualified on and as of the date hereof and on and as of the Closing Date as if made on and as of such Closing Date, and (ii) that are not so qualified shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date, except that any representation and warranty that is given as of a particular date or period and relates solely to such particular date or period shall be true and correct in all respects or in all material respects, as applicable, only as of such date or period. The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company at or prior to the Closing.

(b) Receipt of Closing Deliveries. Acquiror shall have received each of the agreements, instruments and other documents set forth in Sections 2.3(b) and 2.3(c); provided, however, that such receipt shall not be deemed to be an agreement by Acquiror that the amounts set forth on the Net Working Capital Certificate, the Closing Cash Certificate, the Spreadsheet, the Flow of Funds Memorandum or any of the other agreements, instruments or documents set forth in Section 2.3(b) is accurate and shall not diminish Acquiror’s remedies hereunder if any of the foregoing documents is not accurate.

(c) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company.

(d) No Outstanding Securities. There shall be no outstanding securities, warrants, options, commitments or agreements of the Company immediately prior to the Effective Time that will remain outstanding following the Closing (other than those held by Acquiror) and that purport to obligate the Company to issue any shares of Capital Stock, Company Options, Company Warrants or any other securities under any circumstances.

Article 10

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after the Stockholder Approval:

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(a) by mutual written consent duly authorized by the Company’s Board of Directors and by Acquiror;

(b) by either Acquiror or the Company, if the Closing shall not have occurred on or before the date that is 90 days from the date of this Agreement, or such other date that Acquiror and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (b) of Section 10.1 shall not be available to any party whose breach of any covenant or agreement hereunder will have caused or directly resulted in the failure of the Closing to occur on or before the Termination Date;

(c) by either Acquiror or the Company, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and non-appealable;

(d) by Acquiror, if (i) the Company shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five (5) Business Days after receipt by the Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 9.1 or Section 9.3 to be satisfied, (ii) the Company shall have breached Section 8.1(a) or Section 8.1(b), or (iii) there shall have been a Material Adverse Effect with respect to the Company;

(e) by the Company, if Acquiror shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five (5) Business Days after receipt by Acquiror of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 9.1 or Section 9.2 to be satisfied.

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub, the Company or their respective officers, directors, shareholders or affiliates; provided, however, that (a) the provisions of this Section 10.2 (Effect of Termination), Article 1 (Definitions and Interpretation) Section 8.3 (Confidentiality; Public Disclosure), Section 8.10 (Expenses), Section 11.7 (Stockholders’ Agent), Section 12.2 (Notices), Section 12.4 (Entire Agreement), Section 12.5 (Assignment), Section 12.6 (Severability), Section 12.8 (Governing Law; Jurisdiction), and Section 12.9 (Rules of Construction), and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with their terms, and (b) nothing herein shall relieve any party hereto of any liability or damages resulting from (i) any fraud or intentional misrepresentation on or before the Termination Date with respect to such party’s representations and warranties contained herein or (ii) breach of this Agreement. Notwithstanding the foregoing, nothing shall prevent a party from pursuing any claim for breach of this Agreement (whether under contract or at law).

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10.3 Amendment. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time before or after the Stockholder Approval pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided, however, that, after such Stockholder Approval, no amendment shall be made which by applicable Legal Requirements requires further approval by such Stockholders without such further Stockholder approval). To the extent permitted by applicable Legal Requirements, and, except as otherwise provided in this Agreement (including Section 11.7), Acquiror and the Stockholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquiror and the Stockholders’ Agent.

10.4 Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement. At any time after the Closing, the Stockholders’ Agent and Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto or the Stockholders’ Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

Article 11

ESCROW FUND, INDEMNIFICATION AND STOCKHOLDERS’ AGENT

11.1 Escrow Fund. The Escrow Cash shall be deposited with JPMorgan Chase as escrow agent (the “Escrow Agent”), such deposit, together with any interest that may be earned thereon, to constitute an escrow fund (the “Escrow Fund”) and to be governed by the provisions set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Acquiror (on behalf of itself or any other Acquiror Indemnified Person) for Indemnifiable Damages pursuant to the indemnification obligations of the Stockholders. Any amounts released from the Escrow Fund to the Stockholders may be used by the Stockholders’ Agent for the same purposes as the Stockholders’ Agent Expense Fund.

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11.2 Indemnification.

(a) From and after the Effective Time and subject to the limitations set forth in this Agreement, the Stockholders shall indemnify and hold harmless each of the Surviving Corporation and Acquiror and their respective officers, directors, stockholders, agents and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Acquiror Indemnified Person” and collectively as “Acquiror Indemnified Persons”) from and against any and all losses, Liabilities, damages, fees, Tax, interest, reasonable costs and reasonable expenses (including reasonable costs and reasonable expenses arising from claims, demands, actions, causes of action, including reasonable third party legal fees) whether or not due to a third-party claim (collectively, “Indemnifiable Damages”), arising out of or resulting from (i) any breach or inaccuracy in any representation or warranty made by the Company in this Agreement or the Company Disclosure Letter (including any exhibit or Schedule to the Company Disclosure Letter), (ii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement, (iii) any Indemnifiable Closing Costs, (iv) (a) all Taxes of the Company and each Subsidiary for all taxable periods ending on or before the Closing and the portion through the end of the Closing Date for any Straddle Period, (b) all Taxes of any member of an affiliated, consolidated, combined, unitary or similar group of which the Company or any Subsidiary was a member prior to the Closing and (c) all Taxes of any Person imposed on the Company or any Subsidiary as a transferee of or successor to such Person or as a result of any obligation to assume such Taxes or to indemnify such Person, but in each case only to the extent (x) such Taxes have not been included in the calculation of Net Working Capital as finally determined and (y) such Taxes exceed in the aggregate the amount of all Tax refunds for Taxable periods that end on or before the Closing Date that were actually received by the Company after the Closing, and not otherwise required to be returned to a Governmental Entity, and that were not included in the calculation of Net Working Capital as finally determined, and (v) the special indemnity set forth in Schedule 11.2(a)(v) to this Agreement (the “Specified IP Claim”).

(b) From and after the Effective Time and subject to the limitations set forth in this Agreement, Acquiror and Merger Sub shall indemnify and hold harmless each of the Stockholders and their respective officers, directors, stockholders, agents and employees, and each person, if any, who controls or may control the Stockholders within the meaning of the Securities Act (each of the foregoing being referred to individually as a “Seller Indemnified Person” and collectively as “Seller Indemnified Persons”) from and against any and all Indemnifiable Damages, arising out of or resulting from (i) any breach or inaccuracy in any representation or warranty made by the Acquiror or the Merger Sub in this Agreement, (ii) any breach of or default in connection with any of the covenants or agreements made by the Acquiror or the Merger Sub in this Agreement, and (iii) any termination of any Designated Employee pursuant to Section 8.11, including all Designated Separation Expenses, and (iv) any termination of the Company’s 401(k) Plan(s) pursuant to Section 8.12, including all 401(k) Termination Expenses.

(c) Notwithstanding anything in this Agreement to the contrary, materiality standards or qualifications in any representation or warranty shall only be taken into account in determining whether a breach of such representation or warranty exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach.

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11.3 Indemnifiable Damage Threshold; Other Limitations.

(a) Subject to the Stockholders’ Agent’s right to indemnification from the Stockholders under Section 11.7(b), no party shall have any Liability for indemnification under this Agreement, including, without limitation, under this Article 11, for any Indemnifiable Damages that is individually less than Twenty Thousand Dollars ($20,000) (the “Threshold Amount”), except for claims (i) arising from, or related to, breaches of Fundamental Representations or fraud, or (ii) pursuant to clauses (ii) through (v) of Section 11.2(a), with respect to which there shall be no Threshold Amount. For purposes of this Agreement, except for claims for which there is not a Threshold Amount, as provided above, any Indemnifiable Damage that is individually less than the Threshold Amount (an “Excluded Indemnified Loss”) shall be ignored for all purposes and treated as if it did not occur.

(b) Notwithstanding anything contained herein to the contrary, no Indemnified Person shall be entitled to make a claim for indemnification pursuant to Section 11.1, unless and until one or more Claim Certificates describing Indemnifiable Damages (disregarding all Excluded Indemnified Losses and Dollar One Indemnity Items) in an aggregate amount greater than Five Hundred Thousand Dollars ($500,000) (the “Aggregate Threshold”) have been delivered by such Indemnified Person, in which case the Indemnified Person may make claims for indemnification for all Indemnifiable Damages (including the Aggregate Threshold but not Excluded Indemnified Losses); provided, however, that the Aggregate Threshold shall not apply with respect to any Indemnifiable Damages (i) arising from, or related to, breaches of the Fundamental Representations or fraud, or (ii) the matters contained in clauses (ii) through (v) of Section 11.2(a) (“Dollar One Indemnity Items”), for which matters the Indemnified Persons shall be entitled to indemnification for all Indemnifiable Damages, subject to the limitations contained in this Agreement, and which Indemnifiable Damages shall not be considered in determining whether the Aggregate Threshold has been met since they are subject to indemnification without regard to the Aggregate Threshold.

(c) If the Merger is consummated, the sole and exclusive remedy of the Acquiror Indemnified Persons for the indemnity obligations of the Stockholders under this Agreement shall be recovery from the Escrow Fund, except (i) in the event of a breach of the Fundamental Representations; (ii) for a claim based on fraud or (iii) with respect to claims made pursuant to clauses (ii) through (iv) of Section 11.2(a); provided, however, that, except in the case of fraud and subject to the Stockholders’ Agent’s right to indemnification from the Stockholders under Section 11.7(b), in no event shall the liability of any Stockholder hereunder exceed the Merger Consideration actually received by such Stockholder. An Acquiror Indemnified Person must first look to the Escrow Fund during the period prior to termination of the Extended Escrow Period for recovery; provided, however, that if Acquiror recovers an amount against the Escrow Fund (1) with respect to a breach of the Fundamental Representations; (2) for a claim based on fraud; or (3) with respect to claims made pursuant to clauses (ii) through (iv) of Section 11.2(a) (the “Fundamental Damage Amount”) and Acquiror ultimately is entitled to collect Indemnifiable Damages in excess of the full amount of the Escrow Fund, then Acquiror may pursue the Stockholders directly for any additional, valid indemnification claims up to the Fundamental Damage Amount.

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(d) Except to the extent Indemnifiable Damages are actually awarded in a Third Party Claim or are actually awarded in a Specified IP Claim, no party shall be liable under any provision of this Agreement for any punitive, special or indirect damages, or loss of business reputation relating to the breach or alleged breach of this Agreement or the transactions contemplated hereby. Without limitation to the foregoing, no “multiple of cash flow” or “multiple of EBITDA” or similar valuation methodology shall be used in calculating the amount of any Indemnifiable Damages, except to the extent Indemnifiable Damages are actually awarded in a Third Party Claim or are actually awarded in a Specified IP Claim.

(e) Without limiting the effect of any other limitation contained in this Article 11, for purposes of computing the amount of any Indemnifiable Damages incurred by an Indemnified Person under this Article 11, there shall be deducted an amount equal to (i) any insurance proceeds actually received by the Indemnified Person in respect of such claim, less (ii) any related costs and expenses, including the aggregate cost of pursuing any related insurance claims.

11.4 Period for Claims.

(a) Except as set forth below, the period during which claims for Indemnifiable Damages may be made (the “Claims Period”), including against the Escrow Fund for Indemnifiable Damages shall commence at the Closing and terminate the day after the date that is fifteen (15) months following the Closing Date (the “Initial Escrow Period”). The Claims Period for Indemnifiable Damages arising out of Section 11.2(a)(v) shall commence on the Closing Date and terminate thirty (30) months after the Closing Date (the “Extended Escrow Period”). The Claims Period for Indemnifiable Damages (i) arising out of breaches of the Fundamental Representations or fraud, or (ii) pursuant to Section 11.2(a)(iv) shall commence at the Closing and terminate upon the date that is sixty (60) calendar days beyond the expiration of the applicable statute of limitations. No Indemnified Person may make a claim for indemnification after the expiration of the relevant Claims Period.

(b) Escrow Releases.

(i) Upon the expiration of the Initial Escrow Period, (A) $6,500,000 of the Escrow Cash; less (B) the amount previously dispersed, less (C) the amount, as may reasonably be necessary to satisfy any unresolved or unsatisfied claims made in good faith for Indemnifiable Damages specified in any Claim Certificate delivered in good faith by an Acquiror Indemnified Person to the Stockholders’ Agent prior to the expiration of the Claims Period, shall be promptly delivered (in any event within five (5) Business Days) to the Stockholders (in the manner set forth below). For the sake of clarity, if the sum of (B) and (C) exceed $6,500,000, no amount of the Escrow Fund shall be delivered upon expiration of the Initial Escrow Period.

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(ii) Upon the expiration of the Extended Escrow Period, (A) all remaining Escrow Cash not previously disbursed; less (B) the amount, as may reasonably be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Claim Certificate delivered in good faith by an Acquiror Indemnified Person to the Stockholders’ Agent prior to the expiration of the Claims Period, shall be promptly delivered (in any event within five (5) Business Days) to the Stockholders (in the manner set forth below).

(iii) All releases from the Escrow Fund to be made to the Stockholders shall be made in accordance with Section 4.1(d) (as if the amounts distributed were Net Merger Consideration), unless otherwise directed by the Stockholders’ Agent in writing (which instructions may include amounts payable to the Stockholders’ Agent directly or on behalf of third parties, in accordance with Section 11.7). None of Acquiror, the Surviving Corporation or the Paying Agent shall have any liability to any Stockholder for any distribution to them from the Escrow Fund not in accordance with Section 4.1(d) made pursuant to the written instructions of the Stockholders’ Agent.

(iv) For the sake of clarity, it is understood and agreed that, in the event that there are unresolved Claims that have been properly filed in accordance with the Escrow Agreement that equal or exceed the targeted release sum, there will be no distribution to the Stockholders on any such release date, and the release of such funds shall be made as set forth in the Escrow Agreement.

(c) The availability of the Escrow Fund to indemnify the Acquiror Indemnified Persons will be determined without regard to any right to indemnification which any Stockholders may have in his or her capacity as an officer, director, employee, or agent of the Company and no such Stockholders will be entitled to any indemnification from the Company or the Surviving Corporation for amounts paid for indemnification under this Article 11. Nothing in this Section 11.4(c) shall prevent or prohibit a Stockholder from seeking recovery under any available insurance policy or from enforcing its rights pursuant to Section 8.19.

11.5 Claims and Procedures.

(a) Prior to the expiration of the relevant Claim Period, Acquiror may deliver to the Escrow Agent a certificate signed by any officer of Acquiror (a “Claim Certificate”):

(i) stating that an Acquiror Indemnified Person has a claim for Indemnifiable Damages;

(ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the amount reasonably anticipated by Acquiror to be incurred, paid reserved or accrued); and

(iii) specifying in reasonable detail (based upon the information then possessed by Acquiror) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

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No delay in providing such Claim Certificate within the Claims Period shall affect an Indemnified Person’s rights hereunder or under the Escrow Agreement, unless (and then only to the extent that) the Stockholders’ Agent or the Stockholders are materially prejudiced thereby.

(b) At the time of delivery of any Claim Certificate to the Escrow Agent, a duplicate copy of such Claim Certificate shall be delivered to the Stockholders’ Agent by or on behalf of Acquiror (on behalf of itself or any other Acquiror Indemnified Person) in accordance with Section 12.2 and for a period of thirty (30) calendar days after such delivery to the Stockholders’ Agent of such Claim Certificate, the Escrow Agent shall make no payment pursuant to this Section 11.5 unless the Escrow Agent shall have received written authorization from the Stockholders’ Agent to make such delivery. After the expiration of such thirty (30)-calendar day period, the Escrow Agent shall make delivery of cash from the Escrow Fund to the relevant Acquiror Indemnified Party in accordance with this Section 11.5; provided, however, that no such delivery may be made if and to the extent the Stockholders’ Agent has objected in a written statement to any claim or claims made in the Claim Certificate, and such written statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such thirty (30)-calendar day period. In the event that there are no longer any amounts in the Escrow Fund, and such claim relates to a breach of the Fundamental Representations, fraud, or Section 11.2(a)(iv), such Claim Certificate shall be delivered solely to the Stockholders’ Agent.

11.6 Resolution of Objections to Claims.

(a) If the Stockholders’ Agent objects to any claim made by Acquiror in any Claim Certificate then the Stockholders’ Agent shall deliver a written notice (a “Claim Dispute Notice”) to Acquiror during the thirty (30)-day period commencing upon delivery to the Stockholders’ Agent of the Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by Acquiror in the Claim Certificate. If the Stockholders’ Agent does not deliver a Claim Dispute Notice to Acquiror prior to the expiration of such thirty (30)-day period, then (i) each claim for indemnification set forth in such Claim Certificate shall be deemed to have been conclusively determined in Acquiror’s favor on the terms set forth in the Claim Certificate, and (ii) if the Escrow Fund remains, then without any further instructions the Escrow Agent shall distribute cash from the Escrow Fund to Acquiror in an amount equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate.

(b) If the Stockholders’ Agent delivers a Claim Dispute Notice, Acquiror and the Stockholders’ Agent shall attempt in good faith for forty-five (45) calendar days to resolve any objections raised by the Stockholders’ Agent in such Claim Dispute Notice. If Acquiror and the Stockholders’ Agent agree to a resolution of one or more objections, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute cash from the Escrow Fund in accordance with the terms of such memorandum.

(c) If no such resolution can be reached during the forty-five (45)-calendar day period following Acquiror’s receipt of a given Claim Dispute Notice, then upon the expiration of such forty-five (45)-calendar day period, either Acquiror or the Stockholders’ Agent may bring suit in accordance with Section 12.8 to resolve the matter.

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(d) For purposes of this Section 11.6, in any action hereunder in which any claim or the amount thereof stated in the Claim Certificate is at issue, Acquiror shall be deemed to be the non-prevailing party unless the trial court awards Acquiror more than one-half of the amount in dispute, in which case the Stockholders shall be deemed to be the non-prevailing party. The non-prevailing party shall pay its own expenses and the expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such action.

11.7 Stockholders’ Agent.

(a) Effective at the Closing, Shareholder Representative Services LLC shall be, and hereby is, appointed by the Stockholders as the agent, proxy and attorney-in-fact for such Stockholders, with full power of substitution and re-substitution, for all purposes under this Agreement, the Escrow Agreement, and the Paying Agent Agreement (including full power and authority to act on the Stockholders’ behalf). For purposes of this Agreement, the term “Stockholders’ Agent” shall mean the agent and attorney-in-fact for and on behalf of the Stockholders to: (i) execute, as Stockholders’ Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the transactions contemplated hereby; (ii) give and receive notices, instructions, and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Stockholder, to or from Acquiror (on behalf of itself or any other Acquiror Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement, the Paying Agent Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Stockholder individually); (ii) review, negotiate and agree to and authorize deliveries to Acquiror of cash from the Escrow Fund in satisfaction of claims asserted by Acquiror (on behalf of itself or any other Acquiror Indemnified Person, including by not objecting to such claims) pursuant to this Article 11; (iii) object to such claims pursuant to Section 11.5; (iv) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and comply with orders of courts with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by lawsuit, settlement or otherwise, and take or forego any or all actions permitted or required of any Stockholder or necessary in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement; (v) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Stockholders; (vi) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Stockholders (so long as any such amendment or waiver applies equally to all Stockholders) in accordance with the terms hereof and in the manner provided herein; and (vii) take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Acquiror, Merger Sub and their respective Affiliates (including, after the Effective Time, the Surviving Corporation) shall

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be entitled to rely on the appointment of Shareholder Representative Services LLC as the Stockholders’ Agent and treat such Stockholders’ Agent as the duly appointed attorney-in-fact of each Stockholder and has having the duties, power and authority provided for in this Section 11.7. The Stockholders shall be bound by all actions taken and documents executed by the Stockholders’ Agent in connection with this Article 11, and Acquiror and other Acquiror Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Stockholders’ Agent. The Person serving as the Stockholders’ Agent may resign at any time and may be replaced from time to time by a written consent signed by Stockholders holding at least a majority of the outstanding shares of Common Stock and Preferred Stock (voting together as a single class on an as converted to Common Stock basis) in accordance with the Contribution and Indemnity Agreement upon not less than ten (10) calendar days’ prior written notice to Acquiror. No bond shall be required of the Stockholders’ Agent. All of the immunities and powers granted to the Stockholders’ Agent under this Agreement shall survive the Closing and/or any termination of this Agreement and the Escrow Agreement. The grant of authority provided for in this Section 11.7 is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Stockholders and shall be binding on any successor thereto.

(b) The Stockholders’ Agent shall not be liable to any Stockholder for any act done or omitted hereunder as the Stockholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Stockholders shall severally (based upon each Stockholder’s Pro Rata Percentage) indemnify the Stockholders’ Agent and hold it harmless against any loss, liability, damage, claim, penalty, fine, forfeiture, action, fee, cost or expense arising out of or in connection with the acceptance or administration of its duties hereunder (including all reasonable out-of-pocket fees, costs and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, the “Stockholders’ Agent Expenses”), in each case as such Stockholders’ Agent Expenses are suffered or incurred; provided, that in the event that any such Stockholders’ Agent Expense is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of the Stockholders’ Agent, the Stockholders’ Agent will reimburse the Stockholders the amount of such indemnified Stockholders’ Agent Expenses attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholders’ Agent by the Stockholders, such Stockholders’ Agent Expenses may be recovered by the Stockholders’ Agent from the Stockholders’ Agent Expense Fund and the Escrow Fund otherwise distributable to the Stockholders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person); provided, that while this section allows the Stockholders’ Agent to be paid from the Stockholders’ Agent Expense Fund and the Escrow Fund, this does not relieve the Stockholders from their obligation to promptly pay such Stockholders’ Agent Expenses as they are suffered or incurred, nor does it prevent the Stockholders’ Agent from seeking any remedies available to it at law or otherwise. No provision of this Agreement or the Escrow Agreement shall require the Stockholders’ Agent to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement, the Escrow Agreement or the Paying Agent Agreement. The indemnification obligations set forth in this Section 11.7 shall survive the resignation or removal of the Stockholders’ Agent and the termination of this Agreement.

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(c) After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Agent that is within the scope of the Stockholders’ Agent’s authority under Section 11.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Stockholders and shall be final, binding and conclusive upon each such Stockholder; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Stockholder. Acquiror, the other Acquiror Indemnified Persons and the Escrow Agent are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Stockholders’ Agent.

(d) The Stockholders’ Agent Expense Fund shall be available to pay directly or reimburse the Stockholders’ Agent for fees, costs and expenses (including legal fees, costs and expenses) incurred by the Stockholders’ Agent relating to the Merger, the transactions contemplated thereby, and post-Closing matters, whether incurred prior to or after the Closing. The Stockholders will not receive any interest or earnings on the Stockholders’ Agent Expense Fund and irrevocably transfer and assign to the Stockholders’ Agent any ownership right that they may otherwise have had in any such interest or earnings. So long as the Stockholders’ Agent Expense Fund is held and maintained in an FDIC-insured client trust account, the Stockholders’ Agent will not be liable for any loss of principal of the Stockholders’ Agent Expense Fund other than as a result of gross negligence or willful misconduct. For tax purposes, the Stockholders’ Agent Expense Fund will be treated as having been received and voluntarily set aside by the Stockholders at the time of Closing.

(e) To the extent the Stockholders’ Agent receives documents, spreadsheets or other forms of information from any party and the Stockholders’ Agent is required to deliver any such document, spreadsheet or other form of information to another party, the Stockholders’ Agent is not responsible for the content of such materials, nor is the Stockholders’ Agent responsible for confirming the accuracy of any information contained in such materials or reconciling the content of any such materials with any other documents, spreadsheets or other information.

(f) Upon the end of the Extended Escrow Period (or such later date as all related claims or disputes have been resolved), the Stockholders’ Agent shall deliver to the Paying Agent for distribution to the Stockholders pursuant to Section 3.1 any portion of the Stockholders’ Agent Expense Fund which has not been used to pay the fees, costs and expenses incurred by the Stockholders’ Agent.

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11.8 Third Party Claims.

(a) In the event Acquiror becomes aware of a claim by a third party (a “Third Party Claim”), other than a Special IP Claim, which Acquiror in good faith believes may result in a claim by or on behalf of an Acquiror Indemnified Person, Acquiror shall promptly notify the Stockholders’ Agent, and the Stockholders’ Agent shall have the right (but not the obligation) in its sole discretion to control and conduct the defense of and to settle or resolve any such claim (including pre-suit). If the Stockholders’ Agent elects to assume the defense of a Third Party Claim, Acquiror shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim (and Stockholders’ Agent shall promptly deliver such items to Acquiror) to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense (without a right to be indemnified for such expenses), to participate in, but not to determine or conduct, any defense of the Third Party Claim or settlement negotiations with respect to the Third Party Claim. Stockholders’ Agent shall include the Acquiror in all meetings, discussions, and negotiations with respect to the Third Party Claim to the extent that participation in such activities does not affect any privilege relating to any Indemnified Person. Without limitation to the foregoing, Stockholders’ Agent shall regularly consult in good faith and reasonably consider the opinions of the Acquiror prior to and in connection with any discussions or settlement negotiations related to a Third Party Claim. However, except with the consent of the Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Acquiror shall have objected within fifteen (15) calendar days after a written request for such consent. Stockholders’ Agent shall not settle a Third Party Claim unless it results only in the payment of money for which Acquiror is indemnified

(b) In the event Acquiror becomes aware of a Specified IP Claim involving the matter expressly designated as a Special IP Claim set forth on Schedule 11.2(a)(v) to this Agreement (a “Special IP Claim”) which Acquiror in good faith believes may result in a claim by or on behalf of an Acquiror Indemnified Person, Acquiror shall promptly notify the Stockholders’ Agent, and Acquiror shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim (including pre-suit) and (provided Acquiror complies with its obligations in this Section 11.8(b) and Section 11.10) the reasonable costs and reasonable expenses incurred by Acquiror in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court costs) shall be included in the Indemnifiable Damages for which Acquiror may seek indemnification pursuant to a claim made hereunder. The Stockholders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the Special IP Claim (and Acquiror shall promptly deliver such items to the Stockholders’ Agent) to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at the expense of the Stockholders, to participate in, but not to determine or conduct, any defense of the Special IP Claim or settlement negotiations with respect to the Special IP Claim. Acquiror shall include the Stockholders’ Agent in all meetings, discussions, and negotiations with respect to the Special IP Claim to the extent that participation in such activities does not affect any privilege relating to any Indemnified Person. Without limitation to the foregoing, Acquiror shall regularly consult in good faith and reasonably consider the opinions of the Stockholders’ Agent prior to and in connection with any discussions or settlement negotiations related to a Special IP Claim. However, except with the consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Stockholders’ Agent shall have objected within fifteen (15) calendar days after a written request for such consent by Acquiror, no settlement or resolution by Acquiror of any claim that gives rise to a claim by or on behalf of

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an Indemnified Person shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Stockholders’ Agent has consented to any such settlement or resolution, neither the Stockholders’ Agent nor any Stockholder shall have any power or authority to object under Section 11.5 or any other provision of this Article 11 to the amount of any claim by or on behalf of any Indemnified Person for indemnity with respect to such settlement or resolution.

(c) Notwithstanding the foregoing, in the event that the Acquiror Indemnified Persons refuse to consent to a bona fide, irrevocable offer of settlement of a Third Party Claim or a Special IP Claim that the Stockholders’ Agent has indicated in writing to the Acquiror Indemnified Persons that the Stockholders accept responsibility for and wish to accept and that (i) provides for the payment by the Stockholders of money as sole relief for the claimant, (ii) involves no limitation on the future operations of the business of Acquiror and its Subsidiaries and (iii) results in the full and general release of the Acquiror Indemnified Persons from all liabilities arising or relating to, or in connection with, the Third Party Claim or the Special IP Claim, and involves no finding or admission of any violation of Legal Requirements or the rights of any Indemnified Person, the total liability of the Stockholders for Indemnifiable Damages with regard to such Third Party Claim or the Special IP Claim shall be equal to the payment of any reasonable costs and reasonable expenses incurred by the Acquiror Indemnified Persons in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court costs) until and including the date that the Stockholders’ Agent has indicated in writing to the Indemnified Persons that the Stockholders will accept such settlement offer plus the amount of such settlement offer.

11.9 Treatment of Indemnification Payments. The Stockholders and Acquiror agree to treat (and cause their Affiliates to treat) any payment received pursuant to this Article 11 as adjustments to the Merger Consideration for all Tax purposes, to the maximum extent permitted by Legal Requirements.

11.10 Initiation of Settlement Negotiations. To the extent not inconsistent with Section 11.8(b), Acquiror shall not (and shall not allow any of its officers, directors, employees or other agents or representatives to) approach, or initiate any discussions or settlement negotiations with, any third party with respect to any Specified IP Claims without the prior written consent of the Stockholders’ Agent. Acquiror shall include the Stockholders’ Agent in all meetings, discussions and negotiations with respect to Specified IP Claims and shall regularly consult in good faith and reasonably consider the opinions of the Stockholders’ Agent prior to and in connection with any discussions in or settlement negotiations related to Specified IP Claims.

Article 12

GENERAL PROVISIONS

12.1 Survival Period. If the Merger is consummated, the representations and warranties of the Company contained in this Agreement (and relevant portions of the Company Disclosure Letter), and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until (and no Indemnified Person may bring a claim for

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indemnification pursuant to clause (a) or (b) of Section 11.1 after) the date that is fifteen (15) months following the Closing Date; provided, however, the representations and warranties of the Company contained in Section 5.9 in so far as they relate to the Specified IP Claim will remain operative and in full force and effect, until (and no Acquiror Indemnified Person may bring a claim for indemnification relating to such representations and warranties after) the date that is thirty (30) months following the Closing Date; and provided, further, that the representations and warranties of the Company contained in Section 5.2 (Capital Structure), Section 5.3(a) (Authority; Noncontravention) and Section 5.11 (Taxes) (collectively, the “Fundamental Representations”), will remain operative and in full force and effect, until (and no Indemnified Person may bring a claim for indemnification relating to such Fundamental Representations after) the date that is sixty (60) days beyond the expiration of the applicable statute of limitations; provided further, no right to indemnification pursuant to Article 11 in respect of any claim that is set forth in an Claim Certificate delivered to the Escrow Agent in good faith prior to the expiration of the Claims Period (and prior to the expiration of such representations and warranties) shall be affected by the expiration of such representations and warranties; and provided further, that such expiration shall not affect the rights of any Indemnified Person under Article 11 or otherwise to seek recovery of Indemnifiable Damages arising out of any fraud. If the Merger is consummated, all covenants and agreements of the parties (including the covenants set forth in Article 7) shall expire and be of no further force or effect as of the Closing, except to the extent such covenants and agreements by their terms contemplate performance in whole or in part after the Closing, in which case, such covenants and agreements shall survive until the date or period specified therein(and, if no date or period is specified therein, then such covenants and agreements shall survive until fully performed).

12.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given, delivered or otherwise provided under this Agreement upon delivery if delivered personally or by commercial delivery service, or two Business Days after being mailed by registered or certified mail (return receipt requested) or sent via electronic mail (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a)	if to Acquiror or Merger Sub, to:

RTI Biologics, Inc.

11621 Research Circle

Alachua, FL 32615

Fax: (212) 318-3400

Attention: Brian K. Hutchison, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski LLP

666 Fifth Avenue

New York, NY 10103

Fax: (212) 318-3400

Attention: Warren J. Nimetz, Esq.

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(b)	if to the Company, during the period between signing and closing, to:

Pioneer Surgical Technology, Inc.

375 River Park Circle

Marquette, MI 49855

Fax: (252) 355-3335

Attention: Daniel Webber

with a copy (which shall not constitute notice) to:

Varnum LLP

333 Bridge St., N.W.

Grand Rapids, MI 49504

Fax: (616) 336-7000

Attention: Michael Wooldridge & Pete Roth

(c)	if to the Stockholders’ Agent, to:

Shareholder Representative Services, LLC

1614 15th Street, Suite 200

Denver, CO 80202

Fax: (303) 623-0294

Telephone: (303) 648-4085

Email: deals@shareholderrep.com

Attention: Managing Director

with a copy (which shall not constitute notice) to:

Varnum LLP

333 Bridge St., N.W.

Grand Rapids, MI 49504

Fax: (616) 336-7000

Attention: Michael Wooldridge & Pete Roth

12.3 Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart. Signatures to this Agreement and/or the related agreements may be made via electronic signature (.pdf format included).

12.4 Entire Agreement; Non-assignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all Exhibits, Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this

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Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article 11 is intended to benefit Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

12.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquiror may assign this Agreement to any direct or indirect wholly owned subsidiary of Acquiror without the prior consent of the Company; provided, however, that Acquiror shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

12.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.7 Remedies Cumulative. Except as otherwise provided in this Agreement to the contrary, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein; provided, however, that any Indemnifiable Damages may only be recovered once by an Indemnified Person.

12.8 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State. Each party submits to the exclusive jurisdiction of any federal or state court sitting in the Western District of Michigan in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court. Each party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that a final judgment (after giving effect to any timely appeals) in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by Legal Requirements.

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12.9 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

12.10 Acquiror’s Due Diligence Investigation. Acquiror has, for the sole purpose of determining whether to enter into and negotiate the transactions contemplated by this Agreement, conducted a review of information made available to it regarding the Company’s commercial, financial, legal, and other affairs. The parties agree and acknowledge that the representations and warranties of the Company set forth in Article 5 (and in the related portions of the Company Disclosure Letter) shall in no way be limited, qualified, impaired or affected by Acquiror’s conduct of such investigation. Notwithstanding, Acquiror acknowledges that the Company has not made and is not making, and that Acquiror has not relied upon, any representations or warranties whatsoever regarding the subject matter of this Agreement, the Merger, or the transactions contemplated hereunder, express or implied, except as expressly provided in this Agreement.

12.11 Conflict Waiver. Notwithstanding that the Company has been represented by Varnum LLP (the “Firm”) in the preparation, negotiation and execution of this Agreement, the Company agrees that after the Closing the Firm may represent the Stockholders’ Agent, the Stockholders and/or their affiliates in matters related to this Agreement, including without limitation in respect of any indemnification claims. The Company hereby acknowledges, on behalf of itself and its affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

[Remainder of Page is Blank – Signature Pages Follow]

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IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company and the Stockholders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

RTI BIOLOGICS, INC. (“ACQUIROR”)

By:	/s/ Brian Hutchison
Name:	Brian Hutchison
Title:	President & CEO

ROCKETS MI CORPORATION (“MERGER SUB”)

By:	/s/ Brian Hutchison
Name:	Brian Hutchison
Title:	President & CEO

PIONEER SURGICAL TECHNOLOGY, INC. (“COMPANY”)

By:	/s/ Daniel H. Webber
Name:	Daniel H. Webber
Title:	President & CEO

SHAREHOLDER REPRESENTATIVE SERVICES LLC (“STOCKHOLDERS’ AGENT”)

By:	/s/ Donald J. Morrissey, Jr.
Name:	Donald J. Morrissey, Jr.
Title:	Managing Director

EXHIBIT A-1

List of Initial Signatories to Stockholder Consent

1.	Alex Guiva

2.	Highlander Partners L.P.

3.	Hirsch Family Foundation

4.	Hoak Family Partnership II, Ltd.

5.	Hopewell Ventures L.P.

6.	Michigan Growth Capital Partners, L.P.

7.	William F. Miller III

8.	Michael R. Nicolais

9.	Pharos Capital Partners II, L.P.

10.	Pharos Capital Partners II-A, L.P.

11.	Paul B. Quealley

12.	River Cities Capital Fund IV (NQP), L.P.

13.	River Cities Capital Fund IV, L.P.

14.	River Cities SBIC III, L.P.

15.	Raymond G. Smerge

16.	Nancy Weaver

EXHIBIT A-2

Form of Stockholder Consent

PIONEER SURGICAL TECHNOLOGY, INC.

SHAREHOLDER CONSENT

The undersigned, being the holders of more than (i) seventy percent (70%) of the voting power of the outstanding shares of Senior Preferred Stock (as that term is defined in the Company’s Third Amended and Restated Articles of Incorporation, herein referred to as the “Articles”), and (ii) a majority of the voting power of the outstanding shares of Series B Preferred Stock (as defined in the Articles), and (iii) a majority of the voting power of the outstanding shares of Senior Preferred Stock and Common Stock (as defined in the Articles) (collectively referred to as the “Holders”) of Pioneer Surgical Technology, Inc., a Michigan corporation (the “Company”) take the following actions by written consent in lieu of a meeting pursuant to Section 407 of the Michigan Business Corporation Act:

Approval and Adoption of Agreement and Plan of Merger

WHEREAS, Pioneer Surgical Technology, a Michigan corporation (the “Company”) has entered into that certain Agreement and Plan of Merger dated as of June                     , 2013 (the “Merger Agreement”), with RTI Biologics, Inc., a Delaware corporation (“Acquiror”), [Pilgrim Acquisition Corporation] a Michigan corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), and Pharos Capital Partners II, L.P., solely in its capacity as agent (the “Stockholders’ Agent”), pursuant to which, among other things, Merger Sub shall be merged with and into the Company (the “Merger”) such that the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation after the Merger;

WHEREAS, the board of directors of the Company (the “Board”) has (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the Company’s shareholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, and (iii) recommended that the Company’s shareholders adopt and approve the Merger Agreement;

WHEREAS, Acquiror and Merger Sub have requested that each Holder execute and deliver this Shareholder Consent with respect to any and all shares of Preferred Stock beneficially owned by such Holder as of the date of the execution and delivery of this Shareholder Consent;

WHEREAS, unless otherwise specifically defined in this Shareholder Consent, each capitalized term that is used but not defined in this Shareholder Consent shall have the meaning specified in the Merger Agreement; and

WHEREAS, each Holder has received and reviewed a copy of this Shareholder Consent and the Merger Agreement and has had an opportunity to obtain the advice of counsel prior to executing this Shareholder Consent and fully understands and accepts all of the provisions hereof.

NOW, THEREFORE, it is hereby resolved as follows:

RESOLVED, that the Holders hereby (i) approve the Merger; (2) approve and adopt the Merger Agreement, and (3) approve and authorize the consummation of the Merger and all matters contemplated by the Agreement (collectively, the “Transactions”);

FURTHER RESOLVED, that the Holders hereby approve and ratify all actions taken by the Board of Directors and officers of the Company in connection with the Transactions and the negotiations of the Merger Agreement and related documents; and

FURTHER RESOLVED, that the Holders hereby authorize each officer of the Company to take any and all actions and to execute and deliver any and all documents, agreements and instruments and to take all actions deemed by such officer to be necessary or appropriate to carry out the purpose and intent of the Merger Agreement and the Transactions.

Counterparts

This Shareholder Consent may be executed in one or more counterparts with the same effect as if the signatures were upon the same instrument, and shall be effective as of the Agreement Date. Photocopies, facsimile transmissions and other reproductions of this executed original (with reproduced signatures) shall be deemed to be original counterparts of this Shareholder Consent.

(Signatures appear on the following pages.)

2

Pharos Capital Partners II, L.P.

By:
Name:
Title:

Pharos Capital Partners II-A, L.P.

By:
Name:
Title:

Signature Pages to the Shareholder Consent

Hopewell Ventures L.P.

By:
Name:
Title:

Signature Pages to the Shareholder Consent

Michigan Growth Capital Partners, L.P.

By:
Name:
Title:

Signature Pages to the Shareholder Consent

River Cities Capital Fund IV (NQP), L.P.

By:
Name:
Title:

River Cities Capital Fund IV, L.P.

By:
Name:
Title:

River Cities SBIC III, L.P.

By:
Name:
Title:

Signature Pages to the Shareholder Consent

Alex Guiva

Highlander Partners L.P.

By:
Name:
Title:

Hirsch Family Foundation

By:
Name:
Title:

Hoak Family Partnership II, Ltd.

By:
Name:
Title:

William F. Miller III

Michael R. Nicolais

Paul B. Quealley

Raymond G. Smerge

Nancy Weaver

Signature Pages to the Shareholder Consent

EXHIBIT A-3

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Agreement”) is made and entered into as of             , 2013, between RTI Biologics, Inc., a Delaware corporation (“Acquiror”), and the undersigned stockholder (“Stockholder”) of Pioneer Surgical Technology, Inc., a Michigan corporation (the “Company”).

BACKGROUND

A. Acquiror, Rockets MI Corporation, a Michigan corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), the Company and certain other parties have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), pursuant to which Acquiror will acquire the Company through the merger of Merger Sub with and into the Company (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

B. As a condition to the willingness of, and an inducement to, Acquiror and Merger Sub to enter into the Merger Agreement, contemporaneously with the execution and delivery of the Merger Agreement, certain holders of outstanding capital stock of the Company, including Stockholder, are (i) executing and delivering a written stockholders consent authorizing and approving the Company’s execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby (the “Written Consent”), and (ii) entering into stockholder agreements in substantially the form of this Agreement.

C. Stockholder is the registered and/or beneficial owner of such number of shares of the Capital Stock as is indicated on Exhibit A hereof (the “Shares”).

D. Acquiror and Stockholder now wish to enter into this Agreement to (i) restrict in accordance with the terms and conditions hereof Stockholder’s ability to transfer or otherwise dispose of any of the Shares, or any other shares in the capital of the Company acquired by Stockholder hereafter and prior to the Expiration Date (as defined in Section 1(a) below), and (ii) require in accordance with the terms and conditions hereof Stockholder to vote the Shares and any other such shares in the capital of the Company so as to facilitate consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which the parties hereby acknowledge, Acquiror and Stockholder agree as follows:

Section 1. Agreement to Retain Shares.

(a) Transfer and Encumbrance. Except as may be specifically required by court order or by operation of applicable Legal Requirements, Stockholder agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date, unless and to the extent that the purchaser, pledgee or other counterparty in such transaction executes and delivers a stockholders agreement with Acquiror substantially in the form of this Agreement. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time, or (ii) termination of the Merger Agreement in accordance with its terms.

(b) New Shares. Stockholder agrees that any shares in the capital of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date (“New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

Section 2. Agreement to Vote Shares. The Stockholder shall not revoke, rescind or otherwise withdraw the its execution and delivery of the Written Consent. Prior to the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of the Company with respect to any of the following, Stockholder shall vote the Shares and any New Shares (i) in favor of approval of the Merger and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between the Company and any Person other than Acquiror or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement in respect of the Merger or which would result in any of the conditions to the completion of the Merger not being fulfilled.

Section 3. Irrevocable Proxy. Stockholder hereby agrees to timely deliver to Acquiror a duly executed proxy in the form attached hereto as Exhibit B (the “Proxy”) with respect to each meeting of stockholders of the Company after the date of this Agreement, such Proxy to cover the total number of Shares and New Shares in respect of which Stockholder is entitled to vote at any such meeting. In the event that Stockholder is unable to provide any such Proxy in a timely manner, Stockholder hereby grants Acquiror a power of attorney to execute and deliver such Proxy for and on behalf of Stockholder, such power of attorney, which being coupled with an interest, shall survive any death, disability, bankruptcy or any other such impediment. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies given by Stockholder with respect to the subject matter of the Proxy and agrees not to grant any subsequent proxies with respect to the subject matter of the Proxy until after the Expiration Date.

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Section 4. No Inconsistent Agreements. Stockholder shall not, in its capacity as a stockholder of the Company, enter into any agreement or take any other action that would restrict, limit or interfere with the performance of its obligations hereunder or the consummation of the transactions contemplated hereby or by the Merger Agreement.

Section 5. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Acquiror that:

(i) Stockholder has the right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. Subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and Legal Requirements governing specific performance, injunctive relief, and other equitable remedies: (a) this Agreement has been duly authorized, executed and delivered by Stockholder and is enforceable against Stockholder; and (b) the Proxy, when duly executed and delivered by Stockholder, will be enforceable against Stockholder. If Stockholder is married and the Shares constitute community property, this Agreement has been duly executed and delivered by, and is enforceable against, Stockholder’s spouse.

(ii) The execution and delivery of this Agreement and the Proxy by Stockholder does not, and the performance of this Agreement by Stockholder will not: (A) conflict with or violate any Legal Requirement which may affect the Shares; (B) result in or constitute (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Shares; or (C) require any consent or approval of any person, except in the case of clause (A), (B) or (C) above where any of such events would not have a material adverse effect on Stockholder or otherwise materially impair Stockholder’s ability to satisfy Stockholder’s obligations hereunder.

(iii) As of the date of this Agreement: (a) Stockholder either (1) holds of record or (2) beneficially owns with the right to vote (in the case of clause (1) and (2), free and clear of any Encumbrances other than Permitted Encumbrances or as set forth in the Company Disclosure Letter) the number of outstanding shares of Capital Stock set forth on Exhibit A hereof; and (b) Stockholder does not directly or indirectly own any shares of capital stock or other securities of the Company or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the Shares and Company Options set forth in the Company Disclosure Letter (if any). Except to the extent the Shares are jointly owned or Stockholder is married and the Shares constitute community property, Stockholder has sole voting power with respect to the Shares.

(iv) The representations and warranties contained in this Agreement are accurate in all material respects as of the date of this Agreement and will be accurate in all material respects at all times through the Expiration Date (except for representations and warranties that speak as of a specific time).

(v) Stockholder understands and acknowledges that Acquiror and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

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Section 6. Further Assurances. Stockholder hereby covenants and agrees to execute and deliver any additional documents, and take such further actions, necessary or desirable, in the reasonable opinion of Acquiror, to carry out the purpose and intent of this Agreement.

Section 7. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date; provided, however, that the termination of this Agreement shall not relieve Stockholder from any liability for any previous breach of this Agreement.

Section 8. Confidentiality. Stockholder agrees (a) to hold any information regarding this Agreement and the Merger in strict confidence (other than information that becomes publicly known through no wrongful act of Stockholder as a result of being (i) readily ascertainable from public or published information, or trade sources or (ii) received from a third party not under an obligation to keep such information confidential), and (b) except as required by applicable Legal Requirements, not to divulge any such information to any third person, until such time as the Merger has been publicly disclosed by Acquiror.

Section 9. Miscellaneous.

(a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Stockholder as a stockholder of Company only with respect to the specific matters set forth herein.

(c) Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

(d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation, Acquiror shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity, and Stockholder hereby waives any requirement for the security or posting of any bond in connection with such enforcement.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties.

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(f) Governing Law and Waiver of Jury Trial. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement or the Proxy, and all claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the laws of the State of Michigan, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Michigan or any other jurisdiction) that would cause the application of the Legal Requirements of any jurisdiction other than the State of Michigan.

(g) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

(h) Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(i) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

RTI BIOLOGICS, INC.

By:
Name:
Title:

STOCKHOLDER:

If individual:

Signature:
Print Name:

If joint owner:

Signature:
Print Name:

If entity:

Name:

By:
Name:
Title:

Address for Notices:

[STOCKHOLDER AGREEMENT SIGNATURE PAGE]

Exhibit A

NUMBER OF SHARES BENEFICIALLY OWNED

Class of Capital Stock	Number of Shares Beneficially Owned
Common

Series A Preferred

Series B Preferred

Exhibit B

IRREVOCABLE PROXY

TO VOTE STOCK OF

COMPANY

The undersigned Stockholder of Pioneer Surgical Technology, Inc., a Michigan corporation (the “Company”), hereby irrevocably (to the full extent permitted by §450.1421 of Michigan Law) appoints the members of the Board of Directors of RTI Biologics, Inc., a Delaware corporation (“Acquiror”), and each of them, or any other designee of Acquiror, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned Stockholder of Company as of the date of this Proxy are listed on the final page of this Proxy.

Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to the subject matter of this Proxy are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the subject matter of this Proxy until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the full extent permitted by §450.1421 of the Michigan General Corporation Law) and is granted in consideration of Acquiror entering into that certain Agreement and Plan of Merger among Acquiror, Rockets MI Corporation, a Michigan corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), the Company and certain other parties (the “Merger Agreement”). The Merger Agreement provides for the merger of Merger Sub with and into the Company (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement or (ii) the date of termination of the Merger Agreement in accordance with its terms.

The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to §450.1421 of Michigan Law), at every annual, special or adjourned meeting of the Stockholders of the Company and in every written consent in lieu of such meeting as follows:

•	In favor of approval of the Merger and the Merger Agreement; and

•

Against approval of any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between Company and any person or entity other than Acquiror or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the completion of the Merger not being fulfilled.

No authority is granted to vote the Shares on any matter other than the foregoing or with respect to any amendment, revision or modification of the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned Stockholder may vote the Shares on all other matters.

All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

This Proxy is coupled with an interest and is irrevocable.

Dated: , 2013

(Signature of Stockholder)

(Print Name of Stockholder)

Shares beneficially owned:

             shares of [Common Stock/Preferred Stock]

EXHIBIT B

Form of Certificate of Merger

BCS/CD- 550m (Rev. 02/13)

MICHIGAN DEPARTMENT OF LICENSING AND REGULATORY AFFAIRS CORPORATIONS, SECURITIES & COMMERCIAL LICENSING BUREAU
Date Received	(FOR BUREAU USE ONLY)

This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name

NATALIE M. WARRICK
Address

P.O. BOX 352
City	State	Zip Code	EFFECTIVE DATE:
GRAND RAPIDS	MI	49501-0352	Expiration date for new assumed names: December 31,
Document will be returned to the name and address you enter above. If left blank document will be mailed to the registered office.			Expiration date for transferred assumed names appear in Item 6

CERTIFICATE OF MERGER

Cross Entity Merger for use by Profit Corporations, Limited Liability Companies,

and Limited Partnerships

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), Act 23, Public Acts of 1993 (limited liability companies) and Act 213, Public Acts of 1982 (limited partnerships), the undersigned entities execute the following Certificate of Merger:

1.	The Plan of Merger (Consolidation) is as follows:

	a. The name of each constituent entity and its identification number is:

	PIONEER SURGICAL TECHNOLOGY, INC.	457143

	[PILGRIM ACQUISITION CORPORATION]	TBD

	b. The name of the surviving (new) entity and its identification number is:

	PIONEER SURGICAL TECHNOLOGY, INC.	457143
		Corporations and Limited Liability Companies provide the street address of the survivor’s principal place of business:

		375 RIVER PARK CIRCLE, MARQUETTE, MI 49855

2.	(Complete only if an effective date is desired other than the date of filing. The date must be no more than 90 days after the receipt of this document in this office.)

The merger (consolidation) shall be effective on the day of , .

3. Complete for Profit Corporations Only

For each constituent stock corporation, state:
Name of corporation	Designation and number of outstanding shares in each class or series		Indicate class or series of shares entitled to vote	Indicate class or series entitled to vote as a class
PIONEER SURGICAL TECHNOLOGY, INC.	Common Series A Preferred Series B Preferred	– 32,468,621 – 7,519,706 – 4,619,565	Common, Series A Preferred, Series B Preferred	Series A Preferred, Series B Preferred

[PILGRIM ACQUISITION CORPORATION]

If the number of shares is subject to change prior to the effective date of the merger or consolidation, the manner in which the change may occur is as follows:

The manner and basis of converting shares are as follows:

    On the effective date of this filing, each share of common stock of Pioneer Surgical Technology, Inc. (the “Surviving Corporation”) issued and outstanding (other than any shares owned by the Surviving Corporation) shall be automatically converted into the right to receive, subject to the terms of the merger agreement, an amount of cash equal (without interest) to the quotient of (a) the net merger consideration payable to common stockholders, divided by (b) the total number of shares of common stock outstanding immediately prior to the effective date of the filing.

    On the effective date of this filing, each share of Series A Preferred Stock of the Surviving Corporation issued and outstanding (other than shares owned by the Surviving Corporation), as if converted to common stock, shall be automatically converted into the right to receive, subject to the terms of the merger agreement, an amount of cash (without interest) equal to the product of the net merger consideration payable to preferred stockholders, multiplied by (a) 63.0288%, divided by (b) the total number of shares of Series A Preferred Stock outstanding immediately prior to the effective date of the filing.

    On the effective date of this filing, each share of Series B Preferred Stock of the Surviving Corporation issued and outstanding (other than shares owned by the Surviving Corporation), as if converted to common stock, shall be automatically converted into the right to receive, subject to the terms of the merger agreement, an amount of cash (without interest) equal to the product of the net merger consideration payable to preferred stockholders, multiplied by (a) 36.9712%, divided by (b) the total number of shares of Series B Preferred Stock outstanding immediately prior to the effective date of the filing.

    On the effective date of the filing, all shares of capital stock that are owned by the Surviving Corporation as treasury stock shall be canceled and extinguished without any conversion thereof and shall no longer constitute equity of any kind of any entity.

    Each share of capital stock of Pilgrim Acquisition Corporation (the “Merging Corporation”) that is issued and outstanding immediately prior to the effective date of the filing shall be converted into and become one share of common stock of the Surviving Corporation.

The amendments to the Articles, or a restatement of the Articles, of the surviving corporation to be effected by the merger are as follows:

See attached.

The Plan of Merger will be furnished by the surviving profit corporation, on request and without cost, to any shareholder of any constituent profit corporation.

The merger is permitted by the state or country under whose law it is incorporated and each foreign corporation has complied with that law in effecting the merger.

(Complete either Section (a) or (b) for each corporation)
a)		The Plan of Merger was approved by unanimous consent of the incorporators of , a Michigan corporation which has not commenced business, has not issued any shares, and has not elected a Board of Directors.

		(Signature of Incorporator)	(Type or Print Name)		(Signature of Incorporator)	(Type or Print Name)

		(Signature of Incorporator)	(Type or Print Name)		(Signature of Incorporator)	(Type or Print Name)

b)	The plan of merger was approved by:

	☐	the Board of Directors of , the surviving Michigan corporation, without approval of the shareholders in accordance with Section 703a of the Act.

	☒	the Board of Directors and the shareholders of the following Michigan corporation(s) in accordance with Section 703a of the Act.

PIONEER SURGICAL TECHNOLOGY, INC.

[PILGRIM ACQUISITION CORPORATION]

	By			By
		(Signature of Authorized Officer or Agent)			(Signature of Authorized Officer or Agent)

		(Type or Print Name)			(Type or Print Name)

		PIONEER SURGICAL TECHNOLOGY, INC.			[PILGRIM ACQUISITION CORPORATION]
		(Name of Corporation)			(Name of Corporation)

RESTATED ARTICLES OF INCORPORATION

OF

PIONEER SURGICAL TECHNOLOGY, INC.

(a Michigan corporation)

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), as amended, the undersigned corporation executes the following Restated Articles of Incorporation (these “Restated Articles”) and hereby certifies as follows:

1. The present name of the corporation is Pioneer Surgical Technology, Inc.

2. The identification number assigned to the corporation by the bureau is 457-143.

3. All former names of the corporation are: Pioneer Laboratories, Inc.

4. The date of filing of the original Articles of Incorporation of the corporation (the “Original Articles”) was May 15, 1992.

5. The Original Articles were restated and further amended by the filing of Amended and Restated Articles of Incorporation of the corporation (the “Amended and Restated Articles”) on December 18, 2006.

6. The Amended and Restated Articles were restated and further amended by the filing of Second Amended and Restated Articles of Incorporation of the corporation (the “Second Amended and Restated Articles”) on December 15, 2008.

7. The Second Amended and Restated Articles were restated and further amended by the filing of Third Amended and Restated Articles of the corporation (the “Third Amended and Restated Articles”) on September 13, 2012.

8. These Restated Articles restate and further amend the provisions of the Third Amended and Restated Articles, and shall be the Articles of Incorporation of the corporation.

9. The text of the Third Amended and Restated Articles is hereby restated in its entirety and further amended to read as follows:

ARTICLE ONE

The name of the corporation is: Pioneer Surgical Technology, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Michigan, which is the same as the mailing address, is 601 Abbot Road, East Lansing, Michigan 48823. The name of its resident agent at such address is CSC-Lawyers Incorporating Service (Company).

ARTICLE THREE

The purpose or purposes for which the Corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Michigan Business Corporation Act, as amended (the “Michigan Act”).

ARTICLE FOUR

The Corporation is authorized to issue one class of shares, to be designated “Common Shares,” with no par value. The total number of Common Shares that the Corporation shall have authority to issue is 1,000.

ARTICLE FIVE

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by these Articles of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

ARTICLE SIX

The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation.

ARTICLE SEVEN

The sole shareholder shall have power to make, adopt, amend, alter or repeal the Bylaws of the Corporation.

ARTICLE EIGHT

To the fullest extent permitted by the Michigan Act, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its sole shareholder for monetary damages for any action taken or failure to take any action as a director, except liability for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled, (ii) the intentional infliction of harm by the director on the Corporation or the shareholders of the Corporation, (iii) a violation of Section 551 of the Michigan Act or (iv) an intentional criminal act committed by such director. If the Michigan Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Michigan Act, as so amended. Any repeal or modification of the foregoing provisions of this Article EIGHT by the sole shareholder of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions occurring prior to, such repeal or modification. The provisions of this Article EIGHT shall be deemed to be a contract between the Corporation and each director who serves in any such capacity at any time while this Article Eight and the relevant provisions of the Michigan Act or other applicable law, if any, are in effect, and any repeal or modification of any such law shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

ARTICLE NINE

Any action required or permitted by the Michigan Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. A written consent shall bear the date of signature of the shareholder who signs the consent. Written consents are not effective to take corporate action unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the Corporation. Delivery shall be to the Corporation’s registered office, its principal place of business, or an officer or agent of the Corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented to the action in writing. An electronic transmission consenting to an action must comply with Section 407(3) of the Michigan Act.

These Restated Articles were duly adopted as of the      day of June, 2013 in accordance with Section 642 of the Michigan Act and were duly adopted by the shareholders. The necessary number of shares as required by statute were voted in favor of these Restated Articles.

By:
Name:
Title:

EXHIBIT C

Form of Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of                 , 2013, by and among RTI Biologics, Inc., a Delaware corporation (“Acquiror”), Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative of the Stockholders (“Stockholders’ Agent”, and together with Acquiror, sometimes referred to individually as “Party” and collectively as the “Parties”), and JPMorgan Chase Bank, NA (the “Escrow Agent”).

BACKGROUND

WHEREAS, Acquiror, Rockets MI Corporation, a Michigan corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), Pioneer Surgical Technology, Inc., a Michigan corporation (the “Company”) and Stockholders’ Agent have entered into an Agreement and Plan of Merger, dated as of the                     , 2013 (as may be amended from time to time, the “Merger Agreement”), pursuant to which Acquiror will acquire the Company through the merger of Merger Sub with and into the Company (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any including without limitation the Merger Agreement.

WHEREAS, it is a condition precedent to the closing of the transactions contemplated by the Merger Agreement that Acquiror and Stockholders’ Agent enter into this Agreement with Escrow Agent.

WHEREAS, Acquiror, Stockholders’ Agent and Escrow Agent now wish to enter into this Agreement providing for the appointment of an escrow agent to hold such escrowed funds and to set forth the terms and conditions under which such funds held in escrow shall be disbursed.

AGREEMENT

NOW THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1. Appointment. The Parties hereby appoint Escrow Agent as their escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Establishment of Escrow Fund. Escrow Agent hereby acknowledges receipt of $13,000,000 paid to it by wire transfer by Acquiror (the “Escrow Amount”). The Escrow Agent shall establish on its books and records a segregated account denominated as, and referred to in this Agreement as, the “Indemnification Escrow Fund” and shall deposit the Escrow Amount into the Indemnification Escrow Fund. The Indemnification Escrow Fund and all interest and income thereon and other proceeds thereof are collectively referred to herein as the “Escrow Property.” The Escrow Agent agrees to hold, invest, release and distribute the Escrow Property and to act as Escrow Agent in accordance with the terms, conditions and provisions of this Agreement.

3. Investment of Escrow Property. Escrow Agent shall hold the Escrow Property in one or more demand deposit accounts and shall invest and reinvest the Escrow Property in a JPMorgan Money Market Deposit Account (“MMDA”), or a successor investment offered by Escrow Agent. MMDA have rates of compensation that may vary from time to time based as determined by Escrow Agent. The Parties recognize and agree that instructions to make any other investment (“Alternative Investment”), must be in a joint writing and executed by an Authorized Representative (as defined in Section 3 below) of each of the Parties and shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee or trade execution fee in connection with each transaction. Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein, and Escrow Agent shall not have any liability for any loss in an investment made pursuant to the terms of this Agreement. Market values, exchange rates and other valuation information (including without limitation, market value, current value or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties. Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment. Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of an Authorized Representative of the Parties to give Escrow Agent instructions to invest or reinvest the Escrow Property. Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. All interest or other income earned under this Agreement shall be allocated to Acquiror and reported, by Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposit by Acquiror whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. Acquiror hereby represents and warrants to the Escrow Agent that (i) there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement; and (ii) such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

4. Disposition and Termination. Escrow Agent shall hold the Escrow Property in its possession and disburse the Escrow Property or any specified portion thereof only as follows:

(a) Promptly (but in any event within five Business Days) after the date that is 15 months following the date hereof (the “Initial Release Date”), Escrow Agent shall deliver to the Agent (defined below) for further distribution to the Stockholders in accordance with written instructions previously provided by Stockholders’ Agent to the Escrow Agent on the Initial Release Date, a portion of the Indemnification Escrow Property equal to $6,500,000 less (i) the amount of any funds released from the Escrow Property to the Acquiror prior to the Initial Release Date; less (ii) the amount as may reasonably be necessary to satisfy any unresolved or unsatisfied Claims (as defined and the amount, if any, as determined below) specified in any Claim Notice (as defined below) delivered by Acquiror to the Escrow Agent and Stockholders’ Agent prior to the Initial Release Date.

(b) Promptly (but in any event within five Business Days) after the date that is 30 months following the date hereof (the “Escrow Termination Date”), Escrow Agent shall deliver to the Agent for further distribution to the Stockholders in accordance with written instructions previously provided by Stockholders’ Agent to Escrow Agent on the Escrow Termination Date (i) all remaining Escrow Property not previously disbursed; less (ii) the amount as may reasonably be necessary to satisfy any unresolved or unsatisfied Claims (as defined and the amount, if any, as determined below) specified in any Claim Notice (as defined below) delivered by Acquiror to the Escrow Agent and Stockholders’ Agent prior to the Escrow Termination Date. This Agreement shall terminate upon the distribution of all of the Escrow Property from the Escrow Account in accordance with the terms hereof.

(c) If Escrow Agent receives a Claim Notice (as defined below) from Acquiror prior to the Escrow Termination Date stating that Acquiror is entitled pursuant to Article XI of the Merger Agreement to be indemnified by the Stockholders from the Indemnification Escrow Fund (each, a “Claim”), then Escrow Agent shall disburse or retain Escrow Property in the amount of the Claim pursuant to Section 5.

(d) To the extent that Escrow Property is to be released to the Stockholders (as defined under the Merger Agreement), Stockholders’ Agent (and Acquiror, if applicable) will provide instructions to Escrow Agent to deliver such disbursement to the Agent (as designated pursuant to that certain Paying Agent Agreement among Acquiror, Stockholders’ Agent, the Company, and JPMorgan Chase Bank, N.A. of even date herewith (the “Paying Agent Agreement”)) for the benefit of the Stockholders, which Agent will then disburse such monies to the Stockholders in accordance the Paying Agent Agreement.

5. Claims Procedure.

(a) If, prior to the Escrow Termination Date, Acquiror determines to assert a Claim, then Acquiror shall give Escrow Agent and Stockholders’ Agent written notice of the Claim (a “Claim Notice”), specifying the basis therefor and, if known or estimable, the amount and calculation thereof and if not known or estimable, a specific amount determined in good faith (“Claim Amount”). If Stockholders’ Agent does not deliver to Acquiror and Escrow Agent written notice of an objection to Acquiror’s Claim prior to the 31st calendar day after receipt of the Claim Notice by Escrow Agent relating thereto, then the Escrow Agent shall, out of the Indemnification Escrow Fund, promptly pay the Claim Amount to Acquiror, and Stockholders’ Agent shall be deemed to have waived any further rights to object thereto. If Stockholders’ Agent shall timely (prior to the 31st calendar day after receipt of the Claim Notice by Escrow Agent)

deliver to Acquiror and Escrow Agent such written notice of objection, then Escrow Agent shall not make any payment to Acquiror with respect to such Claim (or the disputed portion thereof, as specified in Stockholders’ Agent’s written notice of objection) until: (i) it has received joint written instructions signed by an Authorized Representative of the Acquiror and Stockholders’ Agent which refer to such Claim; or (ii) it has received a copy of a judgment, decree or order of a court, or copy of an arbitration award, adjudicating the dispute with respect to such Claim, in accordance with the terms of the Merger Agreement (such order, award or determination must be accompanied by a written certification from counsel for the instructing Party attesting that such order, award or determination is final and not subject to further proceedings or appeal along with a written instruction from an Authorized Representative of the instructing Party given to effectuate such order, award or determination, and the Escrow Agent shall be entitled conclusively to rely upon any such certification and instruction and shall have no responsibility to review the order, award or determination to which such certification and instruction refers or to make any determination as to whether such order, award or determination is final), whereupon Escrow Agent shall distribute from the Indemnification Escrow Fund such amount as provided therein.

(b) If there is a dispute between Acquiror and Stockholders’ Agent with regard to the payment of a Claim from the Indemnification Escrow Fund, the reasonable legal fees, expenses and other costs incurred by Escrow Agent in connection with the adjudication of such dispute shall be paid by the party which is not the prevailing party in such dispute (as determined in accordance with the Merger Agreement).

(c) Any amounts held in the Indemnification Escrow Fund after the Escrow Termination Date in excess of the aggregate Claim Amounts under all Claims pending as of the Escrow Termination Date, if any, shall be paid promptly to the Agent for further distribution to the Stockholders in accordance with Section 4.

(d) Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Escrow Property, must be in writing or set forth in a Portable Document Format (“PDF”), executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of their designated persons as set forth in Schedule 1 (each an “Authorized Representative”), and delivered to Escrow Agent only by confirmed facsimile or attached to an email on a Business Day only at the fax number or email address set forth in Section 10 below. No instruction for or related to the transfer or distribution of the Escrow Property shall be deemed delivered and effective unless Escrow Agent actually shall have received it on a Business Day by facsimile or as a PDF attached to an email only at the fax number or email address set forth in Section 10 and as evidenced by a confirmed transmittal to the Party’s or Parties’ transmitting fax number or email address and Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Escrow Property if delivered to any other fax number or email address, including but not limited to a valid email address of any employee of Escrow Agent. Acquiror acknowledges that Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Acquiror without a verifying call-back as set forth in Section 5(d) below:

Acquiror:

Bank Name:
Bank Address:
ABA number:
Account name:
Account number:

(e) Additionally, Acquiror agrees that repetitive funds transfer instructions may be given to Escrow Agent for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). Any such Standing Settlement Instructions shall be set up in writing in advance of any actual transfer request and shall contain complete funds transfer information (as set forth above) for the beneficiary. Any such set-up of Standing Settlement Instructions (other than those established concurrently with the execution of this Agreement), and any changes in existing set-up, shall be confirmed by means of a verifying callback to an Authorized Representative. Standing Settlement Instructions will continue to be followed until cancelled by Acquiror in a writing signed by an Authorized Representative and delivered to Escrow Agent in accordance with this Section 5(e). Once set up as provided herein, Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary. Acquiror agrees that any Standing Settlement Instructions shall be effective as the funds transfer instructions of Acquiror, without requiring a verifying callback, as set forth in Section 5(f) below, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary.

(f) In the event any other funds transfer instructions are set forth in a permitted instruction from a Party or the Parties in accordance with Section 5(d), Escrow Agent is authorized to seek confirmation of such funds transfer instructions by a single telephone call-back to one of the Authorized Representatives, and Escrow Agent may rely upon the confirmation of anyone purporting to be that Authorized Representative. The persons and telephone numbers designated for call-backs may be changed only in a writing executed by Authorized Representatives of the applicable Party and actually received by Escrow Agent via facsimile or as a PDF attached to an email. Except as set forth in Section 5(d) above, no funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone call-back. Escrow Agent, any intermediary bank and the beneficiary’s bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or any intermediary bank included in a funds transfer instruction provided by a Party or the Parties and confirmed by an Authorized Representative. Further, the beneficiary’s bank in the funds transfer instructions may make payment on the basis of the account number provided in such Party’s or the Parties’ instruction and confirmed by an Authorized Representative even though it identifies a person different from the named beneficiary.

(g) The Parties acknowledge that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the Internet, and the Parties hereby agree that the Escrow Agent is not liable for such risks absent the Escrow Agent’s gross negligence or willful misconduct.

(h) The Parties acknowledge that the security procedures set forth in this Section 5 are commercially reasonable.

6. Escrow Agent. Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. Escrow Agent has no knowledge of, nor any obligation to comply with, the terms and conditions of any other agreement between the Parties, nor shall Escrow Agent be required to determine if any Party has complied with any other agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement shall control the actions of Escrow Agent. Escrow Agent may conclusively rely upon any written notice, document, instruction or request delivered by the Parties believed by it, in good faith, to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind, and Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that Escrow Agent’s gross negligence or willful misconduct was the cause of any direct loss to either Party. Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. In the event Escrow Agent shall be uncertain, or believes there is some ambiguity, as to its duties or rights hereunder or receives instructions, claims or demands from any Party hereto which in Escrow Agent’s judgment conflict with the provisions of this Agreement, or if Escrow Agent receives conflicting instructions from the Parties, Escrow Agent shall be entitled either to: (a) refrain from taking any action until it shall be given (i) a joint written direction executed by Authorized Representatives of the Parties which eliminates such conflict or (ii) court order issued by a court of competent jurisdiction (it being understood that the Escrow Agent shall be entitled conclusively to rely and act upon any such court order and shall have no obligation to determine whether any such court order is final); or (b) file an action in interpleader. Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Property, including, without limitation, the Escrow Amount, nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. Anything in this Agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

7. Resignation; Succession. Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving 30 days advance notice in writing of such resignation to the Parties. Escrow Agent’s sole responsibility after such thirty 30 day notice period expires shall be to hold the Escrow Property (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or such other person designated by the Parties, or in accordance with the directions of a final court order, at which time of delivery, Escrow Agent’s obligations hereunder shall cease and terminate. If prior to the effective resignation date, the Parties have failed to appoint a successor escrow agent, or to instruct the Escrow Agent to deliver the Escrow Property to another person as provided above, at any time on or after the effective resignation date, Escrow Agent either (a) may interplead the Escrow Property with a court located in the State of New York and the reasonable costs, expenses and reasonable attorney’s fees which are incurred in connection with such proceeding may be charged against and withdrawn from the Escrow Property; or (b) appoint a successor escrow agent of its own choice. Any appointment of a successor escrow agent shall be binding upon the Parties, and no appointed successor escrow agent shall be deemed to be an agent of Escrow Agent. Escrow Agent shall deliver the Escrow Property to any appointed successor escrow agent, at which time Escrow Agent’s obligations under this Agreement shall cease and terminate. Any entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

8. Compensation. The Parties agree that the Escrow Agent’s compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule 2, shall be paid by 50% by Acquiror and 50% by Stockholders’ Agent (provided, that the Stockholders’ Agent’s portion of such fees may be paid from the Escrow Property. Each of the Parties further agrees to the disclosures set forth in Schedule 2.

9. Indemnification and Reimbursement. The Stockholders’ Agent (solely on behalf of the Stockholders and in its capacity as the Stockholders’ Agent, not in its individual capacity) and Acquiror agree jointly and severally to indemnify, defend, hold harmless, pay or reimburse Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the reasonable fees and expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”), arising out of or in connection with (a) Escrow Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction to have been caused by the gross negligence, willful misconduct, or bad faith of such Indemnitee; and (b) Escrow Agent’s following any instructions or directions, whether joint or singular, from the Parties received in accordance with this Agreement. The Parties hereby grant Escrow Agent a lien on, right of set-off against and security interest in the Fund for the payment of any claim for indemnification, fees, expenses and amounts due to Escrow Agent or an Indemnitee. Subject to providing the Parties a written notice 30 calendar days prior to withdrawing any funds from the Escrow Property, Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Escrow Property for its own account or for the account of an Indemnitee any amounts due to Escrow Agent or to an Indemnitee under Section 8 or this Section 9. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement.

10. Notices. All communications hereunder shall be in writing or set forth in a PDF attached to an email, and all instructions from a Party or the Parties to the Escrow Agent shall be executed by an Authorized Representative, and shall be delivered in accordance with the terms of this Agreement by facsimile, email or overnight courier only to the appropriate fax number, email address, or notice address set forth for each party as follows:

If to Acquiror:

RTI Biologics, Inc.

11621 Research Circle

Alachua, FL 32615

Fax: (212) 318-3400

E-Mail:

Attention: Brian K. Hutchison, Chief Executive Officer

With a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, NY 10103-3198

Attention: Warren J. Nimetz

Facsimile: (212) 318-3400

E-Mail: wnimetz@fulbright.com

If to Stockholders’ Agent:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Fax: (303) 623-0294

E-Mail: deals@shareholderrep.com

Attention: Managing Director

With a copy (which shall not constitute notice) to:

Varnum LLP

333 Bridge Street NW

Grand Rapids, MI 49504

Fax: (616) 336-7000

E-Mail: mgwooldridge@varnumlaw.com & pgroth@varnumlaw.com

Attention: Michael Wooldridge & Peter Roth

If to Escrow Agent:

JPMorgan Chase Bank, N.A.

Escrow Services

1 Chase Manhattan Plaza, 21st Floor

New York, N.Y. 10005

Attention: Florence Hanley/Saverio A. Lunetta

Fax No.: 212.552.2812

Email Address: ec.escrow@jpmorgan.com

11. Compliance with Court Orders. In the event that a legal garnishment, attachment, levy, restraining notice or court order is served with respect to any of the Escrow Property, or the delivery thereof shall be stayed or enjoined by an order of a court, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such orders so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that Escrow Agent obeys or complies with any such order it shall not be liable to any of the Parties hereto or to any other person by reason of such compliance notwithstanding such order be subsequently reversed, modified, annulled, set aside or vacated.

12. Construction with Merger Agreement. As between Acquiror and Stockholders’ Agent, in the event that any of the terms and provisions of the Merger Agreement conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of the Merger Agreement in respect of the rights and duties of Acquiror and Stockholders’ Agent shall govern and control in all respects.

13. Miscellaneous. For the avoidance of doubt, it is understood and agreed that the intent of (a) the parenthetical “(solely on behalf of the Stockholders and in its capacity as the Stockholders’ Agent, not in its individual capacity)” in the first sentence of Section 9 and (b) the description of the capacity of the Stockholders’ Agent in the opening paragraph and the signature line of this Agreement is to clarify the Stockholder’s Agent’s recourse to the Stockholders and not to limit the Stockholder’s Agent’s capacity or liability as between itself and the Agent under the indemnity in Section 9 or under any other provision in this Agreement. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed. The provisions of this Agreement may be waived, altered, amended or supplemented only by a writing signed by the Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned by any Party without the prior consent of Escrow Agent and the other Party. This Agreement shall be governed by and construed under the laws of the State New York. Each Party and Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Party shall not claim, and hereby irrevocably waives, such immunity. Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement and any joint instructions from the Parties may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or instruction, as applicable. All signatures of the parties to this Agreement may be transmitted by facsimile or as a PDF attached to an email, and such facsimile or PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Except as expressly provided in Section 9 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of the Escrow Property or this Agreement. To the knowledge of the applicable Party, each document, notice, instruction or request provided by such Party to Agent shall comply with all laws and regulations applicable to such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, this Escrow Agreement has been executed as of the date and year first-above written.

JPMORGAN CHASE BANK, NA

By:
Name:
Title:

RTI BIOLOGICS, INC.

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholders’ Agent

By:
Name:
Title: Managing Director

[ESCROW AGREEMENT SIGNATURE PAGE]

SCHEDULE 1

1.	Telephone Numbers and Authorized Signatures for

2.	Person(s) Designated to Give Instructions and Confirm Funds Transfer Instructions

For Acquiror:

	Name	Telephone Number	Signature

1.

2.

3.

For Stockholders’ Agent:

	Name	Telephone Number	Signature

1.	Mark Vogel	(415) 373-4020

2.	Paul Koenig	(303) 957-2850

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON

THIS SCHEDULE 1

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Party.

SCHEDULE 2

Schedule of Fees and Disclosures for Escrow Agent Services

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee	$	WAIVED

Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

Annual Administration Fee	$2,500

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.

Extraordinary Services and Out-of Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Escrow Agent’s then standard rate. Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees, and other charges, including those levied by any governmental authority.

Fee Disclosure & Assumptions: Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. The Escrow Agent reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees. Payment of the invoice is due upon receipt

The escrow deposit shall be continuously invested in a JPMorgan Chase Bank money market deposit account (“MMDA”) have rates of interest or compensation that may vary from time to time as determined by the Escrow Agent.

Disclosures and Agreements

Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, you acknowledge that Section 326 of the USA PATRIOT Act and Escrow Agent’s identity verification procedures require Escrow Agent to obtain information which may be used to confirm your identity including without limitation name, address and organizational documents (“identifying information”). You agree to provide Escrow Agent with and consent to Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

OFAC Disclosure. Escrow Agent is required to act in accordance with the laws and regulations of various jurisdictions relating to the prevention of money laundering and the implementation of sanctions, including but not limited to regulations issued by the U.S. Office of Foreign Assets Control. Escrow Agent is not obligated to execute payment orders or effect any other transaction where the beneficiary or other payee is a person or entity with whom the Escrow Agent is prohibited from doing business by any law or regulation applicable to Escrow Agent, or in any case where compliance would, in Escrow Agent’s opinion, conflict with applicable law or banking practice or its own policies and procedures. Where Escrow Agent does not execute a payment order or effect a transaction for such reasons, Escrow Agent may take any action required by any law or regulation applicable to Escrow Agent including, without limitation, freezing or blocking funds.

Abandoned Property. Escrow Agent is required to act in accordance with the laws and regulations of various states relating to abandoned property and, accordingly, shall be entitled to remit dormant funds to any state as abandoned property in accordance with such laws and regulations.

THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING, BUT NOT LIMITED TO, FEDERAL RESERVE REGULATION D. WHERE SPECIFIC INVESTMENTS ARE NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.

Demand Deposit Account Disclosure. Escrow Agent is authorized, for regulatory reporting and internal accounting purposes, to divide an escrow demand deposit account maintained in the U.S. in which the Fund is held into a non-interest bearing demand deposit internal account and a non-interest bearing savings internal account, and to transfer funds on a daily basis between these internal accounts on Escrow Agent’s general ledger in accordance with U.S. law at no cost to the Parties. Escrow Agent will record the internal accounts and any transfers between them on Escrow Agent’s books and records only. The internal accounts and any transfers between them will not affect the Fund, any investment or disposition of the Fund, use of the escrow demand deposit account or any other activities under this Agreement, except as described herein. Escrow Agent will establish a target balance for the demand deposit internal account, which may change at any time. To the extent funds in the demand deposit internal account exceed the target balance, the excess will be transferred to the savings internal account, unless the maximum number of transfers from the savings internal account for that calendar month or statement cycle has already occurred. If withdrawals from the demand deposit internal account exceeds the available balance in the demand deposit internal account, funds from the savings internal account will be transferred to the demand deposit internal account up to the entire balance of available funds in the savings internal account to cover the shortfall and to replenish any target balance that Escrow Agent has established for the demand deposit internal account. If a sixth transfer is needed during a calendar month or statement cycle, it will be for the entire balance in the savings internal account, and such funds will remain in the demand deposit internal account for the remainder of the calendar month or statement cycle.

MMDA Disclosure and Agreement. If MMDA is the investment for the escrow deposit as set forth above or anytime in the future, you acknowledge and agree that U.S. law limits the number of pre-authorized or automatic transfers or withdrawals or telephonic/electronic instructions that can be made from an MMDA to a total of six (6) per calendar month or statement cycle or similar period. Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days’ notice prior to a withdrawal from a money market deposit account.

Unlawful Internet Gambling. The use of any account to conduct transactions (including, without limitation, the acceptance or receipt of funds through an electronic funds transfer, or by check, draft or similar instrument, or the proceeds of any of the foregoing) that are related, directly or indirectly, to unlawful Internet gambling is strictly prohibited.

EXHIBIT D

Form of IRS Notice

PIONEER SURGICAL TECHNOLOGY, INC.

375 River Park Circle

Marquette, MI 49855

                    , 2013

VIA CERTIFIED MAIL,

RETURN RECEIPT REQUESTED

Internal Revenue Service

Director, Philadelphia Service Center

P.O. Box 21086

Drop Point 8731

FIRPTA Unit

Philadelphia, PA 19114-0586

Re:	Notice of Non U.S. Real Property Holding Corporation Status
Under Treasury Regulations Section 1.897-2(h)(2) and 1.1445-2(c)(3)

Dear Sir/Madam:

At the request of RTI Biologics, Inc. (“Purchaser”), in connection with the acquisition of all of the outstanding capital stock of Pioneer Surgical Technology, Inc. (the “Company”), by Purchaser pursuant to a merger effective the date hereof, the Company hereby provides notice to the Internal Revenue Service as follows:

(i)	This notice is provided pursuant to Treasury Regulations Sections 1.897-2(h)(2) and 1.1445-2(c)(3)(i);

(ii)	The name, address and identifying number of the Company are:

Name:	Pioneer Surgical Technology, Inc.

 375 River Park Circle

 Marquette, MI 49855

Taxpayer Identification No.: 38-3053033

(iii)	The attached certification letter was not requested by a foreign interest holder. It was voluntarily provided by the Company in response to a request from Purchaser in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). The following information relates to Purchaser which requested the attached statement:

Name:	RTI Biologics, Inc.

 11621 Research Circle

 Alachua, FL 32615

Taxpayer Identification No.: 59-3466543

(iv)	The Company is not a United States real property holding corporation and, accordingly, the interests in question (the capital stock of the Company) are not U.S. real property interests within the meaning of Section 897(c) of the Internal Revenue Code of 1986, as amended.

Under penalties of perjury, the undersigned declares that the information contained in this notice and the enclosed certification letter is correct to his knowledge and belief, and that the undersigned has the authority to sign this notice on behalf of the Company.

Sincerely,

PIONEER SURGICAL TECHNOLOGY, INC.

By:
Name: Title:

EXHIBIT E

Form of FIRPTA Statement

PIONEER SURGICAL TECHNOLOGY, INC.

375 River Park Circle

Marquette, MI 49855

                    , 2013

RTI Biologics, Inc.

11621 Research Circle

Alachua, FL 32615

Re:	FIRPTA Certification

Ladies and Gentlemen:

In connection with the acquisition of all of the outstanding capital stock of Pioneer Surgical Technology, Inc. (the “Company”), by RTI Biologics, Inc. (“Purchaser”) pursuant to a merger effective the date hereof, we are furnishing this certification letter and a copy of the attached notice in response to your request made pursuant to Treasury Regulation Section 1.1445-2(c)(3)(i), in order to establish that shares of capital stock of the Company are not U.S. real property interests and accordingly, no withholding is required pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”).

Under penalties of perjury, the undersigned declares that the following information is correct to his knowledge and belief, and that the undersigned has the authority to sign this letter on behalf of the Company.

1.	As of the date hereof, the Company is not a “U.S. Real Property Holding Corporation” (a “USRPHC”) as defined in Section 897 of the Code.

2.	The Company has not been a USRPHC at any time during the five-year period ending as of the date hereof.

3.	As of the date hereof, no interests in question (the capital stock of the Company) constitute a United States real property interest, as defined in Section 897(c) of the Code.

Sincerely,

PIONEER SURGICAL TECHNOLOGY, INC.

By:
Name: Title:

EXHIBIT F

Form of Legal Opinions

FOR REVIEW AND

DISCUSSION ONLY

[VARNUM LETTERHEAD]

                    , 2013

RTI Biologics, Inc.

11521 Research Circle

Alachua, FL 32615

Re:	Opinion Letter

Ladies and Gentlemen:

We have acted as counsel to Pioneer Surgical Technology, Inc., a Michigan corporation (the “Company”), in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of June     , 2013, among RTI Biologics, Inc.,                                         , Pioneer Surgical Technology, Inc., and Pharos Capital Partners II, L.P. (the “Agreement”). This opinion letter is delivered to you pursuant to Section 2.3(b)(x) of the Agreement. Capitalized terms used but not defined herein shall have the respective meanings as set forth in the Agreement.

For the purposes of this opinion, we have examined copies of the following documents:

(a) The Agreement (including all Exhibits and Schedules thereto);

(b) The Company’s Articles of Incorporation and Bylaws;

(c) Certificate of Good Standing, dated                     , 2013, from the State of Michigan as to the good standing of the Company in the State of Michigan;

(d) Certificate of an officer of the Company, dated                     , 2013; and

(e) Such other documents, records, agreements, and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

Without limitation to any other provision hereof, this opinion letter is governed by and shall be interpreted in accordance with the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in connection therewith. The terms “knowledge,” “aware,” “known” and any similar terms or phrases whenever used in this opinion letter with respect to our firm mean conscious awareness without a duty of investigation at the time this opinion letter is delivered on the date it bears by the following Varnum, LLP lawyers: Michael G. Wooldridge and Peter G. Roth (together, the “Designated Transaction Lawyers”).

[INSERT NAME]

                                     , 2013

Assumptions

In expressing the opinions set forth below, we have made and relied on the following assumptions without investigation or independent verification:

(a) That all of the information represented to be true in (i) the Agreement (including all Exhibits and Schedules thereto) and all related agreements and other documents (collectively, the “Transaction Agreements”), (ii) any officer certificate (or similar documents) obtained by or provided to us from the Company (or any of its affiliates) or any officer or other authorized agent of the Company (or any of its affiliates), or (iii) any certificate obtained by or provided to us from any governmental authority or agency or any public official is true, accurate, complete, and not misleading, and that there has been no relevant change or development between the dates as of which the information cited above was given and the date of this opinion letter;

(b) That all of the parties to the Transaction Agreements have acted in good faith and without notice of any fact which has caused them to reach any conclusion contrary to any of the opinions provided in this opinion letter;

(c) That all of the parties to the Transaction Agreements have satisfied all of their obligations, agreements, and covenants set forth in the Transaction Agreements required to be satisfied as of the date hereof, and that all representations and warranties made by such parties in the Transaction Agreements are true, accurate, complete, and not misleading;

(d) That each party to the Transaction Agreements (other than the Company) (i) is validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has properly authorized the execution, delivery, and performance of the Transaction Agreements, (iii) has full power and authority to execute the Transaction Agreements, (iv) has properly executed and delivered the Transaction Agreements, (v) has duly obtained all consents or approvals of any nature from and made all filings with any governmental authorities and other third parties necessary for such party to properly execute, deliver or perform its obligations under the Transaction Agreements without violation of law or breach of contract, (vi) not violated any fiduciary duties, notice or disclosure requirements, or any Legal Requirement, rule, regulation, judgment, injunction, order, decree, agreement or instrument binding upon such party with respect to the Transaction Agreements or the transactions contemplated thereby;

(e) That the Transaction Agreements constitute a valid, binding, and enforceable obligation upon each party to the Transaction Agreements; we expressly provide no opinion as to the enforceability of any of the Transaction Agreements;

[INSERT NAME]

                                     , 2013

(f) That each person signing a Transaction Agreement on behalf of a party thereto (other than the Company) has been properly authorized to execute and deliver such Transaction Agreements;

(g) That there is no oral or written agreement, understanding, course of dealing or usage of trade that amends or waives any term of the Transaction Agreements and that the copies of the Transaction Agreements that have been delivered to us are accurate and complete; and that there has been no mutual mistake of fact or actual or constructive fraud, misrepresentation, duress, undue influence or similar inequitable conduct;

(h) That the signatures on all documents or certificates submitted to us are genuine (or copies of genuine signatures), and the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies;

(i) That each natural person has the legal capacity to act on his/her own behalf; and

(j) That all unexecuted draft Transaction Agreements submitted to us for review have been fully and properly executed and delivered by all parties thereto, and the executed and delivered Transaction Agreements conform in all respects to the unexecuted draft Transaction Agreements submitted to us for review.

Opinions

Based upon and subject to the assumptions, qualifications, exclusions, and other limitations which are identified in this opinion letter, it is our opinion that:

1. The Company is validly existing and in good standing as of the Closing Date under the laws of the State of Michigan.

2. The Company has the power and authority (corporate or otherwise) to execute, deliver and perform the Agreement and the related Transaction Agreements to which it is a party. The execution, delivery and performance by the Company of the Agreement and the related Transaction Agreements to which it is a party have been duly authorized by all necessary action (corporate or otherwise) of the Company.

3. Except as set forth in the Company Disclosure Letter or otherwise contemplated by the Transaction Agreements, none of the execution and delivery by the Company of the Agreement or the related Transaction Agreements to which it is a party, the consummation of the transactions contemplated thereby, or compliance by the Company with any of the provisions thereof will conflict with, or result in any material violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, revocation, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional,

[INSERT NAME]

                                     , 2013

accelerated or guaranteed rights or entitlements of any Person under any provision of, or result in the creation of any Lien in or upon any of the properties or assets of the Company under, (i) the articles of incorporation and bylaws of the Company and any agreement among the stockholders of the Company, (ii) to our knowledge, any judgment, decree, injunction or order applicable to the Company or (iii) to our knowledge, Michigan laws customarily applicable to transactions of this type.

4. Except for HSR Act compliance and except as set forth in the Company Disclosure Letter or otherwise contemplated by the Transaction Agreements, to our knowledge, no Approval is required on the part of the Company in connection with the execution and delivery of the Merger Agreement or the related transaction documents to which the Company is a party or the compliance by the Company with any of the provisions thereof, the consummation of the transactions contemplated thereby or the taking of any other action contemplated thereby.

5. The Company has an authorized capitalization as set forth in Section 5.2 of the Merger Agreement. To our knowledge, all of the issued and outstanding shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable.

Limitation on Certain Specific Opinions

The opinions expressed in paragraph 1 of this opinion letter are based solely upon certain certificates and confirmations issued by the applicable governmental officer or authority with respect to the Company. As used in paragraph 1 of this opinion letter, the term “validly existing and in good standing” shall mean that all filings and registrations required to have been made by such entity under the applicable general business corporation law have been made, and that all filing fees that are due and payable in connection therewith have been paid.

The opinions expressed in paragraph 3 of this opinion letter cover only violations that can be definitively determined as of the date of this opinion letter and does not cover violations the occurrence of which is dependent upon future events or circumstances.

General Limitations on Opinions

Notwithstanding the foregoing, the opinions expressed above are limited by the following:

(i) The effect of bankruptcy, reorganization, fraudulent transfer or conveyance, moratorium, insolvency or other similar laws or court decisions relating to or affecting the rights of creditors generally;

[INSERT NAME]

                                     , 2013

(ii) Equitable principles of general applicability, regardless of whether considered in a proceeding in equity or at law or whether codified by statute, including, without limitation, the concepts of materiality, laches, reasonableness, good faith, fair dealing and judicial discretion, principles which may permit a party to cure a failure to perform its obligations, and principles regarding when injunctive or other equitable remedies will be available;

(iii) Other commonly recognized statutory and judicial constraints on enforceability, including, without limitation, statutes of limitations;

(iv) The potential to vary the terms of an unambiguous agreement on the basis of parol evidence; and

(v) The potential that certain remedies under the Transaction Agreements may be unenforceable under or limited by the laws or court decisions of the State of Michigan.

In addition, we express no opinion as to the applicability to the transactions contemplated by the Transaction Agreements of fraudulent transfer laws and whether such might impact the enforceability of the Transaction Agreements or any liens or security interests, and understand that you are relying on your own investigation with respect to those matters.

We specifically express no opinion as to the enforceability of the Transaction Agreements. Without limitation to the foregoing, we expressly note that the following types of provisions and agreements may not be enforceable under Michigan law:

(i) Provisions or agreements providing for a waiver of rights (including, without limitation, broad, vaguely stated, or future rights), claims, demands, liabilities, or defenses to obligations, known or unknown, suspected or unsuspected;

(ii) Provisions or agreements providing that rights or remedies are or are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or that the election of some particular remedy or remedies does not preclude recourse to one or another remedy;

(iii) Provisions or agreements involving non-competition, non-solicitation, non-disclosure, confidentiality, or similar obligations;

(iv) Provisions or agreements providing for consent to or selection of jurisdiction or venue, or the waiver of a right to a trial by jury;

(v) Provisions or agreements providing for a party to be indemnified against its own action or inaction, or its own gross negligence, recklessness, or willful or unlawful conduct; and

[INSERT NAME]

                                     , 2013

(vi) Provisions or agreements selecting venue, jurisdiction or applicable law.

We express no opinion with respect to any federal or state securities (or “blue sky”) laws, rules, or regulations, any laws, rules, and regulations administered by the United States Securities and Exchange Commission or any state securities agency, or any federal or state antitrust or unfair competition laws or any laws, rules, or regulations, which, in our experience, are not applicable generally to the transactions contemplated by the Transaction Agreements when undertaken by general business corporations which are not engaged in regulated activities or businesses.

Our advice on every legal issue addressed in this opinion letter is based exclusively on the internal law of the State of Michigan applicable to the Company, which, in our experience, are generally applicable to transactions of this type, is limited to the effect of such law, and specifically excludes the USA Patriot Act, the Trading with the Enemy Act, Executive Order 13224 and similar laws and regulations, as well as all laws, rules and regulations of the type described in Section 19 of the Accord. In addition, we express no opinion as to any law, rule or regulation (i) the violation of which would not have a Material Adverse Effect, (ii) the violation of which can be cured without significant expense to you, or (iii) to which you may be subject as a result of your legal or regulatory status.

We note that one or more of the Transaction Agreements state that they are to be governed by the internal laws of the State of Delaware. We have assumed, with your approval and without rendering any opinion to such effect, that the laws of the State of Delaware, in all respects material to any of our opinions, are identical to the laws of the State of Michigan, without regard to conflict of law provisions. We express no opinion as to what law might be applied by any other courts to resolve any issue addressed by our opinion, and we express no opinion as to whether any relevant difference exists between the law upon which our opinions are based and any other laws which may actually be applied to resolve issues which may arise under the Transaction Agreements.

This opinion represents our opinion as to how we believe that issue would be resolved were it to be considered by the highest court in the State of Michigan. However, the manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chooses to exercise the wide discretionary authority generally available to it. This opinion letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

Our opinions are limited to the matters expressly set forth in this opinion letter, and no opinion is implied or may be inferred beyond the matters expressly so stated. We are not opining as to the reasonableness or accuracy of any assumption made for the purposes hereof.

This opinion letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which our Designated Transaction Lawyers did not have knowledge at that time, by reason of any change subsequent to that time in any fact or any law, other governmental requirement, or interpretation thereof covered by any of our opinions or advice, or for any other reason.

[INSERT NAME]

                                     , 2013

You may rely upon this opinion letter only for the purpose served by the provision in the Agreement cited in the initial paragraph of this opinion letter in response to which it has been delivered. Except as provided in the foregoing sentence, without our prior written consent: (i) you may not rely on this opinion for any other purpose, and no person or entity other than you may rely on this opinion letter for any purpose; (ii) this opinion letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum, or other similar document; (iii) this opinion letter may not be cited or quoted in any other document or communication which might encourage reliance upon this opinion letter by any person or entity or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this opinion letter may not be furnished to any person or entity for purposes of encouraging such reliance.

Very truly yours,

VARNUM, LLP

, 2013 Pioneer Surgical Technology, Inc. _________________________ _________________________ _________________________ Attention: ________________

Fulbright & Jaworski LLP

666 Fifth Avenue, 31st Floor

New York, New York 10103-3198

United States

Direct line +1 212 318 3166 william.stelwagon@nortonrosefulbright.com

Tel +1 212 318 3000

Fax +1 212 318 3400

nortonrosefulbright.com

Ladies and Gentlemen:

We have acted as counsel to RTI Biologics, Inc., a Delaware corporation (“Acquiror”), in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June __, 2013 (the “Merger Agreement”), by and among Acquiror, [Rockets MI Corp.], a Michigan corporation and wholly owned subsidiary of Acquiror, Pioneer Surgical Technology, Inc., a Michigan corporation (the “Company”), and                     . The opinions expressed below are furnished to the Company pursuant to Section 2.3(a)(vi) of the Merger Agreement. Unless otherwise defined herein, terms defined in the Merger Agreement and used herein shall have the meanings given to them in the Merger Agreement.

In rendering the opinions expressed below, we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of executed copies of the Merger Agreement (including all Exhibits and Schedules thereto) and all related agreements and other documents (collectively, the “Transaction Documents”).

In addition to the Transaction Documents, we have examined such other documents and corporate records (collectively, the “Other Documents”) and questions of law as we deem necessary for the purpose of rendering the opinions expressed herein. We have also examined such certificates of public officials, corporate officers of the Acquiror and other Persons as we have deemed relevant and appropriate as a basis for the opinions expressed herein, and we have made no effort to independently verify the facts set forth in such certificates. Further, in making the foregoing examinations, we have assumed the genuineness of all signatures, the legal capacity of each person signatory to any of the documents reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. In making the foregoing examinations, we have assumed that, as to factual matters, all representations and warranties made in the aforesaid documents were and are true, correct and complete in all material respects. Moreover, to the extent that any of the Other Documents are governed by the laws of any jurisdiction other than the Federal laws of the United States, the Delaware General Corporation Law or the laws of the State of New York, our opinions relating to those Other Documents are based solely on the plain meaning of their language without regard to the interpretation or construction that might be indicated by the laws governing those Other Documents.

Based upon the foregoing, and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we advise you that, in our opinion:

Fulbright & Jaworski LLP is a limited liability partnership registered under the laws of Texas.

Fulbright & Jaworski LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP, Norton Rose Fulbright South Africa (incorporated as Deneys Reitz, Inc.), each of which is a separate legal entity, are members of Norton Rose Fulbright Verein, a Swiss Verein. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients.

Pioneer Surgical Technology, Inc. , 2013 Page 2

1.	Acquiror is a corporation validly existing and in good standing under the laws the State of Delaware. Acquiror has the requisite corporate or organizational power and authority to execute and deliver each of the Transaction Documents and to perform its obligations thereunder.

2.	The execution, delivery and performance by Acquiror of each of the Transaction Documents have been duly authorized by Acquiror. Acquiror has duly executed and delivered each Transaction Document.

3.	The execution, delivery and performance by Acquiror of each of the Transaction Documents does not conflict with or materially violate any provision of (i) to our knowledge, any applicable Legal Requirement, (ii) to our knowledge, any judgment, writ, order, determination, decree or arbitral award applicable to Acquiror, or (iii) the certificate of incorporation or bylaws of Acquiror.

4.	Except for HSR Act compliance or otherwise contemplated by the Transaction Documents, no Approval is required to be obtained or made by Acquiror as a condition to the execution, delivery or performance by Acquiror on the date hereof of, or the validity or enforceability of, the Transaction Documents, except for any Approvals that have been given or made.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations.

(A)	Our opinions expressed in paragraph 4 above as to Approvals are based on a review of those Legal Requirements that, in our experience, are normally appropriate to transactions of the type contemplated by the Transaction Documents to be performed by Acquiror.

(B)	We do not express any opinion with respect to any exhibit to, or other agreement referred to in, any of the Transaction Documents except to the extent such an exhibit or agreement is a Transaction Document.

(C)	When used herein, the term “knowledge” shall mean the actual, current knowledge of those current attorneys of this Firm who have devoted substantive attention to the representation of Acquiror. We further advise you that we did not perform any examination of courts, boards, other tribunals or public records with respect to any litigation, investigation or proceedings, or judgments, orders or decrees, in any event applicable to Acquiror or any of its properties.

The opinions expressed herein are solely for the benefit of, and may only be relied upon by, the Company and its permitted assigns in connection with the Transaction Documents. This opinion may not be furnished to, or relied upon by, any other Person without the prior written consent of this Firm. The opinions expressed herein are as of the date hereof, and we make no undertaking to amend or supplement such opinions as facts and circumstances come to our attention or changes in the law occur which could affect such opinions.

Very truly yours,

Fulbright & Jaworski LLP

EXHIBIT G

Form of Letter of Transmittal and Release

Letter of Transmittal

By Mail or Overnight Courier:

JPMorgan Chase Bank, N.A.

4 Chase Metrotech Center, 3rd Floor

Brooklyn, New York 11245-00001

Attention: Escrow Department

By Hand Delivery:

JPMorgan Chase Bank, N.A.

4 Chase Metrotech Center, 1st Floor

Window # 5

Brooklyn, New York 11245-00001

Attention: Escrow Department

(Use Willoughby Street Entrance)

Telephone Assistance

1-800-318-5202

Please read this Letter of Transmittal carefully. This Letter of Transmittal should be completed and signed in the space provided on page 5 and hand-delivered or sent by overnight courier or registered mail, return receipt requested and insured, with the completed and signed enclosed Internal Revenue Service (“IRS”) Form W-9 (or the appropriate IRS Form W-8 if you are a non-U.S. stockholder) and the certificates for capital stock of PIONEER SURGICAL TECHNOLOGY, INC., to be surrendered in connection with the transactions contemplated by the Merger Agreement (as defined below).

To complete the Letter of Transmittal, you must do the following:

•	Fill in BOX A entitled “Description of Company Stock Surrendered”

•	Sign and Date the Letter of Transmittal at the bottom of Page 4.

•

Complete the enclosed IRS Form W-9. IRS Form W-9 will not be accepted unless it has been signed, dated, has a complete address and the appropriate box is checked off for the appropriate classifications (i.e. individual, partnership, corporation etc.)

In completing the Letter of Transmittal, you may (but are not required to) also do the following:

•

If you want the payment in the name of any person OTHER than the person listed in BOX A, complete the BOX D entitled “Special Payment Instructions” note: if you fill out BOX B for Special Payment Instructions you MUST also provide a Medallion Siganture Guarantee on the bottom of page 5 (Please see instruction 1 below)

•

If you want the check or wire transfer to be delivered to an address OTHER than the address listed in BOX A, than please indicate the address or wire instruction in BOX C.You MUST also provide a Medallion Siganture Guarantee on the bottom of pg 5 (Please see instruction 1 below)

PRESENTATION CHECKLIST

For your convenience, please use this checklist to ensure all documentation is provided and properly completed. Should you have any questions, please contact us at 1-800-318-5202 to speak with someone from our support staff.

Certificates, Warrants, etc                             Note: Please retain photo copies for your own records

☐	Include your original certificate which has been provided to you by the Company

Do you have your original certificate? If NOT

☐	Complete Exhibit 3 in its entirety

Letter of Transmittal (pg 4 and 5)

☐	Fill in Box A with your name and address, certificate numbers, and number of shares/options

☐	Sign and Date the LOT on the bottom of pg 4

☐	Provide your COMPLETE wire transfer details (if applicable)

Note: Please see an example below of how to find your ABA and account number

Do you want your payment to be issued in the name of anyone OTHER than the Registered Holder(s) ? Note: All applicable tax reporting will be submitted on the registered holder’s name

☐	Complete BOX B (pg 4)

☐	Obtain a Signature(s) Medallion Guarantee (Pg 5)

Do you want your payment to be delivered to an address OTHER than the address of the Registered Holder(s)? Note: All applicable tax reporting will be submitted on the registered holder’s name

☐	Complete BOX C

☐	Obtain a Signature(s) Medallion Guarantee (Pg 5)

IRS TAX Forms

Are you a US person (defined in the General Instructions of the IRS tax form), or do you have a US Resident tax status?

☐	Complete the attached IRS form W9 (pg 6)

☐	Check the appropriate box for federal tax classification

☐	Provide your COMPLETE address including number, street, city, and zip code

☐	Provide your 9-Digit Social Security Number or Employee Identification Number

☐	Sign and Date the form

Are you a person or entity domiciled outside of the United States?

☐	Complete the appropriate IRS form W8, found on the IRS website (www.irs.gov)

NOTE: Please consult your tax professionals with any questions regarding which tax form is appropriate, or how to fill out the form.

Transmittal Letter

To accompany certificates representing capital stock of

PIONEER SURGICAL TECHNOLOGY, INC.

THE INSTRUCTIONS TO THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY

Ladies and Gentlemen:

This Letter of Transmittal is being delivered pursuant to the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated                     , 2013, by and among RTI Biologics, Inc. (“Acquiror”), [Pilgrim Acquisition Corporation] (“Merger Sub”), Pioneer Surgical Technology, Inc. (the “Company”) and Shareholder Representative Services LLC, as stockholders’ agent (the “Stockholders’ Agent”), pursuant to which Acquiror will acquire the Company through the merger of Merger Sub with and into the Company (the “Merger”). Pursuant to the Merger Agreement, the undersigned surrenders herewith the above certificate(s) representing shares of capital stock (the “Shares”) of the Company in exchange for the merger consideration (“Merger Consideration”) that is payable to undersigned pursuant to the Merger Agreement. No payment shall be made with respect to any shares of Company capital stock represented by a Certificate(s) until the surrender of such Certificate(s) for exchange.

By executing and delivering this Letter of Transmittal, the undersigned hereby represents and warrants that (1) the undersigned is the registered holder of the shares of Company capital stock surrendered herewith and has good and valid title thereto and has full right, power and authority to deliver, surrender, sell, assign and transfer such shares of capital stock as provided herein free and clear of all mortgages, liens, restrictions (including voting and transfer restrictions), charges, encumbrances, security interests and adverse claims, except for restrictions under the applicable securities laws and, if applicable, that certain Stockholders’ Agreement entered into in connection with the Merger; (2) this Letter of Transmittal is duly and validly executed and delivered by the undersigned and constitutes the valid and binding agreement of the undersigned enforceable against the undersigned in accordance with its terms; (3) the execution of this Letter of Transmittal and the delivery of the above-referenced shares of capital stock do not require, on behalf of the undersigned, any filing with, notice to, or permit, consent or approval of any foreign, federal, state, local or other governmental or regulatory body or the approval or consent of any other person; (4) other than the shares of capital stock surrendered herewith, the undersigned owns no shares of Company capital stock; and (5) the undersigned acknowledges, agrees and understands that, pursuant to the terms of the Merger Agreement, the undersigned’s pro rata portion of a $13,000,000 escrow fund will be retained by JPMorgan Bank, National Association, as escrow agent, in order to satisfy indemnification and other obligations of the undersigned under the Merger Agreement.

By executing and delivering this Letter of Transmittal, the undersigned hereby acknowledges and agrees that (1) the surrender of the Certificates pursuant to this Letter of Transmittal in exchange for the Merger Consideration that would be payable to the Stockholders under the Merger Agreement, less the portions of the aggregate consideration that would be payable to the Stockholders under the Merger Agreement which may be placed into the escrow as described above, will not be deemed to have occurred unless and until the Paying Agent has received the Certificates and this Letter of Transmittal, as properly completed and duly executed, together with all accompanying evidence of authority in form and substance reasonably satisfactory to the Paying Agent; (2) delivery of such Certificates will be effected and risk of loss and title to such Certificates will pass only upon proper surrender thereof to the Paying Agent; and (3) all questions as to the validity, form and eligibility of this Letter of Transmittal, any other documentation delivered herewith or pursuant hereto, and any purported surrender of Certificates hereunder will be determined in good faith by the Paying Agent, following consultation with Acquiror and Stockholders’ Agent.

By executing and delivering this Letter of Transmittal, the undersigned acknowledges that as a result of the approval of the Merger Agreement by the holders of Company capital stock, the undersigned is deemed to have irrevocably appointed Shareholder Representative Services LLC, as Stockholders’ Agent, to take any actions as the designated representative, agent and attorney-in-fact of the undersigned under the Merger Agreement and any other agreement entered into or document delivered in connection with the transactions contemplated by the Merger Agreement (including, without limitation, the full authority to make all decisions and determinations and to take all actions required or permitted under or relating to the Escrow Agreement and Section 4.9 and Article XI of the Merger Agreement on behalf of the undersigned).

By executing and delivering this Letter of Transmittal, the undersigned hereby expressly acknowledges and agrees with Acquiror and, from and after the effective time of the Merger, the Company, that, by executing and delivering this Letter of Transmittal, the undersigned will be subject to the terms of the Merger Agreement as a “Stockholder” thereunder and that the terms and conditions of the Merger Agreement, including without limitation, Section 4.9 and the indemnification and other obligations set forth in Articles XI of the Merger Agreement, shall be binding on the undersigned holder of shares of Company capital stock and its successors-in-interest to the same extent as if the undersigned were a party to the Merger Agreement.

By executing and delivering this Letter of Transmittal, the undersigned holder of shares of Company capital stock hereby irrevocably and unconditionally: (1) consents in writing to and approves for all purposes the adoption of the Merger Agreement and the consummation of the Merger in accordance with the provisions thereof and agrees to be bound by the terms of the Merger Agreement; and (2) waives any and all rights to any notice that may be required in connection with the Merger, whether pursuant to the Company’s Articles of Incorporation, By-Laws, any agreement to which the Company and the undersigned are parties, or otherwise.

BY EXECUTING THIS LETTER OF TRANSMITTAL, THE UNDERSIGNED HEREBY RELEASES THE COMPANY, ACQUIROR, ITS CURRENT AFFILIATES AS OF THE EFFECTIVE TIME OF THE MERGER, THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, PARTNERS, ADVISORS, AGENTS AND REPRESENTATIVES, AND/OR THEIR RESPECTIVE HEIRS, SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING (EACH A “RELEASEE”) FROM AND AGAINST ANY AND ALL CLAIMS OF EVERY NATURE AND KIND, INCLUDING WITHOUT LIMITATION LOSSES, DEMANDS, ACTIONS, CAUSES OF ACTION, ASSESSMENTS, OBLIGATIONS AND LIABILITIES OF ANY NATURE, FIXED OR CONTINGENT, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, VESTED OR CONTINGENT, WHETHER AT LAW OR IN EQUITY (COLLECTIVELY, “CLAIMS”), THAT THE UNDERSIGNED HAS OR MAY IN THE FUTURE HAVE BY REASON OF ITS STATUS AS A HOLDER OF CAPITAL STOCK AGAINST THE RELEASEES, OR ANY OF THEM, BY REASON OF ANY EVENT, OCCURRENCE, CIRCUMSTANCES OR MATTER OF ANY NATURE OCCURRING ON OR BEFORE THE EFFECTIVE TIME OF THE MERGER; PROVIDED, HOWEVER, THAT THE FOREGOING RELEASE SHALL NOT APPLY TO ANY CLAIMS THE UNDERSIGNED MAY HAVE (A) ARISING UNDER THE MERGER AGREEMENT, THE ESCROW AGREEMENT, OR ANY OTHER AGREEMENT ENTERED INTO OR DOCUMENT DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR ESCROW AGREEMENT (INCLUDING, WITHOUT LIMITATION, RIGHTS TO INDEMNIFICATION AS AN OFFICER OR DIRECTOR PURSUANT TO SECTION 8.19 OF THE MERGER AGREEMENT), OR (B) ARISING FROM THE RIGHTS OF THE UNDERSIGNED AS AN EMPLOYEE OR AGENT FOLLOWING THE MERGER.

Please deliver the Merger Consideration to which the undersigned is entitled in the name appearing above subject to the following instructions:

☐	Please check this box if you have lost your certificate(s). (Please also complete Exhibit 3)

Delivery of a check or wire transfer (if applicable) for cash payment to which you are entitled under the Merger Agreement shall be made within approximately five (5) business days after the effective time of the Merger and proper delivery, and receipt by the Paying Agent, of this Letter of Transmittal, which must be COMPLETE, the appropriate stock certificates and any other documents requested by the Paying Agent.

IMPORTANT!: PLEASE READ THE INSTRUCTIONS ON PAGE 10 PRIOR TO FILLING OUT THESE SECTIONS

BOX A	DESCRIPTION OF COMPANY STOCK SURRENDERED
Name(s) and Address of Registered Holder(s) If there is any error in the name or address shown below, please make the necessary corrections.	Certificate(s) Enclosed: (Please fill in. Attach separate schedule if needed)
Name:	Certificate Numbers	Number of Shares Represented by Certificate(s)	Number of Options
Address:
_______________________________________

TOTAL SHARES

BOX B Special Payment Instructions	BOX C SPECIAL DELIVERY INSTRUCTIONS
Fill in ONLY if the check or wire transfer (if applicable) for cash to be received by the undersigned is to be issued in a name OTHER than the name appearing in Box A above. (Unless otherwise indicated in Box C, such check (if applicable) will be mailed to the address indicated below.) (See Instruction below.) (Medallion Signature Guarantee Required)

Fill in ONLY if the check or wire transfer (if applicable) for cash to be received by the undersigned is to be sent to an address OTHER than to the address appearing in Box A or B. (Medallion Signature Guarantee Required)

Name:

Address :

  _______________________________________________

  _______________________________________________

Name: Address: _________________________________________

BOX D	WIRE TRANSFER INSTRUCTIONS

Fill in ONLY if you desire funds to be delivered to you by wire transfer.	Additional information (if necessary)

Bank Name:

Bank Telephone Number:

Account Name:

Account Number:

Routing Number:

Reference:

IMPORTANT

STOCKHOLDER: SIGN HERE

(And please Complete IRS Form W-9 Included Herein or an appropriate W-8)

Must be signed by registered holder(s), exactly as name appears on stock certificate(s), or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by an agent, attorney, administrator, executor, guardian, trustee or others acting in a fiduciary or representative capacity, or by an officer of a corporation on behalf of the corporation, please set forth full title and furnish appropriate supporting evidence. (See Instructions below.)

By signing below, I/we certify that I/we have complied with all instructions to this letter of transmittal, was/were the registered holder of the Shares therefore submitted herewith on the effective date of the merger, have full authority to surrender the Shares therefore, and give the instructions in this letter of transmittal and warrant that the Shares therefore submitted herewith are free and clear of all, liens, restrictions, adverse claims or encumbrances. I/we, the undersigned, agree to hold harmless and indemnify Pioneer Surgical Technology, Inc., RTI Biologics, Inc., and their respective affiliates against and hold them harmless from any and all losses suffered and incurred by any such indemnified party in connection with any breach of the representations, warranties or certifications made by the undersigned in this letter of transmittal.

____________________________________________________

Signature of Registered Holder(s)

____________________________________________________

Printed Name of Registered Holder(s)

____________________________________________________

Title, if any

Date:                                                   Phone No:

Email Address (optional):

GUARANTEE OF SIGNATURE(S)

(if Required-See Instructions 1 and 5)

Authorized Signature:

Name:	PLEASE STAMP HERE
(Please Print)
Name of Firm:
Address:
______________________________________________________________________
(Including Zip Code)

Telephone Number (Area Code First):

Dated:

Form W-9 (Rev. December 2011) Department of the Treasury Internal Revenue Service	Request for Taxpayer Identification Number and Certification	Give Form to the requester. Do not send to the IRS.

Print or type See Specific Instructions on page 2.	Name (as shown on your income tax return)
Business name/disregarded entity name, if different from above
	Check appropriate box for federal tax classification:										☐	Exempt payee
	☐	Individual/ sole proprietor	☐	C Corporation	☐	S Corporation	☐	Partnership	☐	Trust/estate
	☐	Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=partnership) ▶
	☐	Other (see instructions) ▶
	Address (number, street, and apt. or suite no.)									Requester’s name and address (optional)
City, state, and ZIP code
List account number(s) here (optional)

Part I	Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on the “Name” line to avoid backup withholding. For individuals, this is your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the Part I instructions on page 3. For other entities, it is your employer identification number (EIN). If you do not have a number, see How to get a TIN on page 3.

Note. If the account is in more than one name, see the chart on page 4 for guidelines on whose number to enter.

Social security number
☐	☐	☐	–	☐	☐	–	☐	☐	☐	☐

Employer identification number
☐	☐	–	☐	☐	☐	☐	☐	☐	☐

Part II	Certification

Under penalties of perjury, I certify that:

1.	The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

3.	I am a U.S. citizen or other U.S. person (defined below).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions on page 4.

Sign Here	Signature of U.S. person ▶	Date ▶

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Purpose of Form

A person who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) to report, for example, income paid to you, real estate transactions, mortgage interest you paid, acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA.

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN to the person requesting it (the requester) and, when applicable, to:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners’ share of effectively connected income.

Note. If a requester gives you a form other than Form W-9 to request your TIN, you must use the requester’s form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

— An individual who is a U.S. citizen or U.S. resident alien,

— A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States,

— An estate (other than a foreign estate), or

• A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax on any foreign partners’ share of income from such business. Further, in certain cases where a Form W-9 has not been received, a partnership is required to presume that a partner is a foreign person, and pay the withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid withholding on your share of partnership income.

Cat. No. 10231X	Form W-9 (Rev. 12-2011)

Form W-9 (Rev. 12-2011)	Page 2

The person who gives Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States is in the following cases:

—	The U.S. owner of a disregarded entity and not the entity,

—	The U.S. grantor or other owner of a grantor trust and not the trust, and

—	The U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person, do not use Form W-9. Instead, use the appropriate Form W-8 (see Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien.

Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a “saving clause.” Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items:

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity not subject to backup withholding, give the requester the appropriate completed Form W-8.

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS a percentage of such payments. This is called “backup withholding.” Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,

2. You do not certify your TIN when required (see the Part II instructions on page 3 for details),

3. The IRS tells the requester that you furnished an incorrect TIN,

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See the instructions below and the separate Instructions for the Requester of Form W-9.

Also see Special rules for partnerships on page 1.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account, for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Name

If you are an individual, you must generally enter the name shown on your income tax return. However, if you have changed your last name, for instance, due to marriage without informing the Social Security Administration of the name change, enter your first name, the last name shown on your social security card, and your new last name.

If the account is in joint names, list first, and then circle, the name of the person or entity whose number you entered in Part I of the form.

Sole proprietor. Enter your individual name as shown on your income tax return on the “Name” line. You may enter your business, trade, or “doing business as (DBA)” name on the “Business name/disregarded entity name” line.

Partnership, C Corporation, or S Corporation. Enter the entity’s name on the “Name” line and any business, trade, or “doing business as (DBA) name” on the “Business name/disregarded entity name” line.

Disregarded entity. Enter the owner’s name on the “Name” line. The name of the entity entered on the “Name” line should never be a disregarded entity. The name on the “Name” line must be the name shown on the income tax return on which the income will be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a domestic owner, the domestic owner’s name is required to be provided on the “Name” line. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity’s name on the “Business name/disregarded entity name” line. If the owner of the disregarded entity is a foreign person, you must complete an appropriate Form W-8.

Note. Check the appropriate box for the federal tax classification of the person whose name is entered on the “Name” line (Individual/sole proprietor, Partnership, C Corporation, S Corporation, Trust/estate).

Limited Liability Company (LLC). If the person identified on the “Name” line is an LLC, check the “Limited liability company” box only and enter the appropriate code for the tax classification in the space provided. If you are an LLC that is treated as a partnership for federal tax purposes, enter “P” for partnership. If you are an LLC that has filed a Form 8832 or a Form 2553 to be taxed as a corporation, enter “C” for C corporation or “S” for S corporation. If you are an LLC that is disregarded as an entity separate from its owner under Regulation section 301.7701-3 (except for employment and excise tax), do not check the LLC box unless the owner of the LLC (required to be identified on the “Name” line) is another LLC that is not disregarded for federal tax purposes. If the LLC is disregarded as an entity separate from its owner, enter the appropriate tax classification of the owner identified on the “Name” line.

Form W-9 (Rev. 12-2011)	Page 3

Other entities. Enter your business name as shown on required federal tax documents on the “Name” line. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on the “Business name/ disregarded entity name” line.

Exempt Payee

If you are exempt from backup withholding, enter your name as described above and check the appropriate box for your status, then check the “Exempt payee” box in the line following the “Business name/ disregarded entity name,” sign and date the form.

Generally, individuals (including sole proprietors) are not exempt from backup withholding. Corporations are exempt from backup withholding for certain payments, such as interest and dividends.

Note: If you are exempt from backup withholding, you should still complete this form to avoid possible erroneous backup withholding.

The following payees are exempt from backup withholding:

1. An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2),

2. The United States or any of its agencies or instrumentalities,

3. A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities,

4. A foreign government or any of its political subdivisions, agencies, or instrumentalities, or

5. An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

6. A corporation,

7. A foreign central bank of issue,

8. A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States,

9. A futures commission merchant registered with the Commodity Futures Trading Commission,

10. A real estate investment trust,

11. An entity registered at all times during the tax year under the Investment Company Act of 1940,

12. A common trust fund operated by a bank under section 584(a),

13. A financial institution,

14. A middleman known in the investment community as a nominee or custodian, or

15. 6. A trust exempt from tax under section 664 or described in section 4947.

The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 15.

IF the payment is for . . .	THEN the payment is exempt for . . .
Interest and dividend payments	All exempt payees except for 9
Broker transactions	Exempt payees 1 through 5 and 7 through 13. Also, C corporations.
Barter exchange transactions and patronage dividends	Exempt payees 1 through 5
Payments over $600 required to be reported and direct sales over $5,000 [1]	Generally, exempt payees 1 through 7 [2]

[1]	See Form 1099-MISC, Miscellaneous Income, and its instructions.

[2]

However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys’ fees, gross proceeds paid to an attorney, and payments for services paid by a federal executive agency.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see How to get a TIN below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. However, the IRS prefers that you use your SSN.

If you are a single-member LLC that is disregarded as an entity separate from its owner (see Limited Liability Company (LLC) on page 2), enter the owner’s SSN (or EIN, if the owner has one). Do not enter the disregarded entity’s EIN. If the LLC is classified as a corporation or partnership, enter the entity’s EIN.

Note: See the chart on page 4 for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.ssa.gov. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer Identification Number (EIN) under Starting a Business. You can get Forms W-7 and SS-4 from the IRS by visiting IRS.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

If you are asked to complete Form W-9 but do not have a TIN, write “Applied For” in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note: Entering “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: A disregarded domestic entity that has a foreign owner must use the appropriate Form W-8.

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if item 1, below, and items 4 and 5 on page 4 indicate otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on the “Name” line must sign. Exempt payees, see Exempt Payee on page 3.

Signature requirements. Complete the certification as indicated in items 1 through 3, below, and items 4 and 5 on page 4.

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

Form W-9 (Rev. 12-2011)	Page 4

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. “Other payments” include payments made in the course of the requester’s trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

	For this type of account:	Give name and SSN of:
1.	Individual	The individual
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account [1]
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor [2]
4.	a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee [1]
	b. So-called trust account that is not a legal or valid trust under state law	The actual owner [1]
5.	Sole proprietorship or disregarded entity owned by an individual	The owner [3]
6.	Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulation section 1.671-4(b)(2)(i)(A))	The grantor*
	For this type of account:	Give name and EIN of:
7.	Disregarded entity not owned by an individual	The owner
8.	A valid trust, estate, or pension trust	Legal entity [4]
9.	Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation
10.	Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
11.	Partnership or multi-member LLC	The partnership
12.	A broker or registered nominee	The broker or nominee
13.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
14.	Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulation section 1.671-4(b)(2)(i)(B))	The trust

[1]	List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.

[2]	Circle the minor’s name and furnish the minor’s SSN.

[3]

You must show your individual name and you may also enter your business or “DBA” name on the “Business name/disregarded entity” name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

[4]

List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see Special rules for partnerships on page 1.

*Note: Grantor also must provide a Form W-9 to trustee of trust.

Note. If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records from Identity Theft

Identity theft occurs when someone uses your personal information such as your name, social security number (SSN), or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

— Protect your SSN,

— Ensure your employer is protecting your SSN, and

— Be careful when choosing a tax preparer.

If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

For more information, see Publication 4535, Identity Theft Prevention and Victim Assistance.

Victims of identity theft who are experiencing economic harm or a system problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to phishing@irs.gov. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at: spam@uce.gov or contact them at www.ftc.gov/idtheft or 1-877-IDTHEFT (1-877-438-4338).

Visit IRS.gov to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

FOR INSTRUCTIONS OR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE

http://www.irs.gov/pub/irs-pdf/iw9.pdf

INSTRUCTIONS

A former stockholder of the Company will not receive the Merger Consideration in exchange for such stockholders’ Certificate(s) formerly representing Shares until the Certificate(s), and any other documents that the Paying Agent may require, are received by the Paying Agent at the address set forth above and processed for payment. No interest will accrue on any amounts due.

1. Guarantee of Signatures. A signature guarantee on this Letter of Transmittal is required unless (i) this Letter of Transmittal is signed by the registered holder of the Certificate(s), and such holder has not completed the box entitled “Special Delivery Instructions” or BOX B entitled “Special Payment Instructions” on the Letter of Transmittal, or (ii) the Certificate(s) is to be surrendered for the account of an eligible guarantor institution participating in a Medallion Program approved by the Securities Transfer Association, Inc. (“Eligible Institution”).

2. Risk of Loss. The Certificate(s) and any other required documents shall be delivered at the election and risk of the owner. If the Certificate(s) are sent by mail, it is recommended that they be sent by certified mail, properly insured, with return receipt requested. Risk of loss and title of the Certificate(s) shall pass only upon delivery of the Certificate(s) to the Paying Agent.

3. Irregularities. If the Paying Agent determines that any Letter of Transmittal has not been properly completed or executed, or that a Certificate is not in proper form for surrender, or if any other irregularity in connection with the surrender exists, the Paying Agent shall be entitled to consult with the Purchaser for further instructions and may reject the Certificate(s). Stockholders entitled to payment in excess of $500,000 may be contacted directly by the Paying Agent and requested to provide any missing or incomplete information. If there are any discrepancies between the number of Securities that any Letter of Transmittal, Certificate or other supporting document may indicate are owned by a stockholder and the number of shares of capital stock of the Company that the Holders List indicates such stockholder owned of record, the Paying Agent shall consult with the Purchaser for instructions as to the number of shares of capital stock of the Company, if any, it is authorized to accept for payment, and shall, except as thereafter directed in writing by the Purchaser, continue to hold any Certificates and other documents surrendered in connection therewith,

4. Inadequate Space. If necessary, the Certificate numbers and the number of Shares formerly represented thereby may be listed on a separate schedule attached hereto.

5. Signature on Letter of Transmittal, Stock Powers and Endorsements. If this Letter of Transmittal is signed by the registered holder of the Certificate(s), the signature must correspond exactly with the name written on the face of the Certificate(s). In addition:

a.	If the Certificate(s) surrendered hereby is owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

b.	If any surrendered Certificates are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations. When this Letter of Transmittal is signed by the registered owner(s) of the Certificate(s), no endorsements of the Certificate(s) or separate stock powers are required.

c.	If this Letter of Transmittal is signed by a person other than the registered owner of the Certificate(s) listed, such Certificate(s) must be endorsed or accompanied by appropriate stock power(s), in either case signed by the registered owner or owners or a person with full authority to sign on behalf of the registered owner. Signatures on such Certificate(s) or stock power(s) must be medallion guaranteed by an Eligible Institution.

d.	If this Letter of Transmittal or any Certificate(s) or stock power(s) is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and submit evidence attesting to his or her authority.

10. Stock Transfer Taxes. The Paying Agent will have no responsibility to pay any transfer, documentary, sales, use, stamp, registration and other taxes arising from or relating to the transactions contemplated by the Merger Agreement, including, without limitation, to the extent any such taxes relate specifically to the payment of cash to the undersigned.

11. Special Delivery Instructions. Indicate the name and address of the person(s) to whom the check comprising the Merger Consideration are to be sent if different from the name and address of the person(s) signing this Letter of Transmittal.

12. Form W-9. Each surrendering stockholder is required to provide the Paying Agent with such holder’s correct Taxpayer Identification Number (“TIN”) on the Form W-9 included herein, and to certify whether the stockholder is subject to backup withholding. Failure to provide such information or an adequate basis for exemption on the form may subject the surrendering stockholder to United States federal income tax withholding on cash payments made to such surrendering stockholder with respect to the Certificate(s). If such holder is an individual, the TIN is his or her social security number. A holder must cross out item (2) in Part 2 of Form W-9 if such holder is subject to backup withholding. The Paying Agent will withhold at a rate not to exceed 28% on all payments made prior to the time a properly certified TIN is provided to the Paying Agent.

13. Lost, Stolen or Destroyed Certificate(s). If your Certificate(s) has been lost, stolen or destroyed, please call the Paying Agent at 1-800-318-5202.

14. Information and Additional Copies. Information and additional copies of this Letter of Transmittal may be obtained from the Paying Agent by writing to the address above or calling the Paying Agent at 1-800-318-5202.

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IMPORTANT TAX INFORMATION

Under United States federal income tax laws, a holder who receives cash payments pursuant to the Merger is required to provide the Paying Agent (as payer) with such holder’s correct TIN on the Form W-9 above (or otherwise establish a basis for exemption from backup withholding) and certify under penalty of perjury that such TIN is correct and that such holder is not subject to backup withholding. If such holder is an individual, the TIN is his or her social security number. If the Paying Agent is not provided with the correct TIN, a $50 penalty may be imposed by the Internal Revenue Service, and the payment of any cash pursuant to the Merger may be subject to backup withholding.

Certain holders (including, among others, all corporations and foreign individuals and entities) are not subject to these backup withholding and reporting requirements. Exempt holders should indicate their exempt status on Form W-9. In order for a foreign individual to qualify as an exempt recipient, such individual must submit a Form W-8 BEN, signed under penalties of perjury, attesting to such individual’s exempt status. A Form W-8 BEN can be obtained from the Paying Agent or at the link below. Please note that there are additional Form W-8’s if the W-8BEN does not apply to your particular situation. The additional forms can be accessed at the following IRS links:

http://www.irs.gov/pub/irs-pdf/fw8ben.pdf http://www.irs.gov/pub/irs-pdf/fw8eci.pdf http://www.irs.gov/pub/irs-pdf/fw8imy.pdf http://www.irs.gov/pub/irs-pdf/fw8exp.pdf

If backup withholding applies, the Paying Agent is required to withhold at a rate not to exceed 28% of any payments made to the holder or other payee. Backup withholding is not an additional tax. Rather, the Federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld provided that the required information is given to the IRS. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Purpose of Form W-9

To prevent backup withholding on payments made with respect to Certificate(s), the holder is required to notify the Paying Agent of such holder’s correct TIN by completing the form above, certifying that (1) the TIN provided on the Form W-9 is correct (or that such holder is awaiting a TIN), (2) such holder is not subject to backup withholding because (a) such holder is exempt from backup withholding, (b) such holder has not been notified by the Internal Revenue Service that he is subject to backup withholding as a result of a failure to report all interest or dividends or (c) the Internal Revenue Service has notified such holder that such holder is no longer subject to backup withholding and (3) such holder is a U.S. person (including a U.S. resident alien).

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What Number to Give the Paying Agent

The holder is required to give the Paying Agent the TIN (i.e., social security number or employer identification number) of the holder of the Certificate(s) tendered hereby. If the Certificate(s) are held in more than one name or are not held in the name of the actual owner, consult the instructions following the Form W-9 for additional guidance on which number to report.

•	All inquiries regarding this form should be made directly to:

JPMorgan Chase Bank, N.A.

Phone: 1-800-318-5202

•	All inquiries regarding the Merger should be made directly to:

•	Company Name: RTI Biologics, Inc.

•	Attention: Wendy Crites Wacker, APR

•	Address: 11621 Research Circle, Alachua, FL 32615

•	Phone: (386)418-8888

•	Fax: (386) 418-0342

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Exhibit 3

Form of Affidavit of Loss

LOST CERTIFICATE AFFIDAVIT

AND

INDEMNITY AGREEMENT

This Lost Certificate Affidavit and Indemnity Agreement (“Affidavit”) is made and entered into by the undersigned (the “Affiant”) on behalf of the following stockholder of the Company (the “Stockholder”) in favor of PIONEER SURGICAL TECHNOLOGY, INC. (the “Company”), and JPMorgan Chase Bank, N.A. (the “Paying Agent”).

In order to induce the Paying Agent to pay the Merger Consideration (as defined hereinafter), the Affiant, being duly sworn and under penalties of perjury, deposes and says:

The Company issued to the Stockholder a certain certificate number(s)              representing              shares of Company             1 (the “Certificate”) registered in the name of                                                                                                                                                        ;

The Certificate was issued by the Company and delivered to the Stockholder;

The Stockholder is entitled to receive a certain amount of cash (“Merger Consideration”) set forth in that certain Agreement and Plan of Merger, dated         , 2013, by and among RTI Biologics, Inc., [Pilgrim Acquisition Corporation], Pioneer Surgical Technology, Inc., and Shareholder Representative Services LLC, as stockholders’ agent, in return for surrendering the Certificate to the Paying Agent;

The Stockholder is the sole legal and beneficial owner of the Certificate;

The Stockholder has made every effort to find the Certificate but the Certificate has not been located and the Stockholder has no knowledge or information as to the present whereabouts of the Certificate;

The Certificate has not been endorsed, disposed of, sold, pledged, hypothecated, transferred, charged, lent or assigned in any manner affecting the absolute title thereto;

In the event the Certificate shall come into the Stockholder’s possession or control, the Stockholder will forthwith deliver the same to the Company or its successors and assigns for cancellation;

[1]	Specify class of stock.

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THE STOCKHOLDER AGREES TO INDEMNIFY AND HOLD HARMLESS THE COMPANY, ITS PARENT COMPANIES, SUBSIDIARIES, AFFILIATES, THEIR RESPECTIVE SUCCESSORS AND ASSIGNS AND EACH OF THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (COLLECTIVELY, THE “INDEMNIFIED GROUP”), FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, AND SUITS, AND FROM OR AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, COSTS, CHARGES, ATTORNEYS’ FEES, AND OTHER EXPENSES OF EVERY NATURE AND CHARACTER WHICH ANY OF THEM MAY SUSTAIN OR INCUR BY REASON OF (I) DELIVERY OF A NEW CERTIFICATE IN REPLACEMENT OF THE CERTIFICATE, (II) ANY CLAIM WHICH MAY BE MADE IN RESPECT OF THE CERTIFICATE, (III) ANY PAYMENT, TRANSFER, DELIVERY, EXCHANGE OR OTHER ACT WHICH ANY OF THEM MAY MAKE OR DO IN RESPECT OF THE CERTIFICATE, OR (IV) ANY OTHER MATTER OR THING ARISING OUT OF THIS AGREEMENT, WHETHER OR NOT CAUSED BY THE ACTION OR INACTION OF ANY MEMBER OF THE INDEMNIFIED GROUP; and

The Affiant is authorized to execute and deliver this Agreement on behalf of the Stockholder.

Dated to be effective this      day of                     , 201    .

Signature:
Name:
Title (if applicable):

THE STATE OF

COUNTY OF

BEFORE ME, the undersigned authority, on this date personally appeared                      of                     , known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed.

GIVEN UNDER MY HAND and SEAL OF OFFICE this      day of                     , 201    .

NOTARY PUBLIC IN AND FOR THE STATE OF

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EXHIBIT H

Form of Paying Agent Agreement

PAYING AGENT AGREEMENT

This PAYING AGENT AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of         , 2013 by and among RTI Biologics, Inc., a Delaware corporation (“Acquiror”), Pioneer Surgical Technology, Inc., a Michigan corporation (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative of the Stockholders (“Stockholders’ Agent”) and JPMorgan Chase Bank, National Association (the “Agent”). Each of Acquiror, Stockholders’ Agent and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Acquiror, Rockets MI Corporation, a Michigan corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), the Company and Stockholders’ Agent have entered into an Agreement and Plan of Merger, dated as of the         , 2013 (as may be amended from time to time, the “Merger Agreement”), pursuant to which Acquiror will acquire the Company through the merger of Merger Sub with and into the Company; and

WHEREAS, the Merger Agreement provides that at the time of acceptance of the Certificate of Merger by the State of Michigan (the “Effective Time”), each share of Company common and preferred stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted automatically into the right to receive a certain amount of cash, without interest, as set forth in the Merger Agreement (the “Merger Consideration”);

WHEREAS, the Merger Agreement provides for the appointment by the Parties of a paying agent in connection with the disbursement of the Merger Consideration; and

NOW THEREFORE, in consideration of the foregoing, the representations, warranties and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment. The Parties hereby appoint hereby appoint the Agent to serve as paying agent in connection with the disbursement of the Merger Consideration. Agent hereby accepts such appointment pursuant to the terms and conditions set forth in this Agreement.

2. Effective Time. Acquiror will notify the Agent of the actual Effective Time on the date thereof, in writing or set forth in a Portable Document Format (“PDF”), executed by an Authorized Representative and delivered to Agent only by confirmed facsimile or attached to an email on a Business Day only at the fax number or email address set forth in Section 19 below.

3. Deposit into Payment Account. At the Effective Time, Acquiror shall deposit with the Agent, for the benefit of the record holders of certificates representing the Company common and preferred stock (the “Company Holders”) cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to the Merger Agreement. Agent will hold the Merger Consideration uninvested in one or more demand deposit accounts (the “Payment Account”) and disburse such funds in accordance with Section 6 hereof.

4. Holders List. Acquiror will furnish to Agent an electronic spreadsheet or list as of the Effective Time of the Company Holders in a form reasonably acceptable to Agent (the “Holders List”). The Holders List will be delivered to the following Agent’s email addresses: (i) ops.final.flat.file@jpmchase.com; and (ii) ec.escrow@jpmorgan.com. The Holders List will include the name and addresses of each of the Company Holders, their respective tax identification number, tax identification type, whether the tax identification number is certified, number of shares owned, certificate prefix, certificate number(s) and amount due to each Company Holder as well as all available information to enable the Agent to complete required cost basis tax reporting. Cost basis information may include date of acquisition, cost basis, reported gain or loss, and covered/non-covered status. If cost basis information is not provided within 15 days of the Effective Time, the Agent is required by IRS rules to make one further request for the information. If Agent does not receive cost basis information in response to this request, the IRS Form 1099-B referred to in Section 16 will reflect a non-covered status. The Holders List shall either be attached hereto as Schedule 2, or if provided by Acquiror after the date of this Agreement, accompanied by a certification in substantially the form attached as Exhibit A (the “Acquiror Certification”) and executed by an Authorized Representative.

5. Letter of Transmittal. Within five Business Days following the later of (a) the Effective Time; or (b) the receipt of the Holders List by Agent, Agent will cause to be mailed to each Company Holder a letter of transmittal (the “Letter of Transmittal”), in substantially the form attached hereto as Exhibit B instructing such Company Holder of the procedure for returning the Letter of Transmittal and the stock certificates of such Company Holder (the “Certificates”) to Agent.

6. Disbursements from Payment Account.

(a) Upon receipt and acceptance by Agent of (i) the Merger Consideration, (ii) notification from Acquiror of the actual Effective Time, (iii) the Letter of Transmittal and a Form W-9 or W-8 (as applicable) (or its successor form) signed and completed by any Company Holder, and (iv) the Certificate(s) held by such Company Holder as reflected on the Holders List (or a properly executed affidavit and indemnification concerning lost certificates), Agent shall take the following actions (in the order as shown):

(i) physically cancel each Certificate which is accepted by Agent for a corresponding disbursement pursuant to clause (b) below provided such canceled Certificate(s) shall be returned to Acquiror upon termination of this Agreement; and

(ii) within three Business Days, disburse from the Payment Account to the account of such Company Holder an amount equal to the amount to be paid to such person pursuant to Holders List (collectively, the “Closing Payments”). Agent shall disburse such amount by check or authorized wire transfer, as applicable.

(b) Promptly following the date that is 12 months after the Effective Time (or such earlier date as may be agreed to by the parties hereto), Agent shall deliver to Acquiror any funds in the Payment Account that remain undistributed to any Company Holder pursuant to Acquiror’s funds transfer instructions as set forth in Section 20 below, unless required otherwise by applicable law, to be held by Acquiror in accordance with the Merger Agreement.

(c) Any Company Holder who has not theretofore complied with the provisions of this Section 6 and Sections 7, 8 and 9 hereof shall thereafter look only to Acquiror or appropriate governmental entity or public official for payment of such Company Holder’s share of the Merger Consideration. Notwithstanding any instruction to the contrary, Agent shall comply with all applicable abandoned property, escheat or similar law, and Agent shall not be liable to Acquiror nor any Company Holder for any cash from the Payment Account delivered to the Acquiror or a governmental entity or public official in respect of any such Company Holder’s Company capital stock pursuant to this Agreement or any applicable abandoned property, escheat or similar law.

(d) From time to time after the Effective Time, Stockholders’ Agent may notify Agent and Acquiror that there are additional funds that are to be disbursed to the Company Holders as further Merger Consideration. If so notified, then Stockholders’ Agent and Acquiror will deliver to Agent an updated Holders List, and upon receipt of the additional Merger Consideration, Agent shall disburse such funds in accordance with the updated Holders List and the previous payment instructions received from the Company Holders in their respective Letters of Transmittal, except as otherwise indicated in any update delivered to Agent by the Stockholders’ Agent to reflect any assignments or other changes in factual information. With respect to such additional payments, the Agent shall rely upon all tax forms used and collected by the Agent in connection with the Closing Payments. If any funds are returned as undeliverable, then Agent shall deliver any such funds to Acquiror pursuant to Acquiror’s funds transfer instructions as set forth in Section 20 below, unless required otherwise by applicable law, to be held by Acquiror in accordance with the Merger Agreement. When Stockholders’ Agent delivers a notification to Agent and Acquiror that there are no additional funds to be disbursed, then this Agreement shall automatically terminate upon receipt of such notice.

7. Examination of Documents Received. Agent will examine each Letter of Transmittal, Certificate and other supporting documents received to ascertain whether they appear to have been completed and executed reasonably in accordance with the instructions set forth in the Letter of Transmittal and other applicable requirements. In the event that Agent determines that any Letter of Transmittal does not appear to have been properly completed or executed, or that a Certificate does not appear to be in proper form for surrender, or any other irregularity in connection with the surrender appears to exist, Agent shall be entitled to consult with an Authorized Representative of Acquiror for instructions. Company Holders entitled to payment in excess of $500,000 (as per the Holders List), may be contacted directly by Agent and requested to provide any missing or incomplete information or documentation. Agent reserves the right to reject all other such incomplete or irregular presentations. In particular, but without limitation, if there are any discrepancies between the number of shares of Company common or preferred stock that any Letter of Transmittal, Certificate or other supporting document may indicate are owned by a Company Holder and the number of shares of Company common or preferred stock that the Holders List indicates such Company Holder owned of record, Agent shall consult with an Authorized Representative of the Acquiror for instructions as to the number of shares of Company common or preferred stock, if any, it is authorized to accept for payment; and in the absence of such instructions, Agent is not authorized to make payment and shall, except as thereafter directed in writing by an Authorized Representative or as required pursuant to Section 6 hereof, continue to hold any Certificate(s) surrendered in connection therewith, the related Letter of Transmittal and any other supporting documents received with such Certificate(s).

8. Payment to Other than Registered Company Holders. If payment is to be made by Agent to a person other than the registered holder of a surrendered stock Certificate(s), Agent will make no payment until the Certificate(s) so surrendered has been endorsed properly, or is otherwise in proper form for or any portion thereof to a person other than the registered holder of the Certificate(s) surrendered.

9. Lost, Stolen or Destroyed Certificates. With respect to any Company Holder who reports that the failure to surrender a Certificate(s) is due to the theft, loss or destruction thereof, upon receipt of an affidavit of such theft, loss or destruction in form attached hereto as Exhibit C by Agent and, unless otherwise instructed by an Authorized Representative of the Acquiror in writing, the Agent may effect payment to such Company Holder as though the Certificate(s) had been surrendered. Agent shall be held harmless and indemnified by the Company from any and all liability with respect to any payment made to any Company Holder on the basis of any such affidavit without presentation of a Certificate.

10. Recordkeeping. As of the Effective Time and until the disbursement of the remaining funds in the Payment Account to Acquiror pursuant to Section 6 hereof (including any future funds to be deposited pursuant to Section 6(d)), Agent will serve as the sole paying agent. Agent shall furnish until otherwise notified monthly reports to Acquiror and the Stockholders’ Agent showing the number of Certificates surrendered and payments made in respect thereto. Promptly following the date on which this Agreement terminates, Agent shall furnish to Acquiror and the Stockholders’ Agent a list of Company Holders who shall have provided Agent with the documentation required by this Agreement.

11. Termination of Agreement. This Agreement may terminate by the written agreement of Parties hereto and shall terminate automatically in accordance with Section 6(d). Upon the termination of this Agreement, the duties of Agent under this Agreement shall terminate, subject to the provisions of Section 15 below.

12. Agent. Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. Agent has no knowledge of, nor any obligation to comply with, the terms and conditions of any other agreement between the Acquiror and other parties, including, but not limited to the Merger Agreement, nor shall Agent be required to determine if any Acquiror or any other party has complied with any other agreement. Notwithstanding the terms of any other agreement between the Acquiror and any other parties, the terms and conditions of this Agreement shall control the actions of Agent. Agent may conclusively rely upon any written notice, document, instruction or request delivered by any Party believed by it, in good faith, to be genuine and to have been signed by an Authorized Representative without inquiry and without requiring substantiating evidence of any kind, and Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that Agent’s gross negligence or willful misconduct was the cause of any direct loss to any Party. Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. In the event Agent shall be uncertain, or believes there is some ambiguity, as to its duties or rights hereunder or receives instructions, claims or demands from any person which in Agent’s judgment conflict with the provisions of this Agreement, Agent shall be entitled either to: (a) refrain from taking any action until it shall be given (i) a written direction executed by an Authorized Representative which eliminates such conflict or (ii) a court order issued by a court of competent jurisdiction (it being understood that the Agent shall be entitled conclusively to rely and act upon any such court order and shall have no obligation to determine whether any such court order is final); or (b) file an action in interpleader. Agent shall have no duty to solicit any payments which may be due it or the Payment Account, including, without limitation, the Merger Consideration, nor shall Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. Anything in this Agreement to the contrary notwithstanding, in no event shall Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

13. Resignation and Removal of Agent.

(a) Agent may resign from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to the Parties or may be removed, with or without cause, by the Parties at any time by giving thirty (30) days’ prior written notice to Agent executed by an Authorized Representative of each Party. Such resignation or removal shall take effect upon the appointment of a successor agent by the Parties. If prior to the effective resignation date, the Parties have failed to appoint a successor paying agent or an Authorized Representative to instruct Agent to deliver the funds in the Payment Account to another person as provided above, at any time on or after the effective resignation date, Agent either (i) may interplead the funds on deposit in the Payment Account with a court located in the State of New York and the reasonable costs, expenses and reasonable attorney’s fees which are incurred in connection with such proceeding may be charged against and withdrawn from the Payment Account; or (ii) appoint a successor agent of its own choice. Any appointment of a successor agent shall be binding upon the Parties, and no appointed successor agent shall be deemed to be an agent of Agent. Upon the acceptance in writing of any appointment as successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and this Agreement shall terminate subject to the provisions of Section 15 below.

(b) Any entity into which Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all of the Agent’s escrow business may be transferred, shall be the Agent under this Agreement without further act.

14. Compensation and Reimbursement. Acquiror shall pay Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing, shall be as described in Schedule 2. Acquiror further agrees to the disclosures set forth in Schedule 2.

15. Indemnity. The Stockholders’ Agent (solely on behalf of the Stockholders and in its capacity as the Stockholders’ Agent, not in its individual capacity) and Acquiror agree jointly and severally to indemnify, defend, hold harmless, pay or reimburse Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the reasonable fees and expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”), arising out of or in connection with (a) Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction to have been caused by the gross negligence, willful misconduct, or bad faith of such Indemnitee; and (b) Agent’s following any instructions or directions from the Parties or an Authorized Representative of the Parties received in accordance with this Agreement. The Parties hereby grant Agent a lien on, right of set-off against and security interest in the Payment Account for the payment of any claim for indemnification, fees, expenses and amounts due to Agent or an Indemnitee. Subject to providing the Parties a written notice 30 calendar days prior to withdrawing any funds from the Payment Account, Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Payment Account for its own account or for the account of an Indemnitee any amounts due to Agent or to an Indemnitee under Section 14 or 15. The obligations set forth in this Section 15 shall survive the resignation, replacement or removal of Agent or the termination of this Agreement.

16. Taxpayer Identification/Tax Reporting.

(a) On or before the date required by applicable law, Agent will prepare and mail to each Company Holder other than a Company Holder who demonstrates its status as a foreign corporation, foreign partnership, foreign trust or nonresident alien (a “Foreign Person”), in accordance with applicable tax law an IRS Form 1099-B or other applicable form reporting the aggregate amount received by such Company Holder and any applicable cost basis information, including but not limited to, date of acquisition, cost basis, reported gain or loss, and covered/non-covered status, in accordance with applicable tax law. Agent will also prepare and file copies of such IRS Forms 1099-B or such other applicable form with the Internal Revenue Service or other applicable taxing authority on or before the date required, in accordance with applicable tax law. Acquiror hereby represents and warrants to Agent that there is no sale or transfer of a United States Real Property Interest as defined in IRC Section 897(c) in the merger giving rise to this Agreement.

(b) If the Agent has not received from any Company Holder (i) a duly completed and executed IRS Form W-9 (or its successor form) in the case that such Company Holder is not a Foreign Person or (ii) an applicable IRS Form W-8 (or its successor form), duly completed and executed, in the case that such Company Holder is a Foreign Person, then the Agent shall deduct and withhold any taxes it deems appropriate from any payment made to such Company Holder as required by law, and shall remit such taxes to the appropriate authorities.

17. Compliance with Court Orders and Disbursements into Court. If at any time there shall exist any dispute with respect to the holding or disposition of any of the funds in the Payment Account or any other obligations of Agent under this Agreement, or if a legal garnishment, attachment, levy, restraining notice or court order is served with respect to any funds in the Payment Account, or the disbursement of any funds in the Payment Account shall be stayed or enjoined by any similar order of a court, or Agent is unable to determine, to Agent’s sole satisfaction, the proper disposition of any funds in the Payment Account, or if the Parties have not, within thirty (30) days of the furnishing by the Agent of a notice of resignation pursuant to Section 13 hereof, appointed a successor agent to act under this Agreement, then Agent may, in its sole discretion, may take any or all of the following actions:

(a) obey and comply with all writs, orders, judgments or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that Agent obeys or complies with any such writ, order, judgment or decree it shall not be liable to the Parties, any Company Holder or any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order, judgment or decree be subsequently reversed, modified, annulled, set aside or vacated;

(b) suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Agent or until a successor agent shall have been appointed, as the case may be; and/or

(c) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in New York or instructions with respect to such dispute or uncertainty, and pay into such court all funds held by it in the Payment Account for holding and disposition in accordance with the instructions of such court.

(d) Agent shall have no liability to the Parties, any Company Holder or any other person, entity, firm or corporation with respect to any suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Payment Account or any delay in or with respect to any other action required or requested of Agent.

18. Representation and Warranties. Each of the Parties severally represents and warrants that (a) it is duly formed, validly existing and in good standing under the laws of its state of incorporation (if applicable); (b) it has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder; (c) to the applicable Party’s knowledge, each document, notice, instruction or request provided by such Party to Agent shall comply with all laws and regulations applicable to such Party; and (d) this Agreement has been duly executed and delivered by, and constitutes a legal, valid, binding and enforceable obligation of such party.

19. Notices. All communications hereunder shall be in writing or set forth in a PDF attached to an email, and all instructions from a Party or the Parties to Agent shall be executed by an Authorized Representative, and shall be delivered in accordance with the terms of this Agreement by facsimile, email or overnight courier only to the appropriate fax number, email address, or notice address set forth for each party as follows:

If to Acquiror:

RTI Biologics, Inc.

11621 Research Circle

Alachua, FL 32615

Fax: (212) 318-3400

E-Mail:

Attention: Robert Jordheim, Chief Financial Officer

With a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, NY 10103-3198

Attention: Warren J. Nimetz

Facsimile: (212) 318-3400

E-Mail: wnimetz@fulbright.com

If to Stockholders’ Agent:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Fax: (303) 623-0294

E-Mail: deals@shareholderrep.com

Attention: Managing Director

With a copy (which shall not constitute notice) to:

Varnum LLP

333 Bridge Street NW

Grand Rapids, MI 49504

Fax: (616) 336-7000

E-Mail: mgwooldridge@varnumlaw.com & pgroth@varnumlaw.com

Attention: Michael Wooldridge & Peter Roth

If to Agent:

JPMorgan Chase Bank, N.A.

Escrow Services

1 Chase Manhattan Plaza, 21st Floor

New York, N.Y. 10005

Attention:Florence Hanley/Saverio A. Lunetta

Fax No.: 212.552.2812

Email Address: ec.escrow@jpmorgan.com

20. Security Procedures.

(a) Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Payment Account, must be in writing or set forth in PDF, executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of their designated persons as set forth in Schedule 1 (each an “Authorized Representative”). Except as provided in Section 6 above, no instruction from a Party for or related to the transfer or distribution of the Merger Consideration shall be deemed delivered and effective unless it shall be in writing executed by an Authorized Representative, and Agent actually shall have received it on a Business Day by facsimile or as a PDF attached to an email only at the fax number or email address set forth in Section 19 (or for the Holders List, as set forth in Section 4), and as evidenced by a confirmed transmittal to a Party’s transmitting fax number or email address, and Agent has been able to satisfy any applicable security procedures as may be required hereunder. Agent shall not be liable to the Parties, any Company Holder, or other person for refraining from acting upon any instruction from a Party for or related to the transfer or distribution of the Merger Consideration if delivered to any other fax number or email address, including, but not limited to, a valid email address of any employee of Agent.

(b) In the event funds transfer instructions are set forth in a permitted instruction from a Party or the Parties, Agent is authorized to seek confirmation of such funds transfer instructions by a single telephone call-back to one of the Authorized Representatives, and Agent may rely upon the confirmation of anyone purporting to be that Authorized Representative. The persons and telephone numbers designated for call-backs may be changed only in a writing executed by Authorized Representatives and actually received by Agent via facsimile or as a PDF attached to an email. Except as set forth in Section 6 above, no funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone call-back. Agent, any intermediary bank and the beneficiary’s bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or any intermediary bank included in a funds transfer instruction provided by a Party and confirmed by an Authorized Representative. Further, the beneficiary’s bank in the funds transfer instructions may make payment on the basis of the account number provided in a Party’s instruction and confirmed by an Authorized Representative even though it identifies a person different from the named beneficiary. Acquiror acknowledges that Agent is authorized to use the following funds transfer instructions to disburse any funds due to Acquiror under this Agreement without a verifying call-back:

Bank Name:

Bank Address:

ABA number:

Account name:

Account number:

(c) The Parties acknowledge that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the internet, and the Parties hereby agree that the Agent is not liable for such risks absent the Agent’s gross negligence or willful misconduct. The Parties acknowledge that these security procedures are commercially reasonable.

21. Construction with Merger Agreement. As among Acquiror, Stockholders’ Agent, and the Company in the event that any of the terms and provisions of the Merger Agreement conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of the Merger Agreement in respect of the rights and duties of Acquiror, Stockholders’ Agent, and the Company shall govern and control in all respects.

22. Miscellaneous. For the avoidance of doubt, it is understood and agreed that the intent of (a) the parenthetical “(solely on behalf of the Stockholders and in its capacity as the Stockholders’ Agent, not in its individual capacity)” in the first sentence of Section 15 and (b) the description of the capacity of the Stockholders’ Agent in the opening paragraph and the signature line of this Agreement is to clarify the Stockholder’s Agent’s recourse to the Stockholders and not to limit the Stockholder’s Agent’s capacity or liability as between itself and the Agent under the indemnity in Section 15 or under any other provision in this Agreement. As used in this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which Agent located at the notice address set forth in Section 19 above is authorized or required by law or executive order to remain closed. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by Agent and an Authorized Representative of the Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by Agent or any Party, except as provided in Section 13(b), without the prior written consent of Agent and the other Parties. This Agreement shall be governed by and construed under the laws of the State of New York. Each party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. To the extent that in any jurisdiction any Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such Party shall not claim, and it hereby irrevocably waives, such immunity. The Parties and Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or PDF, and such facsimile or PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 15 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds deposited hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, this Escrow Agreement has been executed as of the date and year first-above written.

JPMORGAN CHASE BANK, NA

By:
Saverio A. Lunetta Vice President

RTI BIOLOGICS, INC.

By:
Name: Title:

PIONEER SURGICAL TECHNOLOGY, INC.

By:
Name: Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholders’ Agent

By:
Name: Title: Managing Director

[PAYING AGENT AGREEMENT SIGNATURE PAGE]

Schedule 1

Telephone Number(s) and Signature(s) for Person(s) Designated to Give Instructions and Confirm Funds Transfer Instructions

If from Acquiror:

	Name	Telephone Number	Signature

1.

2.

3.

If from Stockholders’ Agent:

	Name	Telephone Number	Signature

1.	Mark Vogel	(415) 373-4020

2.	Paul Koenig	(303) 957-2850

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS

SCHEDULE 1

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of Acquiror.

EXHIBIT A

CERTIFICATION

[PURCHASER LETTERHEAD]

Via [Fax/Email] :

[DATE]

JPMorgan Chase Bank, N.A., as Agent

Attn:

Re: [Identify Agreement]

Dear [            ],

RTI Biologics, Inc. hereby certifies that the information provided on the Holders List forwarded to you via email on         , 2013 is true and correct as of the Effective Time. The total number of certificates and Merger Consideration is as set forth below:

Number of Certificates:

Merger Consideration:

Sincerely, RTI BIOLOGICS, INC.

By:
Name: Title:

Exhibit B

Letter of Transmittal

Exhibit C

AFFIDAVIT AND INDEMNIFICATION CONCERNING LOST

CERTIFICATE(S)

Exhibit D

Schedule of Fees and Disclosures for Agent Services

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee	$	WAIVED

Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

Annual Administration Fee	$	(To Be Determined	)

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.

Extraordinary Services and Out-of Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Agent’s then standard rate. Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees, and other charges, including those levied by any governmental authority.

Fee Disclosure & Assumptions: Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. The Agent reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees. Payment of the invoice is due upon receipt

The Merger Consideration shall be continuously held uninvested.

Disclosures and Agreements

Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, you acknowledge that Section 326 of the USA PATRIOT Act and Agent’s identity verification procedures require Agent to obtain information which may be used to confirm your identity including without limitation name, address and organizational documents (“identifying information”). You agree to provide Agent with and consent to Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Agent.

OFAC Disclosure. Agent is required to act in accordance with the laws and regulations of various jurisdictions relating to the prevention of money laundering and the implementation of sanctions, including but not limited to regulations issued by the U.S. Office of Foreign Assets Control. Agent is not obligated to execute payment orders or effect any other transaction where the beneficiary or other payee is a person or entity with whom the Agent is prohibited from doing business by any law or regulation applicable to Agent, or in any case where compliance would, in Agent’s opinion, conflict with applicable law or banking practice or its own policies and procedures. Where Agent does not execute a payment order or effect a transaction for such reasons, Agent may take any action required by any law or regulation applicable to Agent including, without limitation, freezing or blocking funds.

Abandoned Property. Agent is required to act in accordance with the laws and regulations of various states relating to abandoned property and, accordingly, shall be entitled to remit dormant funds to any state as abandoned property in accordance with such laws and regulations.

THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING, BUT NOT LIMITED TO, FEDERAL RESERVE REGULATION D. WHERE SPECIFIC INVESTMENTS ARE NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.

Demand Deposit Account Disclosure. Agent is authorized, for regulatory reporting and internal accounting purposes, to divide an escrow demand deposit account maintained in the U.S. in which the Fund is held into a non-interest bearing demand deposit internal account and a non-interest bearing savings internal account, and to transfer funds on a daily basis between these internal accounts on Agent’s general ledger in accordance with U.S. law at no cost to the Parties. Agent will record the internal accounts and any transfers between them on Agent’s books and records only. The internal accounts and any transfers between them will not affect the Fund, any investment or disposition of the Fund, use of the escrow demand deposit account or any other activities under this Agreement, except as described herein. Agent will establish a target balance for the demand deposit internal account, which may change at any time. To the extent funds in the demand deposit internal account exceed the target balance, the excess will be transferred to the savings internal account, unless the maximum number of transfers from the savings internal account for that calendar month or statement cycle has already occurred. If withdrawals from the demand deposit internal account exceeds the available balance in the demand deposit internal account, funds from the savings internal account will be transferred to the demand deposit internal account up to the entire balance of available funds in the savings internal account to cover the shortfall and to replenish any target balance that Agent has established for the demand deposit internal account. If a sixth transfer is needed during a calendar month or statement cycle, it will be for the entire balance in the savings internal account, and such funds will remain in the demand deposit internal account for the remainder of the calendar month or statement cycle.

Unlawful Internet Gambling. The use of any account to conduct transactions (including, without limitation, the acceptance or receipt of funds through an electronic funds transfer, or by check, draft or similar instrument, or the proceeds of any of the foregoing) that are related, directly or indirectly, to unlawful Internet gambling is strictly prohibited.

EXHIBIT I

Amendment to Tissue Distribution Agreement (Shipping) with LifeLink

EXHIBIT J

Schedules to Agreement

Schedule 1—Certain Definitions

“401(k) Plan” has the meaning set forth in Section 2.3(b)(iii).

“401(k) Termination Expenses” has the meaning set forth in Section 8.12.

“Acquiror” has the meaning set forth in the preamble.

“Acquiror Indemnified Person” has the meaning set forth in Section 11.2(a).

“AdvaMed Code” has the meaning set forth in Section 5.21(h).

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Aggregate Common Stock Cash-Out Amount” means the total amount payable to Common Stockholders at Closing pursuant to Section 4.1(d) out of the Net Merger Consideration.

“Aggregate Preferred Stock Cash-Out Amount” means the total amount payable to Preferred Stockholders at Closing pursuant to Section 4.1(d) out of the Net Merger Consideration.

“Aggregate Threshold” has the meaning set forth in Section 11.3(a).

“Agreement” has the meaning set forth in the preamble.

“Agreement Date” has the meaning set forth in the preamble.

“Applicable Percentage” means the percentage of any distribution by the Paying Agent (other than a distribution of Net Merger Consideration) to which a Stockholder is entitled, which shall be calculated pursuant to Section 4.1(d) with the amount being distributed being treated as if it were additional Net Merger Consideration.

“Approval” has the meaning set forth in Section 5.3(d).

“Articles of Incorporation” means the Company’s Third Amended and Restated Articles of Incorporation dated September 12, 2012 and as currently in effect.

“Balance Sheet” has the meaning set forth in Section 5.4(b).

“Balance Sheet Date” has the meaning set forth in Section 5.4(b).

“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in Ann Arbor, Michigan.

“Capital Stock” means the Common Stock and the Preferred Stock.

“Cash Negative Adjustment Amount” has the meaning set forth in Section 4.9(g).

“Cash Positive Adjustment Amount” has the meaning set forth in Section 4.9(i).

“Certificate of Merger” has the meaning set forth in Section 2.1.

“Certificates” has the meaning set forth in Section 4.1(b)(i).

“Change in Control Payments” means any retention or transaction bonus or other payment of fee that becomes payable to Company employees, former equityholders, officers, directors and/or Company contractual partners (landlords, customers, vendors, suppliers, licensors, etc.) by virtue of, the Merger, plus the amount of any Employment Taxes payable with respect thereto; provided, however, that payments that would not be due in the event the Surviving Company were to retain an employee from and after the Closing in the same position and on the same terms shall not be Change in Control Payments and shall be the sole obligation of the Surviving Corporation.

“Charter Documents” means the articles of incorporation, charter, bylaws, operating agreement, partnership agreement, shareholders or membership agreement, or equivalent organizational or governing documents, as applicable, of a Person.

“Claim Certificate” has the meaning set forth in Section 11.5(a).

“Claim Dispute Notice” has the meaning set forth in Section 11.6(a).

“Claims Period” has the meaning set forth in Section 11.4(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Amount Per Common Share” means the quotient of (i) an amount of cash equal to the Net Merger Consideration payable to Common Stockholders, divided by (ii) the total number of shares of Common Stock outstanding immediately prior to the Effective Time (including any Conversion Shares).

“Closing Cash Certificate” means a certificate executed by the Chief Financial Officer of the Company dated as of the Closing Date, certifying on behalf of the Company an itemized list of all bank accounts of the Company and estimating the Company Cash and cash equivalent balances of the Company in each such account as of the close of business on the day immediately prior to the Closing Date and estimating an aggregate total of such Company Cash and cash equivalents; provided, however, that the Company providing the Closing Cash Certificate shall in no way limit or impair the Stockholders’ Agent’s right to deliver an NWC & Cash Objection Certificate.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common First Tranche Proceeds” has the meaning set forth in Section 4.1(d)(i).

“Common Second Tranche Proceeds” has the meaning set forth in Section 4.1(d)(ii).

“Common Third Tranche Proceeds” has the meaning set forth in Section 4.1(d)(iii).

“Common Stock” means the shares of Common Stock, without par value, of the Company.

“Common Stockholders” means holders of the Common Stock.

“Company” has the meaning set forth in the preamble.

“Company Authorizations” has the meaning set forth in Section 5.7(b).

“Company Cash” means the consolidated cash and cash equivalents of the Company as of the Closing Date, as adjusted for outstanding checks or “checks in the drawer,” all as determined in accordance with GAAP.

“Company Disclosure Letter” has the meaning set forth in the preamble to Article 5.

“Company Employee Plans” means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and any incentive compensation (equity or otherwise), deferred compensation, severance, retention, change in control, employment, fringe benefit, cafeteria, insurance, disability, health, paid time off or other plan, policy, arrangement, or agreement that is not an “employee benefit plan” (as so defined), that is made, provided, or maintained by the Company or any Subsidiary (or has been made, provided, or maintained at any time during the ten-year period ending on March 31, 2013) with or for the benefit of any of its or their current or former employees (or any of their respective spouses, dependents or beneficiaries), or to, under or with respect to which the Company or any Subsidiary contributes (or has any obligation to contribute), or has, or could reasonably be expected to have, any Liability, or is a party.

“Company Intellectual Property” means Intellectual Property owned by, or purported to be owned by, the Company and its Subsidiaries.

“Company Optionholder” means a holder of Company Options.

“Company Options” means options to purchase shares of Capital Stock or other securities of the Company or any Subsidiary.

“Company Patent Rights” has the meaning set forth in Section 5.9(b).

“Company Products” means the products and biologics manufactured by or on behalf of the Company and/or any Subsidiary for subsequent marketing, sale, resale, or distribution to a third party.

“Company Representatives” has the meaning set forth in Section 8.2.

“Company Voting Debt” has the meaning set forth in Section 5.2(f).

“Company Warrants” means warrants to purchase Capital Stock or other securities of the Company or any Subsidiary.

“Confidentiality Agreement” has the meaning set forth in Section 8.3(a).

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect.

“Conversion Shares” mean any shares of Common Stock issued (but not issuable) upon the voluntary conversion of Preferred Stock by the Preferred Shareholders in accordance with the conversion procedure and at the applicable conversion ratio as set forth in Section 2.5(a)(i) of the Articles of Incorporation prior to the termination of such conversion rights at the close of business on the last day preceding the Closing.

“D&O Indemnitees” has the meaning set forth in Section 8.19(a).

“Deemed Liquidation Event” has the meaning set forth in the Articles of Incorporation as in existence on the Agreement Date.

“Designated Employees” has the meaning set forth in Section 8.11.

“Designated Separation Expenses” has the meaning set forth in Section 8.11.

“Dollars” or “$” shall mean U.S. dollars.

“Dollar One Indemnity Items” has the meaning set forth in Section 11.3(b).

“Effective Time” has the meaning set forth in Section 2.4.

“Employment Taxes” means the employer portion of any payroll or employment Taxes due and payable with respect to any compensatory payments made in connection with this Agreement, including any Change in Control Payments.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, levy, easement, assessment, charge, security interest, title retention device, conditional sale or other security arrangement, rights of first refusal, options to purchase collateral assignment, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset), and contracts to create in the future any such Encumbrance or suffer any of the foregoing.

“Environmental and Safety Laws” has the meaning set forth in Section 5.10(a)(i).

“ERISA Affiliate” means any entity that would be deemed a “single employer” with the Company under Section 414 of the Code or under “common control” with the Company under Section 4001(b)(1) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in Section 11.1.

“Escrow Agreement” has the meaning set forth in Section 2.3(a)(iv).

“Escrow Cash” means an amount of cash equal to Thirteen Million Dollars ($13,000,000).

“Escrow Cash Individual Amount” means the product of (i) the Escrow Cash (plus all interest accrued thereon) multiplied by (ii) the Applicable Percentage for each Stockholder.

“Escrow Fund” has the meaning set forth in Section 11.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Indemnified Loss” has the meaning set forth in Section 11.3(a).

“Extended Escrow Period” has the meaning set forth in Section 11.4(a).

“Facilities” has the meaning set forth in Section 5.10(a)(iv).

“FDA” has the meaning set forth in Section 5.21(a).

“FDCA” has the meaning set forth in Section 5.21(a).

“Financial Statements” has the meaning set forth in Section 5.4(a).

“Flow of Funds Memorandum” has the meaning set forth in Section 8.9(c).

“Foreign Plan” has the meaning set forth in Section 5.12(h).

“Fundamental Representations” has the meaning set forth in Section 12.1.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

“Government Contract” has the meaning set forth in Section 5.16(a)(xxiii).

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“Hazardous Materials” has the meaning set forth in Section 5.10(a)(ii).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to the Company and/or any Subsidiary, (i) all indebtedness for borrowed money, (ii) any other indebtedness owed by the Company under any credit agreement or facility, or evidenced by any note, bond, debenture or other debt security or instrument made or issued by the Company or any Subsidiary, (iii) all letters of credit, performance bonds or bankers acceptances, (iv) all indebtedness secured by a security interest, pledge or mortgage on the Company’s or any Subsidiary’s assets, (v) all capitalized lease obligations, synthetic lease obligations and sale leaseback obligations, whether secured or unsecured, (vi) all obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions, (vii) all direct or indirect guarantees of any of the foregoing for the benefit of any Person, (viii) any unfunded amounts under any deferred compensation plans, agreements or arrangements of the Company and/or any Subsidiary to the extent not accrued, (ix) any non-ordinary course deferred compensation/revenue not reflected on the Company’s financial statements, and (xi) all interest, premium and prepayment penalties payable in respect of any of the foregoing.

“Indebtedness to be Repaid” has the meaning set forth in Section 2.3(b)(xi).

“Indemnifiable Closing Costs” means any and all Indebtedness to be Repaid, Transaction Expenses and Change in Control Payments that are unpaid as of the Effective Time and have not been taken into account in the calculation and distribution of the Net Merger Consideration.

“Indemnifiable Damages” has the meaning set forth in Section 11.1.

“Indemnified Person” or “Indemnified Persons” means an Acquiror Indemnified Person or a Seller Indemnified Person, whichever is applicable.

“Independent Accounting Firm” means KPMG (or, if KPMG cannot or will not act, or Acquiror and the Stockholders’ Agent mutually agree not to use KPMG, another accounting firm of national reputation mutually acceptable to Acquiror and the Stockholders’ Agent).

“Information Statement” has the meaning set forth in Section 8.1(b).

“Initial Escrow Period” has the meaning set forth in Section 11.4(a).

“Insurance Cap” has the meaning set forth in Section 8.19(b).

“Intellectual Property” means all intellectual property, regardless of form, including: (i) patents and patent applications, published and unpublished works of authorship, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, mask works, and sound recordings; (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items; (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features (“Trademarks”); and (iv) trade secrets, confidential information, and information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques.

“Investments” means shares of capital stock of any corporation, limited and/or general partnership interests in partnerships or membership interests in limited liability companies, or other equity or debt instruments in any other Person, and proceeds from the sale thereof.

“knowledge”, “knowledge of the Company”, “to the Company’s knowledge” and words of similar import means the actual knowledge of the individuals identified on Schedule 2 to this Agreement (the “Entity Representatives”) after reasonable and diligent inquiry.

“Leased Properties” has the meaning set forth in Section 5.8(c).

“Legal Proceeding” has the meaning set forth in Section 5.6.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to any of its respective assets, properties or businesses.

“Letter of Transmittal and Release” has the meaning set forth in Section 4.1(b)(i).

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract, regardless of whether such debt, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“LifeLink Foundation Agreement” means the Tissue Distribution Agreement (Shipping), dated as of July 1, 2009, by and between LifeLink Foundation, Inc. and the Company.

“Major Holder” means the Stockholders listed on Schedule 3.

“Material Adverse Effect” with respect to any entity means any change, event, violation, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement: (i) is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, capitalization, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) materially impedes or delays such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (A) changes in general business or economic conditions, including financial, banking or securities markets (or any disruption thereof); (B) any act of God or national disaster or changes in international political or social conditions, including acts of war, terrorism or violence; (C) changes in applicable Legal Requirements; (D) changes in GAAP; (E) any Effect that affects an industry in which the Company operates generally, including, without limitation, changes in prices of commodities or supplies used by the Company; (F) any Effect resulting from or related to a change in foreign currency exchange rates; (G) any Effect resulting from or related to any event, condition, circumstance or fact disclosed on the Company Disclosure Letter prior to the date hereof; and (H) compliance with the specific provisions of, or the taking of any action specifically required by, this Agreement, unless in the case of the foregoing clauses (A), (B), (C) and (E), such changes referred to therein have a disproportionate effect on such entity relative to other Persons engaged in the same or comparable business.

“Material Contract” has the meaning set forth in Section 5.16(a).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means that amount equal to: (i) One Hundred Thirty Million Dollars ($130,000,000.00); plus (ii) the sum of: (a) the Company Cash as of immediately prior to the Closing; as set forth in the Closing Cash Certificate and (b) the amount, if any, by which Net Working Capital is more than Thirty-Five Million Dollars ($35,000,000.00) as of immediately prior to the Closing as set forth in the Net Working Capital Certificate; plus (iii) the aggregate amount of the Designated Separation Expenses and 401(k) Termination Expenses paid or incurred prior to the Closing; minus the amount, if any, by which the Net Working Capital is less than Thirty-Five Million Dollars ($35,000,000.00) as set forth in the Net Working Capital Certificate, minus the amount of any Indebtedness at the Closing other than Indebtedness to be Repaid.

“Merger Sub” has the meaning set forth in the preamble.

“Michigan Law” means the Michigan Business Corporation Act of 1972, as amended.

“Net Merger Consideration” has the meaning set forth in Section 4.1(d).

“Net Working Capital” means (i) the Company’s consolidated total current assets as of the Closing Date (as determined in accordance with GAAP, as historically applied by the Company) less (ii) the Company’s consolidated total current liabilities as of the Closing Date (as determined in accordance with GAAP, as historically applied by the Company). For purposes of calculating Net Working Capital, (A) the Company’s current liabilities shall exclude all Indebtedness, Transaction Expenses, Change in Control Payments, and the amount of deferred tax liabilities, any other liabilities paid out of the Merger Consideration (for avoidance of doubt, the Company’s Current Liabilities shall not exclude the Company’s accrued expenses for annual bonus payments or other bonuses that do not constitute Change in Control Payments except to the extent such bonuses are paid as of immediately prior to the Closing, and (B) the Company’s current assets shall exclude the Company Cash, deferred tax assets of the Company and refundable taxes. Net Working Capital shall be calculated in the manner set forth on Exhibit_J which indicates the Net Working Capital as of April 30, 2013

“Net Working Capital Certificate” means a certificate executed by the Chief Financial Officer of the Company, dated as of the Closing Date, estimating the amount of Net Working Capital as of the close of business on the day immediately preceding the Closing Date (including (i) the Company’s balance sheet prepared on a consistent basis with the Financial Statements, (ii) an itemized list of each element of the Company’s current assets, and (iii) an itemized list of each element of the Company’s total current liabilities); provided, however, the Company providing the Net Working Capital Certificate shall in no way limit or impair the Stockholders’ Agent’s right to deliver an NWC and Cash Objection Certificate.

“New Litigation Claim” has the meaning set forth in Section 8.7.

“Notice of Objection” has the meaning set forth in Section 4.9(b).

“NWC & Cash Calculations” has the meaning set forth in Section 4.9(a).

“NWC & Cash Objection Certificate” has the meaning set forth in Section 4.9(a).

“NWC Negative Adjustment Amount” has the meaning set forth in Section 4.9(f).

“NWC Positive Adjustment Amount” has the meaning set forth in Section 4.9(h).

“Objecting Party” has the meaning set forth in Section 4.9(a).

“Owned Real Properties” has the meaning set forth in Section 5.8(d).

“Paying Agent” has the meaning set forth in Section 4.1(a).

“Paying Agent Agreement” has the meaning set forth in Section 4.1(c).

“Permitted Encumbrances” means: (i) Encumbrances for Taxes that are not yet delinquent or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (ii) Encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (iv) Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (v) Encumbrances in favor of customs and revenue authorities arising as a matter of Legal Requirements to secure payments of customs duties in connection with the importation of goods; (vi) non-exclusive object code licenses of software by the Company in the ordinary course of its business consistent with past practice on its standard unmodified form of customer agreement (a copy of which has been made available to Acquiror); (vii) with respect to any real property, (a) applicable zoning Legal Requirements, building codes and other land use Legal Requirements, (b) easements, encumbrances, restrictions and other matters of record other than those securing any financing or other financial or monetary obligations, (c) non-monetary easements, encumbrances, restrictions and other matters that would be shown by an accurate ALTA title insurance policy or an accurate ALTA/ACSM survey, (d) rights of any landlords; and (viii) Encumbrances securing any financing or other obligation of the Company or a Subsidiary which is not or will not be required pursuant to any other provision of this Agreement to be released, paid off or otherwise fully discharged at or prior to the Closing or is not otherwise deducted from the Merger Consideration, and (e) Encumbrances imposed by the Charter Documents of the Company or any applicable securities Legal Requirements. For the avoidance of doubt, any Permitted Encumbrances shall not relieve the Company from the obligation to pay any monetary amount which is secured or evidenced by the Permitted Encumbrance to the extent otherwise required hereunder.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

“Preferred First Tranche Proceeds” has the meaning set forth in Section 4.1(d)(i).

“Preferred Second Tranche Proceeds” has the meaning set forth in Section 4.1(d)(ii).

“Preferred Third Tranche Proceeds” has the meaning set forth in Section 4.1(d)(iii).

“Preferred Stock” means the Series A Preferred Stock and Series B Preferred Stock.

“Preferred Stockholders” means holders of the Series A Preferred Stock and Series B Preferred Stock.

“Property” has the meaning set forth in Section 5.10(a)(iii).

“Pro Rata Percentage” means, with respect to each Stockholder, a fraction (expressed as a percentage) (i) the numerator of which is the individual amount of the Net Merger Consideration received by such Stockholder (excluding Merger Consideration received in its capacity as a creditor of the Company) and (ii) the denominator of which is the sum of the Net Merger Consideration by all Stockholders (excluding Merger Consideration received in their capacities as creditors of the Company).

“Real Property Leases” has the meaning set forth in Section 5.8(c).

“Reseller Agreement” has the meaning set forth in Section 5.16(a)(i).

“Schedule Supplement” has the meaning set forth in Section 8.18.

“Scheduled Company Intellectual Property” has the meaning set forth in Section 5.9(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Person” has the meaning set forth in Section 11.2(b).

“Series A Closing Amount Per Share” means an amount of cash equal to the product of (i) the Net Merger Consideration payable to Preferred Stockholders multiplied by the (ii) Series A Portion divided by (iii) the total number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time.

“Series A Portion” has the meaning set forth in Section 4.1(d).

“Series A Preferred Stock” means the Series A Preferred Stock, without par value, of the Company.

“Series A Stockholder” means any Stockholder holding shares of Series A Preferred Stock.

“Series B Closing Amount Per Share” means an amount of cash equal to the product of (i) the Net Merger Consideration payable to Preferred Stockholders multiplied by the (ii) Series B Portion divided by (iii) the total number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time.

“Series B Portion” has the meaning set forth in Section 4.1(d).

“Series B Preferred Stock” means the Series B Preferred Stock, without par value, of the Company.

“Series B Stockholder” means any Stockholder holding shares of Series B Preferred Stock.

“Significant Customer” has the meaning set forth in Section 5.18(a).

“Significant Supplier” has the meaning set forth in Section 5.18(b).

“Special IP Claim” has the meaning set forth in Section 11.8(b).

“Specified IP Claim” has the meaning set forth in Section 11.2(a).

“Spreadsheet” has the meaning set forth in Section 8.9(a).

“SRS Engagement Agreement” means that certain Engagement Agreement, dated on or about the date hereof, by and among Shareholder Representative Services LLC, the Company and certain of the Stockholders.

“Standard Inbound IP Agreements” means (i) non-disclosure agreements granting to the Company a limited right to use a third party’s confidential information entered into by the Company in the ordinary course of its business, consistent with past practice, (ii) “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with the Company Products, (iii) employment agreements and consulting agreements pursuant to which Company obtains rights to use Intellectual Property created in the scope of such employment or provision of services for the Company, and (iv) agreements granting Company a right to use the third party Trademarks in connection with Company’s marketing or advertising of Company, or Company Products or such third party’s products.

“Standard Outbound IP Agreements” means (i) non-disclosure agreements granting to a third party a limited right to use Company’s confidential information entered into by the Company in the ordinary course of its business, consistent with past practice, (ii) non-exclusive licenses to Company Products (which, to the extent Company Products are software, are licenses to object code) granted by the Company or other agreements pursuant to which Company has granted a license to Intellectual Property in the ordinary course of its business consistent with past practice, and (iii) agreements granting a third party a right to use the Company’s Trademarks in connection with such third party’s marketing or advertising of Company or Company Products.

“Stockholder Approval” has the meaning set forth in Section 5.3(a).

“Stockholder Consent” has the meaning set forth in the recitals.

“Stockholders” means the holders of shares of outstanding Capital Stock.

“Stockholders’ Agent” has the meaning set forth in Section 11.7(a).

“Stockholders’ Agent Expense Amount” an amount in cash equal to Two Hundred Thousand Dollars ($200,000.00).

“Stockholders’ Agent Individual Amount” means the product of (i) the Shareholders’ Agent Expense Fund that is from time to time distributable to the Stockholders and (ii) the Applicable Percentage.

“Stockholders’ Agent Expense Fund” means the Stockholders’ Agent Expense Amount held by the Stockholders’ Agent in accordance with this Agreement and the SRS Engagement Agreement.

“Stockholders’ Agent Expenses” has the meaning set forth in Section 11.7(b).

“Straddle Period” has the meaning set forth in Section 8.15(c).

“Subsidiary” means any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any fine or penalty, addition to tax or additional amount (whether disputed or not) imposed by the United States Internal Revenue Service or any other federal, state, cantonal, provincial, county, local or national Governmental Entity (whether domestic or foreign) or any subdivision or taxing agency thereof responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express obligation to assume such Taxes or to indemnify any other Person.

“Tax Proceeding” has the meaning set forth in Section 8.15(d).

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any Schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“Termination Date” has the meaning set forth in Section 10.1(b).

“Third Party Claim” has the meaning set forth in Section 11.8(a).

“Third Party Intellectual Property Rights” has the meaning set forth in Section 5.9(b).

“Threshold Amount” has the meaning set forth in Section 11.3(a).

“Transaction Expenses” means all third party fees, costs, expenses, payments, and expenditures incurred by the Company in connection with the consummation of the Merger and the negotiation, execution and performance of this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees, costs expenses, payments, and expenditures of legal counsel, accountants, financial advisors, investment bankers and brokers of the Company and any such fees, costs, expenses, payments, and expenditures incurred by Stockholders or other third parties paid for or to be paid for by the Company in connection with the Merger, this Agreement or the transactions contemplated hereby), including any amounts owed or payable to Company brokers and/or legal advisors. Notwithstanding anything to the contrary in this Agreement, no fees, costs or expenses of any kind or nature relating to the Paying Agent or the Escrow Agent shall be included in the definition of Transaction Expenses as they shall be borne by Acquiror.

“Transaction Information” has the meaning set forth in Section 8.3(c).

“Voting Agreement” has the meaning set forth in the recitals.

“WARN Act” has the meaning set forth in Section 5.12(n).